     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 2000

                                                      REGISTRATION NO. 333-93569
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                           JATO COMMUNICATIONS CORP.

             (Exact name of registrant as specified in its charter)

                DELAWARE                                    4813                                   84-1466226
    (State or other jurisdiction of             (Primary Standard Industrial        (I.R.S. Employer Identification Number)
     incorporation or organization)             Classification Code Number)

                           --------------------------

                               1099 18(TH) STREET
                                   SUITE 2200
                                DENVER, CO 80202
                                 (303) 226-8400

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                               GERALD K. DINSMORE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           JATO COMMUNICATIONS CORP.
                               1099 18(TH) STREET
                                   SUITE 2200
                                DENVER, CO 80202
                                 (303) 226-8400

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

           JAMES C.T. LINFIELD, ESQ.                                RICHARD L. NEVINS, ESQ.
               COOLEY GODWARD LLP                                       BAKER & MCKENZIE
        2595 CANYON BOULEVARD, SUITE 250                                805 THIRD AVENUE
               BOULDER, CO 80302                                       NEW YORK, NY 10022
                 (303) 546-4000                                          (212) 751-5700

                           --------------------------

        Approximate date of commencement of proposed sale to the public:

AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE


                                                                                                         AMOUNT OF
                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM        ADDITIONAL
        TITLE OF SECURITIES             AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING      REGISTRATION
         TO BE REGISTERED                REGISTERED            PER UNIT            PRICE(1)(2)            FEE(3)
Common Stock, $.01 par value.......      10,263,750             $15.00            $153,956,250            $7,645


(1) Includes shares that the underwriters have the option to purchase solely to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o).


(3) $7,645 paid herewith, and $33,000 paid in connection with the initial filing of this registration statement.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION


                  PRELIMINARY PROSPECTUS DATED MARCH 14, 2000


PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THIS PROSPECTUS IS DELIVERED IN FINAL FORM. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                8,925,000 SHARES


                                     [LOGO]

                           JATO COMMUNICATIONS CORP.

                                  COMMON STOCK
                               ------------------


    This is Jato's initial public offering of common stock. We will sell the first $125.0 million of common stock. If the gross proceeds exceed that amount, we and the selling stockholders will sell additional shares. See "Principal and Selling Stockholders."



    We expect the public offering price to be between $13.00 and $15.00 per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the common stock will trade on the Nasdaq National Market under the symbol "JATO."



    Immediately following the closing of this offering, we will issue and sell to a wholly owned subsidiary of Qwest Communications Corporation 178,571 shares of our common stock (based on an assumed initial public offering price of $14.00 per share) having an aggregate purchase price of $2.5 million in a private placement at the public offering price per share. We also have agreed to issue to the Qwest subsidiary a warrant to purchase 297,619 shares of our common stock (based on an assumed initial public offering price of $14.00 per share) having an aggregate exercise price of $5.0 million at an exercise price per share of 120% of the public offering price per share.


    INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 3 OF THIS PROSPECTUS.
                             ---------------------

                                                          PER SHARE    TOTAL
                                                          ---------    -----
Public Offering Price...................................     $           $
Underwriting Discounts..................................     $           $
Proceeds, before expenses, to Jato......................     $           $

                            ------------------------


    The underwriters may also purchase from us, and in some circumstances from the selling stockholders, up to an additional 1,338,750 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. See "Principal and Selling Stockholders."


    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    We expect that the shares of common stock will be ready for delivery in New
York, New York on or about             , 2000.
                            ------------------------

MERRILL LYNCH & CO.                                     BEAR, STEARNS & CO. INC.

                           THOMAS WEISEL PARTNERS LLC
                                ----------------

               The date of this prospectus is             , 2000.

[Inside front cover -- Picture of the sky with clouds overlaid with a map of the United States overlaid with the Company's network architecture. The top right hand corner of the inside front cover contains the text "Network Architecture."]


[Gatefold -- Map of United States highlighting selected markets throughout the United States in which we currently provide and intend to provide service by the end of 2000. Bottom left corner of gatefold contains logos or names of each of our strategic partners with the text "Strategic Relationships." The top left hand corner of the gatefold contains the text "Jato Service Area."]

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Summary.....................................................      1
Risk Factors................................................      3
Forward-Looking Statements..................................     14
Use of Proceeds.............................................     15
Dividend Policy.............................................     15
Capitalization..............................................     16
Dilution....................................................     17
Selected Consolidated Financial Data........................     19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     20
Business....................................................     26
Management..................................................     47
Principal and Selling Stockholders..........................     58
Certain Relationships and Related Transactions..............     62
Description of Capital Stock................................     65
Shares Eligible for Future Sale.............................     69
Underwriting................................................     71
Legal Matters...............................................     74
Experts.....................................................     74
Where You Can Find Additional Information...................     74
Index to Consolidated Financial Statements..................    F-1


                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF THEY GIVE YOU SUCH INFORMATION OR MAKE SUCH REPRESENTATIONS, YOU MUST NOT RELY UPON THEM AS HAVING BEEN AUTHORIZED BY US OR THE UNDERWRITERS. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THESE REGISTERED SECURITIES. IT IS ALSO NOT AN OFFER TO, OR A SOLICITATION OF AN OFFER FROM, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT WE HAVE HAD NO CHANGE IN OUR BUSINESS SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AT ANY TIME AFTER THE DATE OF THIS PROSPECTUS.


    We own applications for federal registration and claim rights in the service mark Jato. We also claim rights in the service marks JatoBridge and JatoDirect. This prospectus also refers to trade names and trademarks of other companies.



    We were incorporated in Delaware on June 12, 1998. Our principal executive office is located at 1099 18(th) Street, Suite 2200, Denver, Colorado 80202 and our telephone number is (303) 226-8400. The information contained on our Web site, www.jato.net, does not constitute part of this prospectus.

                                    SUMMARY


    THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION REGARDING OUR BUSINESS AND IS QUALIFIED BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD CAREFULLY READ AND CONSIDER THIS ENTIRE PROSPECTUS, INCLUDING THE "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND ALL RELATED NOTES BEFORE MAKING AN INVESTMENT DECISION.


                           JATO COMMUNICATIONS CORP.

OVERVIEW


    We provide our customers broadband data communications services including high speed Internet access, e-commerce, wide and local area networking and associated applications and services. Our services are tailored to meet the growing data communications needs of small- and medium-sized businesses in our targeted markets. We are developing a nationwide network platform based principally on digital subscriber line, or DSL, technology. DSL is a data transmission technology enabling high-speed access through an existing copper connection located between the network service provider and the end user. We have designed our network to accomodate a variety of local access technologies in addition to DSL. We intend to offer our services primarily through a direct sales force comprised of account managers, telesales personnel and specialized account groups. As more fully described in "Business--Strategic Alliances," we have entered into strategic arrangements with Global Crossing Bandwidth, Inc., Lucent Technologies, Microsoft Corporation and Qwest Communications Corporation in order to rapidly deploy our network and achieve our sales and operating goals.



    We have targeted 50 smaller metropolitan areas nationwide which we believe present attractive business opportunities and are currently undeserved by existing data communications providers. We estimate these secondary markets contain, in aggregate, approximately 2.8 million businesses and 145 cities. We expect to offer services in 40 of our targeted secondary markets by the end of 2000 and expect to offer services in all 50 of our targeted secondary markets by the middle of 2001. As of January 31, 2000, we offered service in four markets and have equipment installed in 160 incumbent carrier central offices which comprise an incremental six markets. As of January 31, 2000, we had approximately 725 lines in service and we were under contract to supply over 1,100 additional lines to our customers.



    Since inception, we have raised $74 million in equity from a group of investors that includes the following entities or their affiliates: ABN-AMRO, CEA Capital, Crest Communications, Global Crossing, Hambrecht & Quist, Mayfield Fund, Microsoft, TCI Satellite Entertainment and U.S. Telesource, Inc., a wholly owned subsidiary of Qwest Communications Corporation. Throughout this document, Qwest refers to Qwest or its subsidiary, as applicable. In addition, we have a $50 million vendor financing agreement with Lucent Technologies.


STRATEGY

    Our objective is to become a leading nationwide provider of data communications services to small and medium sized businesses in our target markets. Our strategy includes the following key elements:

    - Exploit early-mover advantage,

    - Acquire customers through direct marketing and other sales channels,

    - Offer a wide variety of Internet based applications and services, and

    - Retain customers through superior customer care and support.

                                  THE OFFERING


Common stock offered by Jato..............  8,925,000 Shares(1)
Common stock outstanding after this
  offering................................  53,553,284 Shares(2)
Use of proceeds...........................  We intend to use approximately $64.1 million of the net proceeds from the offering and the concurrent placement
                                            to Qwest to fund capital expenditures and operating
                                            losses related to the continued deployment of our
                                            network, an additional $30.0 million to expand sales and
                                            marketing activities and the remaining $22.9 million for
                                            working capital and other general corporate purposes.
Dividend policy...........................  We currently intend to retain any future earnings to fund the growth and development of our business.
                                            Therefore, we do not currently anticipate paying cash
                                            dividends.
Proposed Nasdaq National Market Symbol....  JATO


------------------------


(1) Our selling stockholders will sell shares in this offering if the aggregate gross proceeds of this offering exceed $125 million. See "Principal and Selling Stockholders."



(2) Based on the number of shares outstanding on March 1, 2000. Includes 34,842,805 shares of common stock to be issued upon conversion of our preferred stock, and the 178,571 shares of common stock to be issued to Qwest at an assumed initial public offering price of $14.00 per share upon the closing of the concurrent placement. Excludes 5,940,225 shares of common stock issuable upon the exercise of stock options outstanding as of March 1, 2000, with a weighted average exercise price of $2.60 per share, 334,808 of which were exercisable, 7,035 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $2.13 per share and the 297,619 shares of common stock issuable pursuant to a warrant with an aggregate exercise price of $5.0 million and a per share exercise price equal to 120% of the initial public offering price per share in this offering. Unless we indicate otherwise, all information in this prospectus pertaining to the purchase price per share for the shares to be sold to Qwest in the concurrent placement assumes an initial public offering price of $14.00 per share and the exercise price per share for the warrant to be issued to Qwest in the concurrent placement of $16.80, representing 120% of the assumed initial public offering price of $14.00 per share. See "Capitalization."

                            ------------------------


    EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES:



    - THE CONVERSION OF ALL OUTSTANDING SHARES OF PREFERRED STOCK INTO COMMON STOCK UPON THE CLOSING OF THE OFFERING



    - NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, AND



    - A 1.407-FOR-1 STOCK SPLIT OF THE COMMON STOCK TO BE COMPLETED PRIOR TO THE CLOSING OF THIS OFFERING.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN SHARES OF OUR COMMON STOCK. OUR BUSINESS AND RESULTS OF OPERATIONS COULD BE SERIOUSLY HARMED BY ANY OF THE FOLLOWING RISKS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

WE HAVE A SHORT OPERATING HISTORY UPON WHICH TO BASE YOUR INVESTMENT DECISION

    We were formed in June 1998 and have limited historical financial and operating data upon which you can evaluate our business and prospects. Prior to December 1999, we were considered a development stage company. We commenced commercial operations in June 1999. Investors in our common stock must consider our business and prospects in light of the risks and difficulties typically encountered by companies in their early stages of operations, particularly those in rapidly evolving markets such as the telecommunications industry.

BECAUSE THE MARKET FOR DSL AND OTHER BROADBAND SERVICES IS NEW AND EVOLVING, WE CANNOT PREDICT ITS FUTURE GROWTH OR ULTIMATE SIZE

    The market for DSL and other broadband services is in its early stage of development. Since this market is new and evolving and because our current and future competitors are likely to introduce competing services, we cannot accurately predict the rate at which this market will grow, if at all, or whether new or increased competition will result in market saturation. Various providers of similar communications services are testing products from various suppliers for various applications, and suppliers have not broadly adopted an industry standard. If the market for these services, or the 50 target markets we have identified, fail to develop, grow more slowly than anticipated or become saturated with competitors, these events could impair our ability to generate revenue and achieve profitability.

OUR STRATEGY OF TARGETING SECONDARY MARKETS IS UNPROVEN

    We believe that the combination of our unproven business model and the highly competitive and fast changing market in which we compete makes it impossible to predict the extent to which our network services will achieve market acceptance and our overall success. Our larger competitors have chosen to target the largest, most populous markets in the U.S., while we have elected to focus on smaller, less populous markets. To be successful, we must develop and market network services that are widely accepted by businesses at profitable prices. We may never be able to deploy our network as planned, achieve significant market acceptance, achieve favorable operating results or profitability or generate sufficient cash flow to repay our debt.

WE EXPECT OUR LOSSES AND NEGATIVE CASH FLOW TO CONTINUE AS WE EXPAND OUR NETWORK SERVICES

    We have incurred losses and experienced negative operating cash flow for each month since our formation. As of December 31, 1999, we had an accumulated deficit of approximately $15.3 million. We intend to rapidly and substantially increase our capital expenditures and will incur materially higher operating expenses in an effort to expand our network services. Furthermore, as a result of recent stock and option grants, we anticipate that there will be significant charges to earnings in future periods. As a result of these factors, we expect to incur substantial operating and net losses and negative operating cash flow for the foreseeable future. We will need to obtain additional financing to expand our network, pay our expenses, and make payments on our debt. We cannot give you any assurance about whether or when we will have sufficient revenues to satisfy our funding requirements or pay our debt service obligations.

OUR FAILURE TO ACHIEVE OR SUSTAIN MARKET ACCEPTANCE AT DESIRED PRICING LEVELS COULD IMPAIR OUR ABILITY TO ACHIEVE PROFITABILITY OR POSITIVE CASH FLOW

    We are expanding our operations based in part upon our prediction of future prices that we will attain for our services. Our failure to achieve or sustain market acceptance at desired pricing levels could impair our ability to achieve profitability or positive cash flow, which would have a material adverse effect on our business, prospects, operating results and financial condition. Prices for high-speed Internet access and other data transport and networking services have fallen historically and we expect this trend will continue and may accelerate. In addition, to expedite customer acquisition in new markets, we have reduced and expect that we will need to continue to reduce installation costs, provide customer premise equipment at prices below our own costs and provide discounted monthly service fees. Accordingly, we cannot predict to what extent we may need to reduce our prices to remain competitive or whether we will be able to sustain future pricing levels as our competitors introduce competing services or similar services at lower prices.

OUR OPERATING RESULTS IN ONE OR MORE FUTURE PERIODS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND COULD CAUSE OUR STOCK PRICE TO BE VOLATILE

    Our annual and quarterly operating results are likely to fluctuate significantly in the future due to numerous factors, many of which are outside of our control. These factors include:

    - our ability or inability to deploy our network on a timely basis;

    - the rate of customer acquisition and turnover;

    - the prices our customers are willing to pay;

    - the amount and timing of expenditures relating to the expansion of our network and service offerings;

    - the timing and availability of central office collocation facilities and transport facilities;

    - the expansion and success of our strategic alliances and relationships;

    - introduction of new services or technologies by our competitors;

    - price competition;

    - the ability of our equipment, applications and service suppliers to meet our needs;

    - regulatory developments, including interpretations of the 1996 Telecommunications Act;

    - technical difficulties or network downtime; and


    - the condition of the communications and network service industries and general economic conditions; and



    - the amount and timing of noncash charges resulting from compensation expenses.


    Because of these factors, our operating results in one or more future periods could fail to meet or exceed the expectations of securities analysts or investors. In that event, the trading price of our common stock would likely decline.

WE DEPEND ON OUR BILLING, CUSTOMER SERVICE AND INFORMATION SUPPORT SYSTEMS TO OPERATE OUR BUSINESS

    Information and processing systems are vital to our growth and ability to monitor costs, bill customers, process customer orders and achieve operating efficiencies. Our plans for the development and implementation of our operational and support systems rely, for the most part, on acquiring products and services offered by third-party vendors and integrating those products and services in-house to produce efficient operational solutions. However, we may not successfully identify all of our information and processing needs or implement these systems on a timely basis or at all, and these systems may not perform as expected.

    We have only recently begun to acquire rights to use these vital products and services. In addition, our right to use these systems will be dependent upon license agreements with third-party vendors. Some of those agreements may be cancelable by the vendor and the cancellation or nonrenewal of these agreements may interrupt our service until we find alternative suitable vendors.

OUR DEPENDENCE ON INCUMBENT CARRIERS FOR COLLOCATION AND TRANSMISSION FACILITIES COULD DELAY OUR ABILITY TO PROVIDE OUR SERVICES

    We must use copper telephone lines controlled by the incumbent carriers to provide DSL connections to customers. We also depend on the incumbent carriers for collocation, for a substantial portion of the transmission facilities we use to connect our equipment in incumbent carrier central offices to our network and for testing and maintaining the quality of the copper lines that we use. In many cases, we may be unable to obtain access to collocation and transmission facilities from the incumbent carriers, or to gain access at acceptable rates, terms and conditions, including timeliness. Lengthy periods between our request for and the actual provision of the collocation space and telephone lines will cause us to incur significant expenses in advance of the receipt of revenues. If sales that we forecast for a particular period do not occur due to these delays, or due to the loss of potential customers, our business, prospects, operating results, and financial condition could be materially and adversely affected.

    Because we will compete with incumbent carriers in our markets, they may be reluctant to cooperate with us. If this occurs, we may not have alternate means of connecting our DSL equipment with the copper lines or connecting our equipment in central offices to our switching centers. The number of other competitive carriers that request collocation space will also affect the availability of collocation space and transmission capacity. Delays in obtaining access to collocation space and telephone lines or the rejection of our applications for collocation could result in delays in, and increased expenses associated with, the rollout of our services.

WE DEPEND ON THE QUALITY AND AVAILABILITY OF EXISTING COPPER LINES

    We depend significantly on the quality and availability of incumbent carriers' copper lines and their maintenance of such lines. We may not be able to obtain the copper lines and the services we require from incumbent carriers at satisfactory quality levels, rates, terms and conditions. Our inability to do so could delay the expansion of our networks and degrade the quality of our services to our customers.

WE ARE UNABLE TO CONTROL THE TERMS AND CONDITIONS UNDER WHICH WE GAIN ACCESS TO INCUMBENT CARRIER COLLOCATION AND TRANSMISSION FACILITIES WHICH COULD CAUSE DELAYS IN OUR EXPANSION INTO ADDITIONAL MARKETS

    We are required to enter into and implement interconnection agreements in each of our target regions with the appropriate incumbent carrier in order to provide service in those regions. We cannot control the terms under which we collocate our equipment, connect to copper lines or gain the use of an incumbent carrier's transmission facilities. State tariffs, state public utility commissions and interconnection agreements with the incumbent carriers determine the price, terms and conditions under which collocation space is made available. We may be unable to negotiate, enter into or renew requisite interconnection agreements on acceptable terms or at all. In addition, disputes may arise between us and the incumbent carriers with respect to interconnection agreements, and we may be unable to resolve disputes in our favor. If we are unable to enter into or experience a delay in obtaining interconnection agreements, this inability or delay could cause delays in our expansion into additional markets. In addition, the interconnection agreements are subject to Federal Communications Commission, or FCC, state commission and judicial oversight. These government authorities may modify the terms of the interconnection agreements in a way that harms our business.

OUR DEPENDENCE ON THIRD PARTIES FOR TRANSPORT CONNECTIONS COULD EXPOSE US TO DELAYS

    We depend on the availability of transport connections from third parties to connect our equipment within and between our markets. These third party carriers include interexchange carriers, incumbent carriers and other competitive carriers. Many of these entities are, or may become, our competitors. We may be unable to negotiate and renew favorable supply agreements. Further, we depend on the timeliness of these companies to process our orders for customers who seek to use our services. Moreover, the backhaul and backbone transport providers whose networks we lease may be unable to obtain or maintain permits and rights-of-way necessary to develop and operate existing and future networks.

WE WILL RELY ON DIRECT SALES, WHICH MAY NOT BE A COST-EFFECTIVE METHOD OF SELLING OUR SERVICES TO BUSINESSES

    We will market and sell our products through a direct sales force supported by a dedicated marketing staff. The market for DSL and other broadband services is new, and our direct sales efforts may not be a cost-effective means of selling these services to businesses. Many of our competitors are selling their services indirectly through ISPs, or Internet service providers, other carriers, value-added resellers, and system integrators. Our direct method may prove to be a more costly approach. Although we believe that our success depends largely on maintaining a dedicated marketing staff and sales force, we may not achieve a level of sales sufficient to justify maintaining our own marketing staff and sales force.

WE WILL ALSO RELY ON INDIRECT SALES, WHICH MAY BE INEFFECTIVE

    We will also rely on indirect sales channels for the marketing and sales of our network services. We will seek to establish relationships with numerous service providers, including ISPs, interexchange carriers, other competitive carriers and value added resellers to gain access to customers. All of our agreements to date with service providers are non-exclusive, and we anticipate that future agreements will also be on a non-exclusive basis, allowing service providers to resell services offered by our competitors. These agreements are generally short term, and can be cancelled by the service provider without significant financial or other consequences. We cannot control how these service providers perform and cannot be certain that their performance will be satisfactory to us or our customers. Many of these companies also compete with us. If the number of customers we obtain through indirect sales channels is significantly lower than our forecast for any reason, or if the service providers with which we have contracted are unsuccessful in competing in their own intensely competitive markets, we will be unable obtain the market penetration required to achieve and sustain profitability.

INTENSE COMPETITION IN OUR TARGET MARKETS COULD PREVENT US FROM INCREASING REVENUE AND ACHIEVING OR SUSTAINING PROFITABILITY

    Our industry is highly competitive. We have not obtained significant market share in any of the areas where we offer or intend to offer services, nor do we expect to do so in the near future given the size of the local telecommunications market, the intense competition and the diversity of customer needs. In each market area in which we provide or intend to provide services, we compete or will compete with several other service providers and the variety of technologies they use for local access, high-speed connections. We anticipate the level of competition in our industry to intensify in the future due, in part, to increasing consolidation. We anticipate significant competition from:

    - Incumbent local exchange carriers, which have begun deploying DSL-based services or other high-speed data communications services, combined with existing wide area, metropolitan and local area networks;

    - DSL-based competitive local exchange carriers which are currently providing DSL-based services in numerous areas;

    - Interexchange carriers which are building and expanding their networks to support high-speed local access, including competitive DSL-based services, combined with metropolitan and wide area networks, as well as offering a full range of Internet services and applications;

    - Cable modem service providers which are offering high-speed Internet access over cable networks, and principally to residential customers, have positioned themselves to do the same for businesses;

    - Traditional competitive local exchange carriers which have recently begun offering DSL services to their customers;

    - ISPs which have begun to develop high-speed access capabilities to augment their existing products and services; and

    - Providers utilizing alternative technologies, such as wireless and satellite-based data service providers.

    Most of our current and potential competitors have longer operating histories, larger customer bases, more established relationships with customers and suppliers in their respective industries, greater name recognition and significantly greater financial, technical, marketing, service support and other resources than Jato. We also face intense competition with respect to the prices and types of services and products we offer. As a result, our competitors may be able to respond more quickly than we can to new and evolving opportunities, technologies or customer demands. For more information regarding our competition see "Business -- Competition."

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL TO FUND OUR OPERATIONS WHEN
NEEDED


    We have yet to generate significant revenues, and have no assurance of future revenues. We believe that our cash and cash equivalents at December 31, 1999, additional funds received from Global Crossing, Microsoft and Qwest, the proceeds from this offering and amounts available under our Lucent credit facility, will be adequate to fund our capital expenditures and operating losses through November 2000. We will not have completed our network deployment by then and will need additional capital, whether or not our estimate on how long current capital resources will last is accurate. If we are not able to raise additional funds when needed, we would be required to significantly scale back our operations. This would have a material adverse effect on our business, prospects, operating results and financial condition. There can be no assurance that additional capital will be available on terms acceptable to us, or at all.



    The expansion and development of our business will require significant additional capital. To realize our network deployment objectives, we spent $21.2 million in 1999, and expect to spend an additional $100 million in 2000. We will require additional financing to fund our capital expenditures and operating losses in the future. Our actual funding requirements may differ materially if our assumptions are incorrect.


    We may be unable to obtain any future equity or debt financing on acceptable terms or at all. Recently the financial markets have experienced extreme price fluctuations. A market downturn or general market uncertainty may adversely affect our ability to secure additional financing. If we are unable to obtain additional capital or are required to obtain it on terms less satisfactory than what we desire, we will need to delay deployment of our services or take other actions that could adversely affect our business, prospects, operating results and financial condition. To date, our cash flow from operations has been insufficient to cover our expenses and capital needs. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

WE MAY NOT BE ABLE TO SERVICE EXISTING AND FUTURE DEBT OBLIGATIONS, WHICH MAY BE SUBSTANTIAL, OR COMPLY WITH RESTRICTIVE COVENANTS IMPOSED BY OUR LENDERS

    Lucent has provided us with a $50 million credit facility which is secured by substantially all of our network equipment. We expect to borrow the entire amount of this facility. We expect to seek additional financing in the near future, which may include the incurrence of substantial debt obligations. We are not currently generating cash flows, and have no assurances of future cash flows, sufficient to fund our operations or repay existing or future debt. Thus, there is no assurance that we will be able to repay our existing debt or any additional debt in the future. In addition to the restrictive covenants imposed on us by our credit facility with Lucent, any debt we are able to raise in the future will likely contain restrictive covenants that would place additional burdens on our ability to execute our business plan or incur additional debt.

CHANGES TO REGULATIONS AFFECTING THE TELECOMMUNICATIONS INDUSTRY COULD REDUCE DEMAND FOR OUR PRODUCTS OR ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

    We are subject to regulation by the FCC, and by state public service and public utility commissions as a provider of telecommunications services. Changes in existing laws, policies or regulations in the states and localities we serve or by the FCC could materially and adversely affect our business, prospects, operating results or financial condition, particularly if those legal, regulatory or policy changes increase the cost and regulatory burdens of providing services. There can be no assurance that regulatory authorities in the areas we serve or the FCC will not take actions having an adverse effect on our business, prospects, financial condition or operating results. The 1996 Telecommunications Act has significantly altered regulation of the telecommunications industry by preempting state and local laws to the extent that they prevent competition and by imposing a variety of new duties on competitive carriers and incumbent carriers in order to promote competition in local exchange and access services. Although we believe that the 1996 Telecommunications Act and other trends in federal and state legislation and regulation that favor increased competition are to our advantage, there can be no assurance that the increased competitive opportunities or other changes in current regulations or future regulations at the federal or state level will not have a material adverse effect on our ability to expand into additional markets. See "Business -- Government Regulation."

FAILURE TO MANAGE OUR GROWTH COULD ADVERSELY AFFECT OUR BUSINESS

    To meet our objectives, we need to rapidly and significantly expand our operations. Our expansion to date has challenged our management, financial controls, operations systems, personnel and other resources. Any future rapid expansion would increase these strains. If our marketing strategy is successful, we may experience difficulties responding to customer demand for services and technical support in a timely manner and in accordance with customer expectations. As a result, rapid growth of our business would make it difficult to implement successfully our strategy to provide superior customer service. To manage the expected growth of our operations, we must:

    - improve existing and implement new operational, financial and management information controls, reporting systems and procedures;

    - hire, train and manage additional qualified personnel;

    - expand and upgrade our core technologies; and

    - effectively manage multiple relationships with our customers, suppliers and other third parties.

    We may not be able to install management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. Failure to manage our future growth effectively could adversely affect the expansion of our customer base and service offerings. Any failure to successfully address these issues could materially and adversely affect our business, prospects, operating results and financial condition.

UNLESS WE ARE ABLE TO KEEP PACE WITH RAPIDLY CHANGING TECHNOLOGY, WE WILL NOT BE ABLE TO SUSTAIN OR GROW OUR BUSINESS

    The telecommunications industry is subject to rapid and significant technological changes, including continuing developments in DSL technology, which does not have widely accepted standards, and alternative technologies for providing high-speed data communications. As a consequence:

    - we will rely on third parties, including some of our competitors and potential competitors, to develop and provide us with access to communications and networking technology;

    - our success will depend on our ability to anticipate or adapt to new technology on a timely basis; and

    - we expect that new products and technologies will emerge that may be superior to, or may not be compatible with, our products and technologies.

    If we fail to adapt successfully to technological changes or fail to obtain access to important technologies, our business will suffer.

WE MAY BE UNABLE TO EFFECTIVELY EXPAND OUR NETWORK SERVICES AND PROVIDE HIGH PERFORMANCE TO A SUBSTANTIAL NUMBER OF END USERS

    Due to the limited deployment to date of our network services, we cannot guarantee that our network will be able to connect and manage a substantial number of end users while achieving high performance. Further, our network may be unable to achieve and maintain competitive digital transmission speeds. Actual transmission speeds on our network will depend on a variety of factors and many of these factors are beyond our control, including the type of DSL technology deployed, the distance an end user is located from a central office, the quality of the telephone lines, the presence of interfering transmission on nearby lines and other factors. As a result, we may not be able to achieve and maintain digital transmission speeds that are attractive in the market which would harm our business.

OUR SERVICES MAY SUFFER BECAUSE THE TELEPHONE LINES WE REQUIRE MAY BE UNAVAILABLE OR IN POOR CONDITION

    Our ability to provide DSL-based services to potential customers depends on the quality, physical condition, availability and maintenance of telephone lines within the control of the incumbent carriers. We believe that the current condition of telephone lines in many cases will be inadequate to permit us to fully implement our network services. In addition, the incumbent carriers may not maintain the telephone lines in a condition that will allow us to implement our network effectively. The telephone lines may not be of sufficient quality or the incumbent carriers may claim they are not of sufficient quality to allow us to fully implement or operate our network services. Further, some customers use technologies other than copper lines to provide telephone services, and DSL might not be available to these customers.

IF WE ARE UNABLE TO RETAIN AND HIRE OUR KEY PERSONNEL, WE MAY NOT BE ABLE TO SUCCESSFULLY ACHIEVE OUR OBJECTIVES

    Our success depends on the performance of our key personnel in executing our business plan including the continued service of Gerald K. Dinsmore, our President and Chief Executive Officer, William D. Myers, our Senior Vice President, Finance and Strategic Planning and Chief Financial Officer, Terri L. Compton, our Executive Vice President, Operations and Chief Operating Officer and Rex A. Humston, our Senior Vice President, Engineering and Chief Technology Officer. Several members of our senior management team have joined Jato very recently. If they are unable to effectively integrate themselves into our business or work together as a management team, our business will suffer. See "Management." In addition, our employees, including members of our senior management team, may terminate their employment with us at any time. For instance, Brian Gast, Leonard Allsup, and Bruce Dines have resigned their officer positions. Messrs. Gast, Allsup and Dines have assisted us in identifying successors and are participating in an orderly transition process. In addition, Messrs. Gast and Allsup will continue to serve as directors until June 30, 2000. We also do not have "key person" life insurance policies on any of our employees. If any of our key employees left or was seriously injured and unable to work and we were unable to find a qualified replacement, our business could be harmed. Our future success also depends on our continuing ability to identify, attract, motivate and retain highly skilled personnel. We plan to significantly expand our operations, and we will need to hire additional personnel as our business grows. The industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. We face intense competition for qualified personnel, particularly in network engineering, sales and marketing and product development. If we are unable to continue to employ our key personnel or to attract and retain qualified personnel in the future our business, prospects, operating results and financial condition could be materially and adversely affected.

RELIANCE ON LUCENT FOR NETWORK DEPLOYMENT AND MONITORING COULD RESULT IN SIGNIFICANT DELAYS AND COSTS

    We entered into a strategic alliance with Lucent to install, integrate, monitor and maintain our nationwide broadband network. Any failure or inability by Lucent to perform these functions in a timely manner could cause significant delays and costs in providing services to our existing and prospective customers and deploying our network in our target markets. Any such failure could materially and adversely affect our business, prospects, operating results and financial condition. In addition, our alliance with Lucent is non-exclusive; they are providing or may provide similar services to our competitors.

OUR DEPENDENCE ON THIRD PARTIES FOR EQUIPMENT, INSTALLATION AND PROVISION OF FIELD MAY EXPOSE US TO SUPPLY AND OTHER INTERRUPTIONS

    We currently plan to purchase all of our equipment from a number of vendors and outsource substantially all of the installation and field service of our networks to third parties, principally Lucent. Our reliance on third party vendors involves a number of risks, including the absence of guaranteed capacity and reduced control over delivery schedules, quality assurance, production yields and costs. If any of our suppliers reduces or interrupts its supply, or if any significant installer or field service provider interrupts its service to us, this reduction or interruption could disrupt our business. Our suppliers may be unable to manufacture and deliver the amount of equipment we order, or the available supply may be insufficient to meet our demand. If our suppliers or licensors enter into competition with us, or if our competitors enter into exclusive or restrictive arrangements with the suppliers or licensors, then these events may materially and adversely affect the availability and pricing of the equipment we purchase.

WE COULD BE ADVERSELY AFFECTED BY A NETWORK FAILURE

    Our success will depend upon the capacity, reliability and security of our network. Our failure to maintain and expand our network infrastructure on a timely basis or adapt it to either changing customer requirements or evolving industry standards could have a material adverse effect on our business, prospects, operating results and financial condition. Because we expect that a substantial portion of our future revenues will be derived from providing tailored applications and services to our customers, we must continue to expand and adapt our network infrastructure as the number of end users and the amount of information they wish to transfer increase and as customer requirements change. If end user demand evolves to favor higher downstream transmission speeds than those we currently offer, we cannot be sure that we will be able to expand or adapt our network infrastructure to meet this additional demand or our customers' changing requirements on a timely basis, at a commercially reasonable cost, or at all.

INTERFERENCE OR CLAIMS OF INTERFERENCE COULD DELAY OUR NETWORK DEPLOYMENT OR HARM OUR SERVICES

    All transport technologies deployed on copper telephone lines have the potential to interfere with, or to be interfered by, other transport technologies on the copper telephone lines. We believe that our DSL technologies, like other transport technologies, do not interfere with existing voice services. There are several initiatives underway to establish national standards and principles for the deployment of DSL technologies. We believe that our technologies can be deployed consistently with these evolving standards. Nevertheless, incumbent carriers may claim that the potential for interference permits them to restrict or delay our deployment of DSL services. Interference could degrade the performance of our services or make us unable to provide service on selected lines. The procedures to resolve interference issues between competitive carriers and incumbent carriers are still being developed, and these procedures may not be effective. We may be unable to successfully negotiate interference resolution procedures with incumbent carriers. Moreover, incumbent carriers may make claims regarding interference or unilaterally take action to resolve interference issues to the detriment of our services. State or federal regulatory bodies could also institute responsive actions. Interference, or claims of interference, if widespread, would adversely affect our speed of deployment, reputation, brand image, service quality and customer satisfaction and retention.

UNCERTAIN FEDERAL AND STATE TAX AND OTHER SURCHARGES ON OUR SERVICES MAY INCREASE OUR PAYMENT OBLIGATIONS

    Telecommunications providers pay a variety of surcharges and fees on their gross revenues from interstate and intrastate services. The division of our services between interstate and intrastate services is a matter of interpretation, and in the future the FCC or relevant state commission authorities may contest this division. A change in the characterization of the jurisdiction of our services could cause our payment obligations to increase. In addition, pursuant to periodic revisions by state and federal regulators of the applicable surcharges, we may be subject to increases in the surcharges and fees currently paid.

CLAIMS AGAINST US ALLEGING OUR INFRINGEMENT OF A THIRD PARTY'S INTELLECTUAL PROPERTY COULD RESULT IN SIGNIFICANT EXPENSE TO US AND RESULT IN OUR LOSS OF SIGNIFICANT RIGHTS

    We rely on a combination of licenses, confidentiality agreements and other contracts to establish and protect our intellectual property rights. We have applied for service marks on certain terms and symbols that we believe are important for our business. We currently have no patents or patent applications pending. The steps we have taken may be inadequate to protect our technology or other intellectual property. Third parties may assert infringement claims against us and, in the event of an unfavorable ruling on any claim, we may be unable to obtain a license or similar agreement to use intellectual property we rely upon to conduct our business. In addition, these claims may divert management's attention and be costly to defend. We also rely on unpatented trade secrets and know-how to maintain our competitive positions, which we seek to protect, in part, by confidentiality agreements with employees, consultants and others. However, these agreements may be breached or terminated, and we may not have adequate remedies for any breach. In addition, our competitors may otherwise learn or discover our trade secrets. Our management personnel were previously employees of other telecommunications companies. In many cases, these individuals are conducting activities for us in areas similar to those in which they were involved prior to joining us. As a result, we or our employees could be subject to allegations of violation of trade secrets and other similar claims.

A GENERAL ECONOMIC DOWNTURN COULD ADVERSELY IMPACT DEMAND FOR OUR SERVICES

    In the last few years the general health of the economy has been relatively strong and growing, which has led to increased capital spending by individuals and growing companies to keep pace with rapid technological advances. To the extent the general economic health of the U.S. declines from recent historically high levels, or to the extent businesses and individuals fear a decline is imminent, these businesses and individuals may reduce expenditures for our services. Any decline or concern about an imminent decline could delay decisions among certain of our customers to roll out our services or could delay decisions by prospective customers to make initial evaluations of our services.

CONTROL BY EXISTING STOCKHOLDERS MAY LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER MATTERS REQUIRING STOCKHOLDER APPROVAL


    Following the offering, our executive officers, directors and our stockholders who currently own over five percent of our common stock will, in the aggregate, beneficially own approximately 46.85% of our outstanding common stock. These stockholders, if they vote together, will be able to significantly influence matters that we require our stockholders to approve, including electing directors and approving significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of Jato, which could result in a lower stock price. See "Principal and Selling Stockholders" for information about the ownership of common stock by our executive officers, directors and principal stockholders.



WE FACE RISKS RELATED TO YEAR 2000



    Our software and third party hardware and software we use for our internal systems to run our business may contain undetected errors or defects associated with Year 2000. If any such errors or defects do exist, we may incur material costs, which would adversely affect our business.


WE EXPECT OUR STOCK PRICE TO BE VOLATILE AND YOU MAY NOT BE ABLE TO RESELL SHARES AT OR ABOVE THE OFFERING PRICE

    You should be aware that the stock of companies in our industry have experienced extreme price and volume fluctuations. The price at which our common stock will trade will depend upon many factors, including our quarterly and annual operating results, variations between our actual results and analyst and investor expectations, announcements by us or others and developments affecting our business, investor perceptions of our company and comparable public companies, changes in our industry and general market and economic conditions. Some of these factors are beyond our control.

WE HAVE NOT PAID AND DO NOT INTEND TO PAY DIVIDENDS

    We have not paid any dividends, and we do not intend to pay cash dividends in the foreseeable future. Our current financing documents contain provisions which restrict our ability to pay dividends.

CERTAIN PROVISIONS IN OUR CORPORATE CHARTER AND BYLAWS MAY DISCOURAGE TAKE-OVER ATTEMPTS AND THUS DEPRESS THE MARKET PRICE OF OUR STOCK

    Some of the provisions that will be included in our restated certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition at a premium price. These provisions include:

    - authorizing the issuance of "blank check" preferred stock;

    - providing for a classified Board of Directors with staggered, three-year terms and limiting the removal of directors by the stockholders to removal for cause;

    - eliminating the ability of stockholders to act by written consent in lieu of a stockholder meeting or to call a special meeting of stockholders;

    - requiring a super-majority stockholder vote to effect certain amendments; and

    - requiring advance notice of stockholder proposals and stockholder nominations of directors.

    In addition, certain provisions of the Delaware General Corporation Law may deter someone from acquiring or merging with us, including a transaction that results in stockholders receiving a premium over the market price for the shares of common stock held by them. Section 203 of the Delaware General Corporation Law also imposes certain restrictions on mergers and other business combinations between us and any holder of more than 15% and less than 85% of our common stock. See "Description of Capital Stock -- Possible Anti-Takeover Matters."

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD CAUSE OUR STOCK PRICE TO FALL

    Sales of substantial amounts of common stock in the public market following this offering, or the appearance that a large number of shares is available for sale, could adversely affect the market price for the common stock. The number of shares of common stock available for sale in the public market will be limited by lock-up agreements under which the holders of substantially all of our outstanding shares of common stock and options and warrants to purchase common stock will agree not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Merrill Lynch & Co. However, Merrill Lynch & Co. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. In addition to the adverse effect a price decline could have on holders of common stock, that decline would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."

YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION IN NET TANGIBLE BOOK VALUE


    Because our common stock has in the past been sold at prices substantially less than the public offering price that you will pay, you will incur immediate and substantial dilution of $10.72 in the net tangible book value per share of the common stock from the price you pay for the common stock in this offering.


MANAGEMENT HAS BROAD DISCRETION TO USE THE PROCEEDS FROM THIS OFFERING

    Our management will have broad discretion over the use of proceeds we raise in this offering, and you must rely on the judgment of management in the application of our net offering proceeds. See "Use of Proceeds."

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about Jato, including, among other things:

           - Our anticipated growth strategies;

           - Our intention to introduce new applications and services;

           - Our future expenditures for network deployment;

           - Our ability to continue to control costs and maintain quality; and

           - Anticipated trends in our business, including trends in technology and the growth of broadband applications and services.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus might not occur. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, those discussed in "Risk Factors," "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus.

                                USE OF PROCEEDS


    We estimate that our net proceeds from the sale of 8,925,000 shares of common stock in this offering will be approximately $114.5 million, or approximately $120.9 million if the underwriters' over-allotment option is exercised in full, based upon an assumed initial public offering price of $14.00 per share, after deducting underwriting discounts and commissions and estimated expenses payable by us. Of the 1,338,750 shares to be sold if the underwriters' over-allotment option is exercised in full, we will sell 492,590 shares and the selling stockholders will sell 846,160 shares (based on an assumed initial public offering price of $14.00 per share). We will not receive any of the proceeds of the shares sold by the selling stockholders upon the exercise of the underwriters' over-allotment option. Please see "Principal and Selling Stockholders" for a description of the allocation of the shares to be sold by the selling stockholders in this offering. In addition, we will receive $2.5 million of additional proceeds from the concurrent placement to Qwest.



    We expect to use approximately $64.1 million of our net proceeds from this offering to fund capital expenditures related to the continued deployment of our network, $30.0 million for the expansion of our sales and marketing activities, and $22.9 million for working capital and other general corporate purposes.



    In particular, we expect to make capital expenditures of approximately
$100 million during 2000 for equipment purchases and expansion of our network. We expect to require additional financing to fund our capital expenditures and operating losses in the future. The amounts we actually expend in such areas may vary significantly and will depend on a number of factors, including our future revenues. Accordingly, management will retain broad discretion in the use of the net proceeds of this offering. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. Pending such uses, the net proceeds of this offering will be invested in short term, interest bearing, investment grade securities.


                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, covenants in our debt instruments and such other factors as the board of directors deems relevant. In addition, our current financing documents restrict our ability to pay dividends.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 1999:

    - on an actual basis;


    - on a pro forma basis to give effect to the receipt of proceeds of $25 million for our sale of 4,464,285 shares of Series D preferred stock at a price of $5.60 per share in January and February 2000 and the exercise of warrants to purchase 28,140 shares of common stock for $60,000; and



    - on a pro forma and as adjusted basis to reflect the automatic conversion of all of the outstanding shares of our preferred stock, the receipt of the estimated net proceeds from the sale of common stock offered by us in this offering, after deducting estimated underwriting discounts and estimated offering expenses payable by us and the receipt of the net proceeds from the sale of 178,571 shares of our common stock (based on an assumed initial public offering price of $14.00 per share) to Qwest at an aggregate purchase price of $2.5 million in the concurrent placement.


    You should read this table in conjunction with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.


                                                                      AS OF DECEMBER 31, 1999
                                                              ---------------------------------------
                                                                                           PRO FORMA
                                                                                               AS
                                                              ACTUAL(1)     PRO FORMA       ADJUSTED
                                                              ---------   --------------   ----------
                                                                          (IN THOUSANDS)
Cash and cash equivalents...................................   $15,017       $40,077        $157,081
                                                               =======       =======        ========
DEBT:
Long-term debt..............................................   $16,868       $16,868        $ 16,868
STOCKHOLDERS' EQUITY:
Series A preferred stock, $.01 par value, 1,751,985 shares
  authorized actual and pro forma and no shares authorized
  pro forma as adjusted; 1,751,985 shares issued and
  outstanding actual and pro forma and no shares issued and
  outstanding pro forma as adjusted.........................     1,301         1,301              --
Series B preferred stock, $.01 par value, 13,615,322 shares
  authorized actual and pro forma and no shares authorized
  pro forma as adjusted; 13,615,322 shares issued and
  outstanding actual and pro forma and no shares issued and
  outstanding pro forma as adjusted.........................    20,174        20,174              --
Series C preferred stock, $.01 par value; 8,550,000 shares
  authorized actual, 4,932,308 shares authorized pro forma
  and no shares authorized pro forma as adjusted; 4,932,308
  shares issued and outstanding actual and pro forma and no
  shares issued and outstanding pro forma as adjusted.......    27,561        27,561              --
Series D preferred stock, $.01 par value, no shares
  authorized actual, 5,000,000 shares authorized pro forma,
  and no shares authorized pro forma as adjusted; no shares
  issued and outstanding actual, 4,464,285 shares issued and outstanding pro forma and no shares issued and outstanding
  pro forma as adjusted.....................................        --        25,000              --
Common stock, $.01 par value, 80,000,000 shares authorized
  actual and pro forma and pro forma as adjusted; 9,564,524
  shares issued and outstanding actual; 9,592,664 shares
  issued and outstanding pro forma and 53,539,040 shares
  issued and outstanding pro forma as adjusted..............        96            96             535
Additional paid-in capital..................................    14,967        15,027         205,628
Deferred compensation.......................................   (13,735)      (13,735)        (13,735)
Accumulated deficit.........................................   (15,256)      (15,256)        (15,256)
                                                               -------       -------        --------
  Total stockholders' equity................................    35,108        60,168         177,172
                                                               -------       -------        --------
    Total capitalization....................................   $51,976       $77,036        $194,040
                                                               =======       =======        ========


------------------------------
(1) The number of shares of common stock in this table excludes:


    - 7,035 shares of common stock subject to issuance upon exercise of warrants outstanding as of December 31, 1999, all of which will expire if not exercised prior to the closing of this offering;



    - 5,733,455 shares of common stock issuable upon exercise of options outstanding under our 1998 equity incentive plan as of December 31, 1999; and



    - 297,619 shares of common stock (based on an assumed initial public offering price of $14.00 per share) subject to issuance upon exercise of the warrant issuable to Qwest at the concurrent placement for an aggregate exercise price of $5.0 million.

                                    DILUTION


    Our pro forma net tangible book value as of December 31, 1999 was $1.37 per share. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding after giving effect to the issuance of the Series D preferred stock, the conversion of all outstanding shares of preferred stock into common stock, the issuance of 28,140 shares of common stock (based on an assumed initial public offering price of $14.00 per share) pursuant to the exercise of a warrant and the issuance of 178,571 shares of common stock (based on an assumed initial public offering price of $14.00 per share) to Qwest in the concurrent placement. Without taking into account any other changes in the net tangible book value after December 31, 1999, other than to give effect to our receipt of the net proceeds from the sale of the 8,925,000 shares of common stock in this offering and the sale of the 178,571 shares of common stock (based on an assumed initial public offering price of $14.00 per share) to Qwest in the concurrent placement, our pro forma net tangible book value as of December 31, 1999 would have been approximately $175.5 million or $3.28 per share. This represents an immediate increase in net tangible book value of $1.91 per share to existing stockholders and an immediate dilution of $10.72 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share...........             $ 14.00
  Pro forma net tangible book value per share at
    December 31, 1999.....................................     1.37
  Increase per share attributable to new investors........     1.91
                                                            -------
Pro forma net tangible book value per share after this
  offering................................................                3.28
                                                                       -------
Dilution per share to new investors(1)....................             $ 10.72
                                                                       =======


------------------------


(1) If the underwriters' over-allotment option is exercised in full, dilution per share to new investors would be $10.63.


    The following table summarizes, on a pro forma basis as of December 31, 1999, the differences between existing stockholders and the new investors with respect to:


    - the number of shares of common stock purchased from us, after giving effect to the issuance of the Series D preferred stock and assuming conversion of all outstanding shares of preferred stock into common stock, the issuance of 28,140 shares of common stock (based on an assumed initial public offering price of $14.00 per share) pursuant to the exercise of a warrant and the issuance of 178,571 shares of common stock (based on an assumed initial public offering price of $14.00 per share) to Qwest in the concurrent placement for an aggregate purchase price of $2.5 million;


    - the total consideration paid to us; and

    - the average price per share existing stockholders and new investors pay when they buy common stock in this offering before deduction of estimated underwriting discounts and offering expenses.

    The calculation in this table with respect to shares to be purchased by new investors in this offering reflect an assumed initial public offering price of $14.00 per share.



                                                 SHARES PURCHASED        TOTAL CONSIDERATION
                                              ----------------------   -----------------------   AVERAGE PRICE
                                                NUMBER      PERCENT       AMOUNT      PERCENT      PER SHARE
                                              -----------   --------   ------------   --------   -------------
Existing stockholders.......................   44,614,040      83.3%   $ 81,171,000      39.4%      $  1.82
New investors...............................    8,925,000      16.7     124,950,000      60.6       $ 14.00
                                              -----------    ------    ------------    ------
  Total.....................................   53,539,040     100.0%   $206,121,000     100.0%
                                              ===========    ======    ============    ======



(1) Any sale of common shares by Jato's selling stockholders in this offering will reduce the number of common shares held by existing stockholders to 43,767,880 if the underwriters' over-allotment option is exercised in full or approximately 81.0%, of the total number of common shares outstanding upon the closing of this offering, and will increase the number of shares held by new public investors to 10,263,750 if the underwriters' over-allotment option is exercised in full or approximately 19.0%, of the total number of common shares outstanding after this offering.



    The foregoing discussion and tables exclude all common stock issuances after December 31, 1999 and assume no exercise of the underwriters' over-allotment option or of any outstanding stock options after December 31, 1999. As of December 31, 1999, there were outstanding options to purchase an aggregate of 5,733,455 shares of common stock at a weighted average exercise price of $1.95 per share. There will be further dilution to new investors to the extent any of these options are exercised.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data have been derived from our audited financial statements and notes. The consolidated financial statements are included elsewhere in this prospectus. You should read the following data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.


                                                              INCEPTION TO      YEAR ENDED
                                                              DECEMBER 31,     DECEMBER 31,
                                                                  1998             1999
                                                              ------------   -----------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                                           DATA)
STATEMENT OF OPERATIONS DATA:
Revenues....................................................     $--             $    315
Operating Expenses:
  Network and service costs.................................     --                 1,170
  Marketing expenses........................................     --                 1,919
  Selling, general and administrative.......................        404            11,152
  Amortization of deferred compensation.....................     --                   843
  Depreciation and amortization.............................          1               469
                                                                 ------          --------
Operating loss..............................................       (405)          (15,238)
Interest income.............................................          9               378
                                                                 ------          --------
Net loss....................................................     $ (396)         $(14,860)
                                                                 ======          ========
Net loss per common share (basic and diluted)...............     $(0.05)         $  (1.64)
Shares used in computing net loss per share.................      8,266             9,053
Unaudited pro forma net loss per common share (basic and
  diluted)(1)...............................................     $(0.04)         $  (0.64)
Shares used in computing pro forma net loss per share.......      9,036            23,099
OTHER FINANCIAL DATA:
EBITDA(2)...................................................     $ (404)         $(13,926)
Capital expenditures........................................         58            21,156
Net cash flows from:
  Operating activities......................................       (123)          (10,906)
  Investing activities......................................        (85)          (22,161)
  Financing activities......................................      1,478            46,814



                                                                      AS OF DECEMBER 31,
                                                              ----------------------------------
                                                                                       PRO FORMA
                                                                                          AS
                                                               ACTUAL      PRO FORMA   ADJUSTED
                                                              ----------   ---------   ---------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA(3):
Cash and cash equivalents...................................   $15,017      $40,077    $157,081
Property and equipment, net.................................    37,463       37,463      37,463
Total assets................................................    55,591       80,651     197,655
Total liabilities...........................................    20,483       20,483      20,483
Deferred compensation.......................................   (13,735)     (13,735)    (13,735)
Accumulated deficit.........................................   (15,256)     (15,256)    (15,256)
Total stockholders' equity..................................    35,108       60,168     177,172


------------------------------

(1) Unaudited pro forma net loss per share gives effect to the automatic conversion of the preferred stock into common stock, which will occur upon the closing of this offering.

(2) EBITDA consists of net loss excluding net interest, taxes, depreciation and amortization of capital assets, and amortization of deferred compensation. We believe that EBITDA is a measure of financial performance commonly employed in the telecommunications industry, and is useful to investors and analysts as an indicator of a company's ability to fund its operations and to service or incur debt. Conversely, negative EBITDA implies that a company is not currently generating sufficient income to fund its operations or service its debt. EBITDA is not a measure calculated under generally accepted accounting principles. Other companies may calculate EBITDA differently from us; consequently, our calculation of EBITDA may not be comparable to other companies' calculations of EBITDA. EBITDA is not an alternative to operating income as an indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity, and investors should consider these measures as well.

    In particular, EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statements of cash flows. Cash from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash (vs. accrual) basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid.


(3) The pro forma balance sheet information reflects the issuance of 4,464,285 shares of Series D preferred stock and the exercise of warrants to purchase 28,140 shares of common stock for $60,000. In addition, the pro forma as adjusted balance sheet information reflects the automatic conversion of the preferred stock, the receipt of the estimated net proceeds from the sale of common stock in this offering offered by us, after deducting estimated underwriting discounts and estimated offering expenses payable by us and the receipt of the estimated net proceeds from the sale of common stock to Qwest in the concurrent placement.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus. In the discussion below, we refer to the period from June 12, 1998 (date of inception) to December 31, 1998 as "1998."

OVERVIEW


    We provide broadband data network applications and services to small- and medium-sized businesses in our target secondary markets. We initiated our service in June 1999. As of January 31, 2000, we provided services in four markets and had collocated our equipment in six additional markets. We intend to expand our services into a total of 40 markets nationwide by the end of 2000 and expect to offer services in all 50 of our targeted secondary markets by the middle of 2001.


    Since inception on June 12, 1998, our principal activities have included:

    - obtaining required state and federal governmental authorizations;

    - negotiating and entering into interconnection agreements with incumbent carriers;

    - acquiring collocation space and deploying our network equipment;

    - identifying, pursuing and negotiating agreements with potential strategic partners;

    - developing criteria for market selection and analyzing potential markets against these criteria;

    - refining our customer targeting parameters;

    - launching service in target markets;

    - selling and marketing our applications and services;

    - hiring management and other personnel;

    - raising capital; and

    - developing and implementing our operations support system and other back office systems.

    We have incurred operating losses, net losses and negative earnings before interest, taxes, depreciation and amortization, or EBITDA, during each month since June 12, 1998. As of December 31, 1998 and 1999, we had an accumulated deficit of $396,000 and $15.3 million, respectively. We intend to substantially increase our capital expenditures and will incur materially higher operating expenses in an effort to rapidly deploy our network and introduce our applications and services. We expect to incur substantial operating losses, net losses and negative EBITDA as we expand our operations.

    We incur significant network and operations expenses, sales and marketing expenses and capital expenditures when we enter a new market. Once we have deployed our network in a market, the majority of our additional expenditures depend on orders to connect new end users. These additional expenditures primarily include DSL line cards, incremental digital subscriber line access multiplexers, or DSLAMs, and customer premise equipment, or CPE. In addition to the capital expenditures required to enter a market, we will be required to fund each market's cash flow deficit as we build our customer base.


    As a result of recent stock and option grants, there will be significant charges to earnings in future periods. As of December 31, 1999, Jato had recorded $13.7 million of unamortized deferred compensation. Such amount will be charged to earnings over the next several years. Further, we anticipate recording additional deferred compensation during the first quarter of 2000 related to stock option grants during that period.


FACTORS AFFECTING FUTURE OPERATIONS

    REVENUES. Initially, we expect to derive a majority of our revenues from broadband connectivity and communications services. Currently, we offer our services through our ISP and value added reseller customers directly to the end user. We bill these customers in advance for monthly recurring charges based on the data transfer speeds selected by the end user. We currently offer flat rate plans at wholesale prices for our high-speed access and connectivity services. We expect to offer our services directly to end users at retail prices in the future. These monthly fees will include charges for high-speed access and connectivity, Internet access and applications and services we provide. In addition to monthly service fees, end users are billed for nonrecurring service activation, CPE and installation charges. To encourage potential customers to adopt our services, we may offer reduced monthly prices for an initial period of time or reduced service activation, CPE, or installation charges. We expect that, as a result of competition, prices for our services will decline over time.

    As our business develops and we begin to offer additional applications and services, we expect to become less dependent on access and broadband connectivity revenues. By providing network-enabled applications, we expect to enhance our overall gross margins by adding additional revenues without incurring incremental fixed costs. We also believe that these additional services will enable us to build customer loyalty and effectively minimize customer turnover, or "churn."

    We seek to price our services competitively in relation to those of the incumbent carriers and other competitive carriers in each market. Current standard line prices that we charge to our wholesale customers for our services generally range from $70 per month for 144 Kbps service to $195 per month for
1.5 Mbps service before any discounts. During the past several years, market prices for many telecommunications services have been declining. Therefore, we anticipate prices for our services to decrease each year. As prices decline for any given speed of service, we expect that the total number of end users and the proportion of our end users purchasing our higher-speed, higher-priced services will increase. Our incremental cost to upgrade an end user's speed is generally minimal.

    Our future financial performance and our ability to achieve positive operating cash flow, if ever, will depend on a number of factors, some of which we cannot control. We believe that improvements in our financial performance depend largely on our ability to:

    - rapidly and cost-effectively deploy our network, including collocating our equipment in numerous central office facilities;

    - provide high quality services at competitive prices;

    - offer additional applications;

    - acquire customers in a cost-effective manner through direct and indirect sales channels;

    - attract qualified personnel, particularly in sales and marketing;

    - minimize customer turnover;

    - retain installation and wiring contractors to install equipment and wiring at customer premises on a timely and cost-effective basis;

    - cost-effectively manage increased selling, marketing, general and administrative expenses; and

    - indentify and integrate the necessary administrative and operations support systems to effectively manage our growth.

    NETWORK AND SERVICE COSTS. Our network expenses consist of nonrecurring and monthly recurring charges for the transport elements we choose to lease rather than own. We expect that these costs will increase significantly in the future. Nonrecurring network expenses include installation fees related to transport and local loop circuits. We expect these costs will be largely related to the activation of new central offices and new end users. Monthly recurring network expenses include transport fees, facility rent, power, license fees for applications and other fees charged by incumbent carriers, competitive carriers and other providers. Additionally, we pay monthly network maintenance and monitoring fees to Lucent. As our end user base grows, we expect the largest element of network expenses to be incumbent carrier charges for leased copper lines, which are typically approximately $20 per line per month, depending on the identity of the incumbent carrier and the location of the lines.

    MARKETING EXPENSES. Our marketing expenses consist primarily of expenses related to the development of our brand name, promotional materials and advertising. We expect that our marketing expenses will grow significantly as we enter new markets and offer our services on a nationwide basis.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Our general and administrative expenses consist primarily of costs related to personnel, customer service, finance, administrative services, recruiting and legal services. We expect that our selling and marketing costs will grow significantly as we expand our operations. However, we expect these expenses to decline as a percentage of our revenue as we build our customer base and the number of end users connected to our network increases.

    To attract and retain a highly qualified sales force, we plan to offer our sales personnel a compensation package consisting of a base salary plus commissions and stock options. We currently incent our sales personnel with commissions based on the number of lines sold. Previously earned commissions are reduced as a result of customer turnover.

    AMORTIZATION OF DEFERRED COMPENSATION. Deferred compensation arose as a result of granting stock awards to employees with purchase or exercise prices per share subsequently determined to be below the deemed fair values per share for financial reporting purposes of our common stock at the purchase or grant dates. The deferred compensation is being amortized over the applicable vesting period (generally 4 years).

    DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses include:

    - depreciation of network equipment;

    - depreciation of furniture, fixtures, computers and equipment; and

    - amortization of collocation costs.

    We expect depreciation and amortization expense to increase significantly as more of our network becomes operational and as we increase capital expenditures to expand our operations. Depreciation is computed on a straight-line basis over estimated useful lives ranging from three to seven years.

    INTEREST EXPENSE. We expect interest expense to increase substantially as we borrow funds under our credit facility with Lucent.

    TAXATION. We have not generated any taxable income to date and therefore have not paid any federal income taxes since inception. We expect to generate significant operating loss carryforwards. Use of our net operating loss carryforwards may be subject to limitations under Section 382 of the Internal Revenue Code of 1986, as amended. We have recorded a full valuation allowance on our deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its recoverability.

RESULTS OF OPERATIONS


    REVENUES. We first introduced services in June 1999 and recognized $315,000 of revenue for the year ended December 31, 1999. As of December 31, 1999, we had approximately 550 installed DSL lines. Average monthly recurring revenue per installed line for the period approximated $80. As of December 31, 1999, we had over 900 lines sold that were pending installation. We expect revenues to increase rapidly as our installed subscriber base increases. Initially, we will derive a majority of our revenue from DSL access and connectivity services. In the future, we expect to supplement our transport revenues by providing applications and services to our customers.


    NETWORK AND SERVICE COSTS. We did not incur any network and service costs during 1998. For the year ended December 31, 1999, network and service costs totaled $1.2 million.

    MARKETING EXPENSES. Marketing expenses totaled $1.9 million for the year ended December 31, 1999 and principally related to launch of our service in our initial markets.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses in 1998 and for the year ended December 31, 1999 were approximately $404,000 and $11.2 million, respectively. This increase was primarily due to increases in our personnel.

    AMORTIZATION OF DEFERRED COMPENSATION. No amortization of deferred compensation was recognized in 1998. For the year ended December 31, 1999, amortization of deferred compensation was $843,000. The unamortized balance of $13.7 million at December 31, 1999 will be amortized over the vesting period of each grant, which is generally four years.

    DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses in 1998 and for the year ended December 31, 1999 were approximately $1,000 and $469,000, respectively.

    INTEREST EXPENSE (INCOME) AND OTHER INCOME, NET. Net interest income and other income, net, for 1998 and for the year ended December 31, 1999 was approximately $9,000 and $378,000 respectively, and was primarily related to interest earned on invested balances.

LIQUIDITY AND CAPITAL RESOURCES

    As of December 31, 1999, we had an accumulated deficit of approximately $15.3 million and cash and cash equivalents of approximately $15.0 million. During 1998 and for the year ended December 31, 1999, the net cash used in our operating activities was approximately $123,000 and $10.9 million, respectively. This cash was used for a variety of operating purposes, including personnel costs, consulting and legal expenses, network operations and other administrative expenses. The net cash used in investing activities during 1998 and for the year ended December 31, 1999 was approximately $85,000 and $22.2 million, respectively, and was used primarily for the payment of collocation costs and the purchase of networking and other equipment. Net cash provided by financing activities in 1998 and for the year ended December 31, 1999 was approximately $1.5 million and $46.8 million, respectively, and primarily resulted from the sale of common and preferred stock.

    The development and expansion of our business will require significant capital expenditures. The principal capital expenditures incurred to enter each market include the procurement, design and construction of collocation space, and the purchase and installation of all necessary telecommunications equipment.


    The number of central offices that we expect to target in a market will vary, as will the average capital cost in a given market. Capital expenditures, exclusive of $16.9 million funded by the Lucent credit facility, including collocation fees, were approximately $58,000 and $21.2 million in 1998 and for the year ended December 31, 1999, respectively. We expect to make capital expenditures of approximately $100 million in 2000.

    From inception through December 31, 1999, we raised $49 million in equity from a group of investors that includes ABN-AMRO, CEA Capital, Crest Communications, Hambrecht & Quist, Mayfield Fund and TCI Satellite Entertainment. Subsequent to December 31, 1999, we have raised an additional $25 million in invested equity from Global Crossing, Microsoft and Qwest.


    In July 1999, Jato Operating Corp., a wholly-owned subsidiary, entered into a senior secured credit facility with Lucent that provides up to $50 million of vendor financing for equipment and network services provided by Lucent and certain other third party vendor equipment utilized in Jato's DSLAM and switching center. The facility is fully and unconditionally guaranteed by Jato, and each direct or indirect subsidiary of Jato Operating Corp. Borrowings under the facility are available in two separate tranches. The first tranche of $30 million is available through July 2001. The second tranche of $20 million becomes available upon the full utilization or expiration of the first tranche and must be utilized by July 2002. Borrowings under the senior secured credit facility are restricted based upon the company's leverage ratio and capitalization. Commencing September 30, 2002, principal repayment installments are required in accordance with a schedule, until final maturity on May 31, 2006. Borrowings under the facility bear interest at the rate of LIBOR plus 4.5% per year or an alternative base rate, which is generally equal to the greater of 3.5% over the prime rate or 4% over the federal funds rate per year. The facility is secured by liens against certain network equipment and imposes certain financial and other covenants. As of December 31, 1999, we had drawn down $16.9 million under the Lucent credit facility at an interest rate of 10.625%.


    We believe that the net proceeds from this offering, together with our existing cash balances, amounts raised in the first quarter of 2000 from Global Crossing, Microsoft and Qwest, the funds to be received from Qwest in the concurrent placement and amounts available under our credit facility, will be sufficient to fund our operating losses, capital expenditures, lease payments and working capital requirements through November 2000. We expect our operating losses and capital expenditures to increase substantially as we expand our network. We expect that additional financing will be required in the future. We may attempt to finance our future capital needs through some combination of commercial bank borrowings, leasing, vendor financing and the sale of additional equity or debt securities.


    Our capital requirements will vary based upon the timing and the success of implementation of our business plan and as a result of regulatory, technological and competitive developments or if:

    - demand for our services or our cash flow from operations varies from projections;

    - our development plans or projections change or prove to be inaccurate;

    - we make any acquisitions; or

    - we accelerate deployment of our network or otherwise alter the schedule or targets of our business plan implementation.

    We will be required to raise additional capital to complete our network deployment. There can be no assurance that additional capital will be available on terms acceptable to us, or at all. While we would be able to sustain some level of operations throughout all of 2000 absent additional capital, including the proceeds from this offering, we would be required to significantly scale back our operations and delay the expansion of our network. This would have a material adverse effect on our business, financial condition and results of operations.


    As of December 31, 1999, we had not entered into any financial instruments that expose us to material market risk.



THE YEAR 2000



    Computer systems and software must accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many software and computer systems that accepted only two digit entries needed to be upgraded in order to accept dates beginning January 1, 2000. We did not experience any date related problems with our software or third party software and hardware we use for our internal systems. In addition, we have not been made aware of, nor have we experienced, date related problems with any third party software. We do not believe that we will incur material costs in the future because of date related problems.


RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance that requires capitalization of certain costs incurred during an internal-use software development project. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The adoption of this policy has not had a material effect on our results of operations.

    In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," which provides guidance on the financial reporting of start-up costs and organizational costs. It requires costs of start-up activities and organizational costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. We have not capitalized any such costs to date. Accordingly, the adoption of SOP 98-5 has not had an impact on our financial statements.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivatives and hedging activities. Among other things, this statement requires that an entity recognize all derivative instruments on the balance sheet as either assets or liabilities, and to account for those instruments at fair value. SFAS No. 133 must be applied to financial statements no later than the first fiscal quarter of 2001. The Company does not believe adoption of SFAS No. 133 will have a material impact on its financial position or results of operations.

    In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition." SAB 101 provides interpretive guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB 101 must be applied to financial statements no later than the first fiscal quarter of 2000. The Company does not believe application of SAB 101 will have a material impact on its financial position or results of operations.

                                    BUSINESS

OVERVIEW

    We provide broadband network connectivity, which is the ability to rapidly transport high quantities of data between multiple end users, and associated applications and services to small- and medium-sized businesses in our target secondary markets. We are developing a secure nationwide network that will allow us to tailor our broadband solutions to meet the needs of our business customers. We offer high-speed Internet access together with a suite of applications including web hosting, e-mail and e-commerce services. Digital subscriber line, or DSL technology, which utilizes standard copper telephone lines, is our primary high-speed connection platform. In order to maximize our service coverage area, we intend to use a variety of broadband local access technologies in our target markets.


    We intend to exploit our advantage as an early entrant in secondary markets to become a leading provider of network enabled applications and services. We plan to rapidly deploy our network nationwide in markets that we believe are presently underserved. In order to establish a direct customer relationship, we market our applications and services primarily through direct sales channels including account managers, telesales personnel and specialized account groups. In addition, we supplement our direct sales efforts through strategic partnerships with ISPs and value added resellers. We believe our tailored solutions and direct sales approach, combined with our broadband network will allow us to attract and retain high value data-centric customers. As of January 31, 2000, we had approximately 725 lines in service and we were under contract to supply over 1,100 additional lines to our customers.



    We began offering commercial services in June 1999 and, as of January 31, 2000, we provided our services in four markets and had collocated our equipment in six additional markets. We intend to offer our services in a total of 40 markets nationwide, comprised of 120 cities, by the end of 2000 and expect to offer services in all 50 of our targeted secondary markets by the middle of 2001. As of January 31, 2000, we had collocated our network equipment in over 160 incumbent carrier central offices and expect to be in approximately 850 central office locations by the end of 2000. We have obtained competitive carrier certification in 44 states and expect to have competitive carrier certification in all 48 contiguous states by the end of the first half of 2000. To date, we have signed interconnection agreements with Ameritech, BellSouth, Pacific Bell, Southwestern Bell and U S WEST, and expect to execute interconnection agreements covering substantially all of our target markets by the end of the first quarter 2000.


    We have entered into a strategic alliance with Lucent Technologies to install, integrate, monitor and maintain our nationwide network. Lucent will also provide $50 million in vendor financing for our network related expenditures as well as financial support to market co-branded products and services. We believe this strategic alliance will allow us to rapidly deploy our network and introduce our applications and services on a national scale.


    We also have recently entered into strategic relationships with Qwest, and Microsoft and Global Crossing. As part of these strategic relationships, we received equity investments of $10 million each from Qwest and Microsoft and $5 million from Global Crossing. In addition, Qwest has agreed to purchase 178,571 shares of our common stock (based on an assumed initial public offering price of $14.00 per share) having an aggregate purchase price of $2.5 million and we have agreed to issue to Qwest a warrant to purchase 297,619 shares of our of common stock (based on an assumed initial public offering price of $14.00 per share) having an aggregate exercise price of $5.0 million at the concurrent placement. We also have entered into commercial arrangements with Qwest which provide for the purchase from Qwest of large-scale transport services, with Microsoft to utilize Microsoft products to create a variety of ASP services and with Global Crossing to provide a variety of IP services.

    Our senior management team has extensive experience in broadband communications, next generation data technology and business and consumer marketing. Our President and CEO, Gerald K. Dinsmore, was previously a senior executive with GTE serving as president of GTE's Business Development and Integration Group. Mr. Dinsmore has over 23 years of experience in data networking and telecommunications. William D. Myers, our CFO, has held several senior executive positions with Tele-Communications, Inc., most recently as Vice President and Treasurer of TCI Satellite Entertainment/PrimeStar. Terri L. Compton, our Executive Vice President--Operations and Chief Operating Officer has held several senior executive positions at GTE. Rex A. Humston, our Senior Vice President, Engineering and Chief Technology Officer, has previously held senior executive positions with several telecommunications companies. To date, in addition to the $50 million provided by Lucent, we have raised $74 million in equity from a group of investors that includes the following entities or their affiliates: ABN-AMRO, CEA Capital, Crest Communications, Global Crossing, Hambrecht & Quist, Mayfield Fund, Microsoft, Qwest, and TCI Satellite Entertainment.


MARKET OPPORTUNITY

    We believe that we have a significant business opportunity as a result of the following factors:

    SIGNIFICANT AND GROWING DEMAND FOR HIGH-SPEED CONNECTIVITY AMONG SMALL- AND
     MEDIUM-SIZED BUSINESSES

    Our target customers, which include small- and medium-sized businesses, professionals working in home offices and telecommuters, are increasingly demanding high-speed data networking applications and services to remain competitive. These end users are becoming dependent on high-speed connectivity to communicate more efficiently with employees, customers and suppliers to facilitate e-commerce transactions and to access critical information and business applications. Industry commentators project that the total market for business Internet access and data networking services will grow from $3.7 billion in 1998 to approximately $40.3 billion by 2002, which represents a compounded annual growth rate of 81.7%.

    OUR TARGET SECONDARY MARKETS ARE ATTRACTIVE AND UNDERSERVED

    Our secondary markets, in the aggregate, encompass approximately
2.8 million businesses and approximately 28 million households. Industry studies have estimated that approximately 98% of all businesses in our target markets are small- to medium-sized businesses with fewer than 100 employees. We believe other broadband communication providers are focusing their deployment efforts on larger markets, leaving secondary markets with limited broadband communications alternatives. With less competition, we believe that marketing and administrative expenses in these secondary markets will be lower than those in larger primary markets. As a result, we believe these current conditions provide a significant opportunity to effectively market our bundled suite of applications and services.

    THE GROWTH OF OUTSOURCED DATA NETWORKING SYSTEMS

    We believe many small- and medium-sized businesses lack the resources to properly administer increasingly complex data networking systems. Outsourced solutions allow these businesses to reduce costs and to focus resources on their core business activities. Industry sources estimate that spending in the U.S. on distributed networking, network services and applications will grow from $54.2 billion in 1998 to $173 billion in 2002.

    LIMITATIONS OF EXISTING COMMUNICATIONS ALTERNATIVES

    Traditionally, small- and medium-sized businesses have been forced to choose between low-speed or high cost alternatives for Internet access and data transport services. According to industry analysts,

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
through 1998, dial-up connections and integrated services digital network, or ISDN, lines represented 93% of all U.S. business Internet access methods, as measured as a percentage of total circuits. ISDN is a transmission method that provides circuit-switched access to the public network at speeds of 64 or 128 Kbps for voice, data and video transmission. Market research reports estimate that slow Internet connections now jeopardize approximately $4.4 billion a year in online sales. For higher speed transport, these businesses have had to purchase T1 connections, which provide an "always-on" high-speed digital transmission link, but are relatively expensive (typically up to $800 per month depending upon distance and region) and complex to order, install and maintain. As a result, neither of the traditional low-speed alternatives (dial-up modems or ISDN lines) nor the relatively expensive T1 services provides small- and medium-sized businesses with an adequate or cost-effective solution for their high-speed communications needs.

    FAVORABLE REGULATORY ENVIRONMENT CREATED BY THE TELECOMMUNICATIONS ACT OF
     1996

    The Telecommunications Act of 1996 established a legal framework that encourages the utilization of incumbent carrier infrastructure to compete with the incumbent local exchange carriers. The 1996 Telecommunications Act mandates that incumbent local exchange carriers:

    - allow competitive carriers to lease telephone lines on a line-by-line basis,

    - provide space in the incumbent carriers' central offices for competitive carriers' equipment to connect to the leased lines,

    - provide access to backbone fiber networks, and

    - provide access to operations support systems to permit competitive carriers to access customer databases.

Under the 1996 Telecommunications Act, in order to be able to offer long distance services in their local service area, incumbent carriers must demonstrate to the satisfaction of state public utilities commissions that they have permitted competitive access to their local telephone networks. Although DSL technology predated the 1996 Telecommunications Act, by opening the local telephone loop to competition, the 1996 Telecommunications Act made it possible for competitive carriers focused on high-speed data communications to integrate their equipment and service offering with the public switched telephone network.

OUR SOLUTION

    We believe our broadband network services effectively address many of the unsatisfied data communications needs of small- and medium-sized businesses in our target secondary markets by offering an attractive combination of service, quality, performance and price. Our services, which we believe will enable us to achieve higher penetration in our target markets, achieve higher revenue per customer and maximize customer retention, consists of:

    HIGH-SPEED, COST-EFFECTIVE CONNECTIVITY

    We offer our customers high-speed broadband connectivity that is dedicated and "always-on." These "always on" connections provide customers with the ability to readily and continuously access the Internet instead of having to dial into a network for access. We currently utilize a broadband platform that is DSL based, yet designed to integrate a variety of high-speed local access technologies. Through our SDSL services we currently offer symmetrical transmission speeds to and from the end user up to 1.5 Mbps and we have the capability to provide symmetrical transmission speeds up to 3 Mbps using standard multiplexing technology. In addition, we expect that evolving technologies will facilitate even faster transmission speeds. For customers that subscribe to our 1.5 Mbps service, the transfer rate is

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
over 25 times faster than a 56.6 Kbps dial-up modem, at a fraction of the cost of a dedicated T1 connection.

    BROADBAND APPLICATIONS AND SERVICES

    We offer a full range of applications and services that are tailored to meet the needs of small- and medium-sized businesses. In addition to providing broadband transport, we offer a suite of network-enabled applications and services, including wide area network, or WAN and regional local area network, or RLAN networking, high-speed Internet access, e-mail and Web hosting and authoring services. We also intend to continually upgrade our portfolio of applications and services as additional applications and features become available so that we may continue to effectively meet our customers' growing communication needs.

    FOCUS ON THE END USER

    We provide our customers with a single point of contact for their sophisticated data networking and communications needs. Through our relationships with application developers, we are able to offer our customers a wide selection of applications and services. In addition, our customer care and support services form an integral part of our overall package of services. We believe customer care is especially important to small- and medium-sized businesses because they typically do not have dedicated internal support staffs to effectively manage their sophisticated data networking needs. Through our dedicated customer service group, we provide call center and Internet based customer care services 24 hours a day, seven days a week.

    NATIONWIDE SECURE NETWORK

    Our nationwide broadband network enables businesses with multiple sites to connect their distributed business activities to one central computing location. We also enable remote local area networks, or RLANs, that tie into corporate LANs, to service the requirements of the remote telecommuter. Our WANs provide customers with high-speed, secure and reliable end-to-end connections. Through our strategic relationships, we will be able to provide our customers with VPN and other broadband services across multiple cities through a nationwide network.

    FLEXIBILITY AND SCALABILITY

    We have designed our network and service offerings to enable customers to not only purchase the level of service and network performance that meets their current requirements but also enables them to easily upgrade their service level as their demand for bandwidth increases. In most cases we can implement customer bandwidth upgrades remotely, without the need to add additional hardware or to send a technician to the customer's premises.

OUR STRATEGY

    Our objective is to become a leading provider of broadband applications and services to small- and medium-sized businesses in secondary markets. Our strategy includes the following key elements:

    EXPLOIT EARLY-MOVER ADVANTAGE IN TARGET SECONDARY MARKETS


    We believe that by being the first, or one of the first, providers of broadband applications and services in our target markets, we will not only encounter less competition but will also be able to capture significant limited resources, including collocation space, key customer relationships and important distribution channels. As of January 31, 2000, we provided our services in four markets and had collocated our equipment in six additional markets. We expect to offer our services in a total of 50 markets nationwide, comprised of 120 cities, by the middle of 2001. Through our alliance with Lucent, we anticipate being able to rapidly deploy our nationwide, broadband network. We believe that this alliance will allow us to gain significant time to market advantages relative to our potential competitors, permitting us to establish ourselves as the leading provider of broadband connectivity and associated applications and services in our markets. We also believe that our early entrant status in our target markets will provide us with inherent pricing flexibility and lower operating and marketing costs.


    DRIVE CUSTOMER ACQUISITION THROUGH DIRECT MARKETING

    In marketing our services, we intend to emphasize direct sales through account managers, telesales personnel and specialized account groups. We expect our emphasis on direct sales will enable us to quickly establish a branded presence and achieve significant market penetration in each market that we enter. By using JatoBridge, our proprietary database marketing system, we can develop a list of potential customers that is prioritized by characteristics that indicate a need for bandwidth intensive data communications services and applications. This allows us to streamline our sales and marketing activities and to focus our efforts on potential customers with the highest propensity to purchase broadband services. In addition, we have specialized account groups that sell into vertical sectors, such as the healthcare, travel, and real estate businesses, which have growing demands for industry-specific broadband applications and services. Our indirect sales approach is designed to expand our distribution capabilities through strategic relationships with ISPs and value added resellers. We intend to establish mutually beneficial sales and marketing relationships with these providers that will allow us to accelerate customer acquisition in our markets. We intend to retain the relationship with our customers so that we can ensure high quality service, offer new applications and services as they become available, and enhance brand recognition and loyalty.

    OFFER A WIDE ARRAY OF BROADBAND APPLICATIONS AND SERVICES

    We seek to provide a superior value proposition to our customers by partnering with a variety of independent network and application services providers to offer our customers a wide range of value-added applications as well as enhanced network solutions. We intend to offer the ability to initiate, develop and manage Internet-based business operations beginning with services such as domain name registration, Web site creation, Web hosting and e-commerce. Our relationships with companies such as Netopia and Network Solutions Inc. allow us to offer our customers basic applications and services, such as e-mail and Web hosting and authoring. We believe that our approach of offering a suite of applications will further differentiate us from our competitors and result in increased penetration of our target customer base.

    PROVIDE SUPERIOR CUSTOMER CARE AND SUPPORT

    We believe that customer care is critical to the retention of our target customers and we intend to further differentiate ourselves from our competition by developing and implementing state-of-the-art customer support systems and capabilities. Our dedicated business unit provides order management, provisioning, customer care, operations support and billing services. We have designed our provisioning and service systems to enable our customers to be self-sufficient and yet have rapid access to additional support services, if needed. Our customer support services are available 24 hours a day, seven days a week.

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
STRATEGIC ALLIANCES

    We seek to establish alliances with third parties that allow us to leverage their individual expertise, and thus enhance our network capabilities. We anticipate that we will enter into additional strategic alliances with others in the future. Our current strategic alliances include:

    LUCENT TECHNOLOGIES

    In July 1999, we entered into a strategic alliance with Lucent Technologies that includes the following key terms:

    - NATIONWIDE NETWORK DEPLOYMENT. Lucent will construct, install and integrate our network equipment in the central offices of incumbent carriers.

    - VENDOR FINANCING. We have entered into an agreement with Lucent that provides up to $50 million in vendor financing.

    - MARKETING ASSISTANCE. Lucent will provide us financial support to market co-branded products and services.

    - NETWORK MONITORING. Through its nationwide network facilities, Lucent will provide network monitoring and maintenance services 24 hours a day, seven days a week.


    QWEST COMMUNICATIONS



    In February 2000, we entered into a strategic relationship with Qwest to further enhance our network capabilities, that includes the following key terms:



    - QWEST INVESTMENT. Qwest invested $10 million in us in return for shares of our Series D preferred stock which will convert into 2,512,499 shares of common stock upon the closing of this offering. As part of this transaction, Qwest has agreed to standstill agreements restricting its ability to purchase more than 10% of our outstanding capital stock, without our consent, for a period of five years. In addition, upon the closing of the concurrent placement, which will close immediately after the closing of this offering, Qwest will purchase 178,571 shares of common stock (based on an assumed initial public offering price of $14.00 per share) for an aggregate purchase price of $2.5 million. In addition, at the closing of the concurrent placement, we have agreed to issue Qwest a warrant for the purchase of 297,619 shares of common stock (based on an assumed initial public offering price of $14.00 per share) at an aggregate exercise price of $5.0 million.



    - DSL SERVICES. We have been designated as Qwest's preferred provider of business DSL services in selected cities and central offices. Qwest has agreed to use its reasonable efforts to sell a minimum of 75,000 business class DSL lines using Jato DSL facilities over five and one-half years. Moreover, we have agreed to use our reasonable efforts to supply Qwest with a minimum of 15,000 lines using Qwest DSL facilities. Both parties will purchase each line on a one year commitment.



    - NETWORK SERVICES. Jato will use Qwest as one of its preferred suppliers of broadband communications services and large-scale transport services.



    - SERVICE AGREEMENT. As part of the commercial relationship, we have agreed to purchase $25.0 million of these Qwest DSL and network services over five and one-half years, at an agreed-upon price of $16.0 million, reflecting the present value of such purchase price, payable to Qwest upon the closing of the offering.


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
    MICROSOFT CORPORATION

    In January 2000, we entered into a strategic relationship with Microsoft that includes the following key terms:


    - MICROSOFT INVESTMENT. Microsoft invested $10 million in us in return for shares of our Series D preferred stock which will convert into 2,512,499 shares of common stock upon the closing of this offering.


    - ASP SERVICES. As part of the two-year agreement, Jato Communications will use Microsoft products, such as Microsoft-Registered Trademark- Office, the Microsoft Outlook-Registered Trademark- messaging and collaboration client, Site Server Commerce Edition and Microsoft Exchange, to create a variety of ASP services focused on knowledge management, e-commerce and line-of-business solutions. In addition, Jato will offer Managed PC Services, a bundled solution consisting of a combination of hardware, software and services provided to customers for a monthly fee.


    - JOINT MARKETING OF OUR SERVICES. Jato and Microsoft will cooperatively develop and implement sales and marketing plans for these products.



    GLOBAL CROSSING



    In February 2000, we entered into a strategic relationship with Global Crossing to enhance our network capabilities, that includes the following key terms:



    - GLOBAL CROSSING INVESTMENT. Global Crossing invested $5 million in us in return for shares of our Series D preferred stock which will convert into 1,256,249 shares of common stock upon the closing of this offering. As part of this transaction, Global Crossing has agreed to standstill agreements restricting its ability to purchase more than 10% of our outstanding capital stock, without our consent, for a period of three years.



    - DSL SERVICES. We have been designated as a preferred supplier of Global Crossing's business DSL services in selected cities and central offices. Global Crossing is forecasting a volume of 75,000 business-class DSL lines to be sold in this footprint under this agreement over the next five years.



    - NETWORK SERVICES. Jato will use Global Crossing as its preferred supplier of IP Plus services.



    - SERVICE AGREEMENT. As part of the commercial relationship, we have agreed to purchase $30 million of IP Plus services, IP Transit, application hosting services and other applications from Global Crossing over the six-year term of the agreement.


APPLICATIONS AND SERVICES


    A core element of our strategy is the establishment of relationships with companies that have either developed applications or provide services that meet the specific needs of small- and medium-sized businesses. Our relationships with companies such as Global Crossing, Microsoft, Netopia and WebPerfect provide us the ability to offer our customers a variety of applications and services at cost-effective prices. Through our two year agreement with Netopia, Netopia has licensed to us, on a non-exclusive basis, its web site and other e-store products and services. In addition, Netopia has agreed to create a co-branded version of its web site and products for hosting web sites which we will offer to our customers. Our three year agreement with WebPerfect provides for WebPerfect to create and host a private-label web-based e-mail service that Jato intends to offer to its customers. We have non-exclusive agreements with these companies to license and resell their applications or services. We may also agree to jointly market our services with our partners.


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
    CURRENT APPLICATIONS AND SERVICES

    Our suite of services includes the following:

    - BROADBAND SERVICES. Our broadband service provides customers with high-speed Internet access and other network services. We support a variety of broadband access speeds that afford our customers a dedicated and "always on" connection. We supply Internet access through our relationships with several ISPs.

    - WIDE AREA AND REMOTE LOCAL AREA NETWORKS. In each of our markets we offer wide area network connectivity between distributed customer sites. WANs provide our customers with a relatively inexpensive dedicated network through which they can share and exchange data at broadband transmission speeds. RLANs allow teleworkers to connect to their corporate LAN with a DSL modem at high transmission speeds.

    - WEB HOSTING AND AUTHORING. Our relationship with Netopia allows us to provide Web hosting and two levels of Web authoring services. The entry level services allow our customers to utilize a Web site template to create a basic e-brochure Web site. For our customers who demand extended Web site capabilities, we are able to offer professional level solutions to create a fully customized Web site.

    - E-COMMERCE. Our Netopia relationship also provides customers desiring to sell their products and services over the Internet with a more elaborate Web presence. These additional services include, among others, product cataloging, online shopping cart capability, credit card transaction processing, and order fulfillment notification.

    - E-MAIL SERVICES. We provide outsourced e-mail services for our customers, thus allowing them to eliminate the overhead typically associated with managing in-house e-mail platforms.

    EXTENDED APPLICATIONS AND SERVICES

    We are continually examining a broad range of additional applications and services. These future services may include, among others:

    - PBX EXTENSION. We believe that an exceptional opportunity exists to provide our small- and medium-sized business customers the ability to extend their office PBX, or private branch exchange, phone system to their workers' offsite locations. This technology would permit us to offer our customers, over existing copper loops, high-speed data and simultaneous PBX phone extension services, such as four digit dialing, conference calling and speed dialing. We expect our customers to be able to reduce their intra-company long distance telephone charges, increase their data communications capabilities as well as create a closer relationship with remote workers through this service offering. We are currently engaged in technical engineering trials of this technology over our network architecture.

    - VOICE OVER DSL. In contrast to our proposed PBX extension service where the end-to-end telephone connection is transmitted over a dedicated DSL wide area network, our anticipated Voice over DSL offering will transmit voice traffic over our network onto the public telephone exchange system. Voice over DSL service allows customers to avoid separate local access charges for stand-alone telephone service. We are currently testing this voice capability over our network architecture with Copper Mountain Networks and Tollbridge. To facilitate this service, we expect to resell voice capacity from other competitive carriers.

    - VIRTUAL PRIVATE NETWORKS. Virtual private networks, or VPNs, are an evolution of WANs. Whereas WAN offerings involve the deployment of dedicated lines to a customer over a private backbone, VPNs will permit private networks to be deployed over shared public networks, thereby reducing subscriber costs.

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
    - MULTI-TENANT ACCESS. Multi-tenant access involves the installation of a DSLAM at the customer premises instead of at a central office. This offering would be focused on serving commercial customers occupying a dense office park or high-rise. Because our DSLAM would be located on the customer's site, we would be able to offer more customers our higher speed services as a result of the decreased loop length. Further, our ability to rapidly provision customers would be enhanced because we would not be depending on the incumbent carrier to provision the existing copper line to the customer's premise.

TARGET CUSTOMERS

    We believe that small- and medium-sized businesses in secondary markets have specific needs for which our applications and services are well suited. These target customers tend to have the following characteristics:

    - Growing high-speed Internet access and high bandwidth network needs;

    - Inadequate or nonexistent information technology staff and departments;

    - Fewer than 100 employees;

    - Existing ISDN or dial-up Internet access service;

    - Reliance on traditional high-speed alternatives, such as T1 lines which are significantly more expensive; and

    - Underserved by existing service providers.

MARKETING AND SALES

    We create market awareness and promote our applications and services to small- and medium-sized businesses through our focused marketing efforts, our direct sales approach and indirectly through marketing partners, such as ISPs and value added resellers.

    MARKETING

    The goal of our marketing efforts is to establish the Jato brand as a preferred provider of network-enabled applications and services. We believe that our marketing approach will help to make us a market share leader in each of the markets we offer, or intend to offer, our services. Our marketing group is focused on enhancing brand recognition, differentiating us from other data communication providers, leveraging our early entrant advantage and dominating selected vertical sectors of our markets. We believe that our alliance with Lucent will give us a significant advantage in achieving these objectives as Lucent has agreed to provide us with financial support to market co-branded products and services in each market we deploy our network. Our marketing approach will differ in each market, depending upon such factors as the presence or absence of direct competitors, the nature of any competitive advertising and promotional offers, preconceptions or lack of awareness about DSL and other high-speed Internet access options, and our time-to-market advantage relative to other providers. We also support our direct and wholesale sales efforts with coordinated public relations programs, which are designed to educate consumers, develop active interest from our target customer base and, most importantly, enhance our brand recognition. With this approach, we believe that we will be able to deepen our market penetration and increase customer retention.

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
    DIRECT SALES

    Key elements of our direct sales approach include:

    - NEW MARKET LAUNCH TEAM. To facilitate a new market launch, we dispatch our new market launch team to establish our local sales office and recruit and hire local sales personnel to service that market. Because our new market launch team repeats this market development process in each of our target markets, we can quickly and efficiently establish our sales presence.

    - JATOBRIDGE DATABASE. Our proprietary database marketing system, called JatoBridge, targets and pre-qualifies potential customers in each of our target markets. With JatoBridge, we aggregate and process demographic, marketing, and geographic data relative to small- and medium-sized businesses in our target markets using a combination of proprietary selection algorithms, statistical modeling and analytical tools to develop a pre-qualified list of potential customers with the highest probability of acquiring DSL technology and enabled applications. In addition, through our geographic information systems, we can determine the capability of delivering broadband services to prospective customers' sites based on central office and individual customer locations. We believe JatoBridge will allow us to increase and accelerate market penetration, reduce customer acquisition expenses, increase customer retention rates, and facilitate the sale of additional applications and services.

    - ACCOUNT MANAGERS. Our account managers are responsible for identifying and soliciting potential customers within their geographic region. We hire account managers within each market who have specific experience selling communications or other similar services. Our account managers work in tandem with our telesales personnel to efficiently establish a local presence and facilitate the sale of our applications and services. Account managers are compensated with a base salary and commissions based on the number of lines sold.

    - TELESALES PERSONNEL. Our telesales personnel cover territories around central offices where we have deployed, or intend to deploy, our network applications and services. Our telesales personnel are compensated with a base salary and commissions based on the number of lines sold in a particular market. We believe that our telesales approach, when combined with JatoBridge and our account managers, will enable us to penetrate our potential customer base more quickly and efficiently, and will facilitate the sale of our applications and services.

    - SPECIALIZED ACCOUNT GROUPS. We have established specialized account groups to sell applications and services to small-and medium-sized businesses in specific, data intensive industries. Account groups have initially been established in the healthcare, travel and real estate sectors. We staff these specialized account groups with professionals who have expertise and experience in the particular sector that they will serve.

    INDIRECT SALES

    We also market our services to end users through strategic marketing partners, including ISPs, interexchange carriers and value added resellers. We offer each indirect sales partner high-speed network access services that it can bundle with its own product offerings.

CUSTOMER CARE AND SUPPORT SERVICES

    We believe that a dedicated customer service group, exceptional operations support systems and seamless process integration are all critical ingredients to delivering customer care that meets or exceeds our customers' expectations, reduces churn and increases our ability to sell new services to existing customers. Beginning with our initial customer contact through provisioning, billing and ongoing support services, we provide our customers with a single point of contact. We have designed our provisioning and service systems to enable our customers to be self-sufficient and yet have rapid

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
access to additional support if needed. Our customer care system is designed to interact with our customers via e-mail, call center or directly through our extranet 24 hours a day, seven days a week.

    Our workflow management system provides intelligent routing and management of customer orders through the appropriate internal and external organizations from the point of order entry through incumbent carrier provisioning and on-site installation. Our systems have been designed to be both flexible and scalable in order to support our expected future back office requirements. Our intelligent routing and management capability allows us to efficiently manage our provisioning process and immediately recognize and address potential or incurred customer order problems on a real-time basis. We have applied performance metrics to each step in the provisioning process so that we may anticipate and quickly react to potential problems or conditions that could cause a delay or disruption in service.

    PROVISIONING

    Our business model requires the lease of unbundled local loops from the incumbent carrier. Our experience shows that the timely and accurate transfer of information between ourselves and the incumbent carrier is crucial for success. Thus, we have entered into an agreement with Mantiss as our provider of the incumbent carrier gateway platform for provisioning management. We have selected this company based on their technical architecture and their ability to proactively manage the interface changes inherent in incumbent carrier order gateways. We believe that through this electronic data interface with the incumbent carriers we will be able to further reduce the time required to provision unbundled local loops.

    BILLING

    Flexible and scalable billing capabilities are critical to our direct sales strategy. We have chosen to implement Solect Technology Group's IAF billing system application. Solect's IAF Horizon is a leading IP billing software solution for service providers. IAF Horizon provides an integrated approach to billing, customer care and service management. Its platform architecture will enable flexibility, scalability and adaptability. Solect's key customers include, among others, GTE Data Services, Eircom, and AT&T Canada.

NETWORK DEPLOYMENT


    We collocate our equipment in selected central offices to cover on average over 80% of the businesses in our target markets. We believe this enables us to maximize our capital expenditure efficiencies while reaching a significant portion of our markets. As of January 31, 2000, we provided services in four markets and had collocated our equipment in six additional markets. We intend to offer our services in a total of 40 markets nationwide, comprised of 120 cities, by the end of 2000 and in a total of 50 markets by the middle of 2001.


NETWORK ARCHITECTURE

    DSL TECHNOLOGY

    Our DSL access service allows customers to choose the speed and performance level that they require today with the option to upgrade in the future. In most cases, our customer premise equipment does not require any hardware modifications or an on-site service call to upgrade to a higher level of service. Substantially all upgrades can be configured remotely through software configuration changes. Subject to the distance and other limitations described below, our customers are able to change their level of service with the help of a customer support representative or by logging into our extranet. For our customers who desire to increase their network performance but are presently limited from upgrade due to their distance from the central office, we can, in many cases, double the speed of any

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of our service offerings by utilizing standard multiplexing technology. We believe that prospective customers will find this to be a very attractive, cost-effective solution to their networking needs.

    SYMMETRIC DIGITAL SUBSCRIBER LINE. We primarily offer a variation of DSL called SDSL, or symmetric digital subscriber line. SDSL transmission speeds are the same to and from the end user. In contrast to other DSL technologies, SDSL permits us to provision customers at a specific transmission speed. Customers order the speed they desire and pay additional subscription charges to increase the speed. We offer SDSL at speeds that range from 144 Kbps to 1.5 Mbps. For customers that are generally located within 9,000 feet of a central office, we can provide transmission speeds that are equivalent to T1 services at a fraction of the price. Through standard multiplexing technology, we can extend T1 equivalent speeds up to 13,500 feet of a central office. At lower SDSL transmission speeds, we are generally able to provide services to end users that are within 20,000 feet of a central office. The speeds at which we provision customers are designed to meet the typical bandwidth requirements of small- to medium-sized businesses.

    INTEGRATED DIGITAL SUBSCRIBER LINE. We also offer IDSL, or integrated digital subscriber line, technology. This technology allows us to reach end users within 35,000 feet of a central office service area. We target these services to current ISDN subscribers because IDSL can typically utilize the customer's existing ISDN equipment. We believe IDSL compares favorably with ISDN on a price/ performance basis. IDSL service is significantly less expensive, when the flat rate of IDSL is compared with the ISDN per minute or flat rate charges. IDSL operates at speeds up to 144 Kbps, or 288 Kbps using standard multiplexing technology, whereas ISDN is limited to 128 Kpbs. Moreover, because IDSL is "always-on," as compared to the dial-up ISDN service, customers can readily and continuously access the Internet. We also offer IDSL to customers that do not have lines consisting of continuous copper, such as certain customers who tend to be served with Digital Loop Carrier services from their incumbent carrier.

    OTHER BROADBAND ACCESS SOLUTIONS

    We expect to utilize a variety of wireline and wireless broadband access technologies to supplement our core DSL network and maximize our nationwide footprint. We intend to deploy complementary technologies in areas where DSL is not accessible or cost effective.

    NETWORK DESIGN, IMPLEMENTATION AND MANAGEMENT

    We have designed and are deploying our network through engineering, equipment and service alliances with national suppliers. We have a strategic alliance with Lucent to install, monitor and maintain our central office equipment, local area and national networks. Lucent will provide us with end-to-end network management 24 hours a day, seven days a week through their national network operations center that can respond to every level of our network beginning with individual customer lines, through our central office equipment and through our local area and national backbone circuits. We believe that our expertise in technology and alliance management allows us to focus and maximize the technical specialties of each of our suppliers and assemble a network that is reliable, rapidly expandable and capital efficient. We have established a network engineering and management staff within our organization that will provide management oversight of our network deployment and operations and provide supplementary deployment and other services. We believe that our network strategy enables us to quickly deploy our national network, minimize our capital expenditure and overhead requirements and rapidly fulfill and adapt to the needs of our customers.

    NETWORK COMPONENTS

    DSL MODEMS AND CUSTOMER PREMISE INSTALLATION. We purchase DSL modems primarily from Netopia and arrange for the on-site installation and wiring through outside vendors including CMC

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Telecor and Integrated Systems Installers. We ensure the successful connection of the modem into the local loop.

    LEASED LOCAL ACCESS LINES. We lease the copper line running from our central office equipment to the end user. We provision the line from the incumbent carrier and perform tests to ensure line quality. We also monitor this line via the Turnstone equipment that we receive through our Lucent relationship to proactively ensure the quality of the connection. Through our Turnstone monitoring capabilities we are able to remotely diagnose and temporarily correct problems by re-routing customer traffic resulting in minimal service disruption to the end user. The Turnstone equipment enables us to reduce our operating costs and improve service quality.

    CENTRAL OFFICE EQUIPMENT. Through our relationship with Lucent, we utilize Copper Mountain DSLAM equipment in our central office locations. Lucent installs, maintains and monitors all of our equipment in our central office locations. This arrangement allows us to deploy our central office equipment quickly and consistently across our nationwide network. We believe that by utilizing the national service infrastructure of Lucent we will reduce our central office installation costs and we will be able to focus on managing the quality of installation services and on the efficient and rapid deployment of our network. We have also deployed Turnstone equipment in each of our central office locations.

    SWITCHING CENTER. Our switching center is a local point of presence within a market where local traffic is aggregated from our central office locations. The switching center houses our asynchronous transfer mode, or ATM, switches and IP, or internet protocol, routers. ATM is an efficient, high-speed transport mechanism that utilizes a packet-like switching and multiplexing technique. We design our switching centers for high availability including backup power, redundant equipment and active network monitoring.

    BACKHAUL SERVICES. We utilize backhaul network services to transport traffic from central offices to our switching centers, as well as route traffic from our switching centers to the local point of presence of our ISP partners or backbone provider. These backhaul services are provided by national and global networking carriers such as Qwest Communications, Level 3 Communications and MCI WorldCom. Through our relationships with these communications companies, we can offer our customers seamless, broadband data networking capabilities.

    BACKBONE SERVICES. We will interconnect our switching centers through backbone providers such as Qwest Communications, Level 3 Communications and MCI WorldCom. Through our backbone providers, we will create a nationwide broadband infrastructure. Our integrated backbone network will enable us to provide advanced data services such as VPN. In the future, we expect to add additional transmission protocols, including frame relay and ATM services.

COMPETITION

    We expect to face competition from many competitors with significantly greater financial resources, well-established brand names and large, existing installed customer bases. Moreover, we expect to face increased competition in the future. We expect significant competition from:

    INCUMBENT LOCAL EXCHANGE CARRIERS. Incumbent local exchange carriers, such as Bell Atlantic, SBC Communications and U S WEST, have begun deploying DSL-based services and other high speed data communications services. Such carriers are also leasing wide area connections and have existing metropolitan area networks and circuit switched local area networks. We believe that incumbent carriers have the potential to quickly overcome many of the issues that have delayed widespread deployment of DSL services in the past. As a result of owning copper lines, these incumbent carriers can bundle digital data services with their existing voice services to attain a significant competitive advantage in serving customers. Incumbent carriers also possess sufficient capital to deploy DSL

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
services rapidly and are in a position to offer service from central offices where we may be unable to secure collocation space. Collocation refers to a location where a competitive carrier network interconnects with the network of an incumbent carrier inside an incumbent carrier's central office. In addition, the FCC is considering establishing requirements for separate subsidiaries through which these carriers could provide DSL service on a substantially deregulated basis. As such, we expect these carriers to be strong competitors in each of our target markets.

    INTEREXCHANGE CARRIERS. Many of the leading interexchange carriers, including AT&T, MCI WorldCom and Sprint, are building and expanding their networks to support high-speed, end-to-end network services. Increasingly, their bundled services include high-speed local access combined with metropolitan and wide area networks, and a full range of Internet services and applications. These carriers have deployed national networks, have strong brand recognition, and in many cases have announced the deployment of DSL services in combination with their current fiber networks as a result of interconnection agreements and collocation spaces with many incumbent local exchange carriers. More recent national carriers, such as Qwest Communications, Level 3 Communications and IXC Communications are building and managing high-bandwidth, nationwide IP-based packet networks and partnering with Internet service providers to offer services directly to the public, including business customers.

    CABLE MODEM SERVICE PROVIDERS. Cable modem service providers, like Excite@Home and its cable partners, are offering or preparing to offer high-speed Internet access over hybrid fiber coaxial cable networks to consumers. @Work has positioned itself to do the same for businesses. Where deployed, these networks provide local access service similar to our services, and in some cases at higher speeds and lower prices.

    DSL-BASED COMPETITIVE LOCAL EXCHANGE CARRIERS. Certain competitive carriers, such as Covad Communications, DSL.net, HarvardNet, Network Access Solutions, NorthPoint and Rhythms NetConnections, are offering DSL-based data services. We also anticipate competition from other national and regional carriers. Other competitive carriers are likely to do so in the future. The 1996 Telecommunications Act specifically grants competitive carriers the right to negotiate interconnection agreements with incumbent carriers, including interconnection agreements which may be identical to, or more favorable than, our agreements.

    TRADITIONAL COMPETITIVE LOCAL EXCHANGE CARRIERS. Traditional competitive carriers such as Allegiance, BTI, Electric Lightwave, e.spire, Intermedia and McCleodUSA have extensive fiber-based networks in many metropolitan areas, primarily providing voice and high-speed data circuits to business users. Many of these carriers have begun offering DSL services to their customers.

    INTERNET SERVICE PROVIDERS. Internet service providers, like America Online, Flashcom and UUnet, provide Internet access to residential and business customers. These companies generally provide Internet access over the incumbent carriers' circuit switched networks at ISDN speeds or below. However, some Internet service providers have begun offering DSL-based access using their own DSL services, or DSL services offered by the incumbent carrier or other DSL-based competitive carriers. Some Internet service providers, such as Concentric Network Corporation, Mindspring Enterprises, Inc., PSINet Inc. and Verio, have significant and even nationwide marketing presences and combine these with strategic or commercial alliances with DSL-based competitive carriers.

    WIRELESS AND SATELLITE DATA SERVICE PROVIDERS. Several new companies, including Advanced Radio Telecom, Teligent and WinStar Communications, are emerging as wireless data service providers, over a variety of frequency allocations. Satellite-based data service providers, such as Motorola Satellite Systems and Hughes Communications are also emerging. These companies use a variety of new and emerging technologies, such as terrestrial wireless services, point-to-point and point-to-multipoint fixed wireless services, satellite-based networking and high-speed wireless digital communications.

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
    We may be unable to compete successfully with these or future competitors. The most significant competitive factors include: price, performance, transmission speed, service reliability, breadth of product offerings, network security, ease of access and use, customer support, brand recognition, operating experience, capital and exclusive contracts with customers and Internet service providers and businesses with multiple locations. Additionally, the telecommunications industry is subject to rapid and significant changes in technology. As such, we cannot assess the effect such technological changes will have on our business, particularly the developments in DSL technology and alternative high-speed data communications technologies. These developments could have a material adverse effect on our competitive position.

GOVERNMENT REGULATION

    Jato is a telecommunications common carrier. As a result, we are subject to substantial federal, state and local regulation of our services and facilities. The Federal Communications Commission exercises jurisdiction over state-to-state and international services. Each state public utility and service commission has jurisdiction over services within that state. In addition, cities and other local governments may require us to obtain licenses or franchises to operate our networks in or across a public right-of-way.

    FEDERAL REGULATION

    In 1996, the federal government enacted the 1996 Telecommunications Act, which establishes a pro-competitive, de-regulatory framework for the provision of local and state-to-state telecommunications services by all telecommunications providers. The 1996 Telecommunications Act imposes three levels of duties on telecommunications carriers:

    - general obligations applicable to all entities offering local exchange services,

    - additional obligations applicable to the previous monopoly local exchange carriers (the so-called incumbent local exchange carriers), and

    - special duties of the former Bell System operating companies (the so-called Regional Bell Operating Companies or RBOCs).

    All local exchange carriers, including Jato, must:

    - not prohibit or unduly restrict resale of their services;

    - provide number portability;

    - provide dialing parity and nondiscriminatory access to telephone numbers, operator services, directory assistance and directory listings;

    - afford access to poles, ducts, conduits and rights-of-way; and

    - establish reciprocal compensation arrangements for the transport and termination of local telecommunications traffic.

    Incumbent local exchange carriers must also comply with additional obligations intended to enable new competitors to compete with the incumbent's services. Incumbent carriers must negotiate local interconnection agreements in good faith, make those agreements available to all competitors on a nondiscriminatory basis and permit competitors to interconnect their networks in order to exchange calls between their respective subscribers. Incumbent carriers must provide this interconnection at any technically feasible point within the incumbent carrier's network and on just, reasonable and nondiscriminatory rates, terms and conditions. In addition, the 1996 Telecommunications Act permits competitors to utilize portions of the incumbent carrier's network on an individual basis in order to offer any telecommunications service, to co-locate their equipment at the incumbent carrier's network

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
locations, and to obtain the incumbent carrier's retail services at wholesale prices for resale to end users.

    In addition, the 1996 Telecommunications Act imposes a number of restrictions on the ability of RBOCs to manufacture telecommunications equipment and to provide long distance and other services. Under section 271 of the 1996 Telecommunications Act, the RBOCs must comply with certain safeguards and offer interconnection that satisfies a prescribed 14-point checklist before they may provide long distance services within their local territories. These safeguards are designed to ensure that the RBOCs' competitors have fully opened their networks to competitors and to promote competition by preventing RBOCs from using their market power in local exchange services to obtain an anti-competitive advantage in the provision of other services.

    The overriding purpose of the 1996 Telecommunications Act is to create competitive opportunities for companies to offer all types of telecommunications services. In so doing, the 1996 Telecommunications Act granted important regulatory relief to industry segments which compete with competitive local exchange carriers. The Federal Communications Commission was given authority to refrain from applying most statutes and regulations to our competitors (including the incumbent carriers). Incumbent carriers were given substantial new pricing flexibility and the RBOCs were given broader rights to participate in related telecommunications markets. Cable television providers were authorized to offer telecommunications services and internet access over their cable networks. In addition, under the 1996 Telecommunications Act all utility holding companies are permitted to diversify into telecommunications services. Each of these potentially competitive services, as well as data services delivered via wireless or satellite technologies, are subject to differing regulatory regimes which frequently are not at parity with one another. As a result, Jato may face competition from entities subject to more favorable or less onerous regulation than applies to us.

    Federal proceedings implementing the provisions of the 1996 Telecommunications Act have been extremely complex and are subject to continuing revision. Jato relies substantially on rights granted to us by the 1996 Telecommunications Act, including rights to co-locate our equipment at the incumbent carriers' locations and to use the incumbent carriers' telephone lines and other network elements. Federal rules implementing these rights may have a material effect on our business.

    Most of the framework implementing the local competition provisions of the 1996 Telecommunications Act was established in an order adopted by the Federal Communications Commission on August 8, 1996 in its CC Docket 96-98. In its order, the Federal Communications Commission:

    - identified certain minimum points in the network where the incumbent carriers must permit competitors to interconnect and install their own equipment for carrying telecommunications traffic;

    - prescribed standards to ensure that interconnection could be made at other efficient places in the network

    - adopted a minimum list of network elements (i.e., those portions of the incumbent carriers' networks that incumbents must allow competitors to use on an unbundled basis);

    - adopted rules requiring incumbents to offer those elements at quality levels specified by competitive carriers and to combine those elements upon request;

    - adopted a methodology for the state public utility commissions to use in establishing cost-based rates for interconnection and the use of these network elements; and

    - adopted a methodology for applying the 1996 Telecommunications Act's avoided cost standard when setting wholesale prices for the incumbent carrier's retail services.

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
    Most provisions of the Federal Communications Commission's order were appealed. Numerous appeals were consolidated for consideration by U.S. Court of Appeals for the Eighth Circuit (captioned IOWA UTILITIES BOARD V. FCC). On
July 18, 1997, the Court of Appeals released its decision regarding issues raised in the consolidated appeals of the order, upholding the Federal Communications Commission's order in part and reversing it in part; it modified that decision on August 22, 1997.

    On January 25, 1999, the U.S. Supreme Court reversed important portions of the Eighth Circuit's holding in IOWA UTILITIES BOARD. Specifically, the Supreme Court ruled that:

    - the Federal Communications Commission properly exercised its authority under the 1996 Telecommunications Act in establishing pricing rules for incumbent carriers' network elements and resale;

    - the Federal Communications Commission had authority to preclude incumbent carriers from separating unbundled network elements which are already combined; and

    - the Federal Communications Commission was justified in promulgating rules enabling competitors to select favorable provisions from other carriers' existing interconnection agreements.

However, the Supreme Court also held that the Federal Communications Commission's analysis in identifying the minimum list of network elements was inadequate. The Court ruled that the Federal Communications Commission failed to consider sufficiently the requirement under the 1996 Telecommunications Act that those network elements be necessary, or that a lack of access to those elements would impair the ability of competitors to offer services. The Court vacated the relevant rule and remanded the matter to the Federal Communications Commission either to modify the rule or justify it, subject to further court review.

    Certain other aspects of the Federal Communications Commission's order were vacated by the Eighth Circuit and were not appealed to the Supreme Court; thus, they remain vacated. These include Federal Communications Commission rules that had directed incumbents to combine network elements requested by competitors whether or not those elements had previously been combined, and a provision requiring that interconnection arrangements be superior in quality to those provided by the incumbent carriers to themselves, when requested to do so by competitors. The Federal Communications Commission and several competitive local exchange carriers have asked the Eighth Circuit to reinstate these rules based upon the Supreme Court's reasoning, but these requests have not yet been acted upon by the court.

    On September 15, 1999, the Federal Communications Commission adopted an order reexamining its minimum list of network elements as directed by the Supreme Court. This order reaffirmed the most important six of the original seven mandatory network elements that incumbents must provide, and expanded the ability of competitors to obtain unbundled local loops, especially loops used to provide DSL and other high capacity services. The order makes clear that the states are free to add other unbundled network elements to the list identified by the Federal Communications Commission. In addition, the Federal Communications Commission affirmed the rights of competitors to obtain pre-existing combinations of network elements, including extended loops. The 1999 order, however, scaled back competitors' abilities to use the incumbent's local switches and generally does not require incumbents to share their data communication networks. As of December 20, 1999, these rules have not yet become effective, and are subject to petitions for review and/or reconsideration by various industry parties. We are unable to predict what the outcome of any resulting litigation will be or when these matters will be resolved.

    Finally, the Federal Communications Commission is considering a proceeding which may affect Jato's ability to gain access to multi-tenant buildings in order to provide its services. No decision has been issued in this proceeding, and Jato is unable to predict when, or if, the Federal Communications Commission will act in the proceeding.

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
    With the increasing deployment of high-speed telecommunications networks, the Federal Communications Commission continues to review its policies and rules for the provision of advanced communications services. Advanced communications services are wireline, broadband telecommunications services, such as services that rely on digital subscriber line technology (commonly referred to as xDSL) and packet-switched technology. In an order released on August 6, 1998, the Federal Communications Commission clarified that the interconnection, unbundling and resale obligations under the 1996 Telecommunications Act applied to the incumbents' advanced communications facilities and services, and proposed measures to promote the deployment of advanced communications services by both incumbent carriers and competitors. However, the Federal Communications Commission also interpreted the 1996 Telecommunications Act as permitting (under certain circumstances) incumbent carriers to deploy advanced communications services through separate affiliates that would not be subject to the 1996 Telecommunication Act's unbundling and resale obligations. The Federal Communications Commission currently is reviewing these findings to more fully consider the proper classification of advanced telecommunications services and the implications of that classification on the scope of the incumbents' obligations with respect to the provision of these services. This review could significantly affect competitor's abilities to gain access to the incumbents' advanced service capabilities as well as the degree of regulation the incumbents' retail advanced services may be subjected to.

    On March 18, 1999, the Federal Communications Commission adopted a First Report and Order in these proceedings further strengthening the rights of competitors to lease space within the incumbent's facilities in order to place the carrier's own telecommunications equipment. The Federal Communications Commission, for example, permitted competitors to share space used by other carriers at their option and required incumbent carriers to permit competitors to place equipment in pre-installed racks and other cageless collocation arrangements. The Federal Communications Commission also broadened the range of permissible equipment that competitors may install to include equipment that performs some switching and enhanced services functions. Finally, the Federal Communications Commission limited the incumbents' ability to claim that competitors' equipment posed fire or electrical hazards and proposed rules making the standards incumbents may use more specific.

    Many aspects of these rulings have been appealed to the U.S. Court of Appeals for the D.C. Circuit. We cannot predict the final outcome of these proceedings and associated appeals. In addition, we note that incumbent carriers continue to seek both legislation and Federal Communications Commission action to free them from regulation of advanced services, including the obligation to unbundle their own DSL facilities, and we are unable to predict the outcome of these efforts.

    On November 18, 1999, the Federal Communications Commission adopted an order in its advanced services proceeding requiring incumbents to offer access to the high frequency portion of telephone lines they use to provide voice services to a customer, provided that access will not degrade the voice services provided over the same telephone lines. Access to the high frequency portion of a telephone line -- referred to as line sharing -- will enable competitors to provide high-speed data services (such as DSL) to a customer, without requiring the customer to obtain a second telephone line dedicated for this purpose. However, several important elements of line sharing, including the price at which incumbents must provide such access, were left to the state commissions to determine using federal guidelines. In addition, the order specifically determines that SDSL, a symmetrical digital subscriber line technology used by Jato, is not eligible for deployment on a line sharing basis because it uses the frequencies devoted to voice transmissions. Moreover, incumbent carriers will have at least until June 2000 to implement these new requirements. As a result, we are unable to predict when line sharing will become available, or the degree to which it will reduce the costs currently associated with providing high-speed data services.

    In November 1998, the Federal Communications Commission ruled that DSL services used to provide dedicated access to interstate services, such as Internet access, are interstate services subject to

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
its jurisdiction. The Federal Communications Commission permitted incumbent carriers to include such DSL services in their federally-filed tariffs, rather than in state tariffs. On February 26, 1999, the Federal Communications Commission ruled that local calls placed to ISPs (so-called ISP-bound traffic) also is predominantly interstate traffic that is subject to federal jurisdiction. However, having found that most ISP-bound traffic is jurisdictionally interstate, the Federal Communications Commission went on to clarify that its ruling did not preclude parties from treating this traffic as local traffic for purposes of the payments carriers make when local calls originate with one carrier and are completed to subscribers of another carrier. On a prospective basis, the Federal Communications Commission is considering rules for carrier to carrier payments for ISP-bound traffic. These decisions currently are subject to reconsideration and appeal.

    In response to several carrier tariffs offering interstate DSL services, the Federal Communications Commission has ruled that advanced services that are provided to ISPs for use in connection with the ISP's Internet access services are wholesale telecommunications services, not telecommunications services offered at retail. As a result, competitors may not obtain these DSL services at wholesale prices under the 1996 Telecommunications Act. Services which are offered to business or residential subscribers directly, however, are retail services and may be obtained by other carriers at the wholesale price. This ruling may allow ISPs to obtain volume and term discounts which meet or exceed those available to non-ISPs that purchase DSL services.

    In general, the Federal Communications Commission has a policy of encouraging the entry of new competitors, such as Jato, in the telecommunications industry and preventing anti-competitive practices. Therefore, the Federal Communications Commission has established different levels of regulation for dominant carriers and nondominant carriers. Large incumbent local exchange carriers such as GTE and the RBOCs are currently considered dominant carriers in their territories, while competitors such as Jato are considered nondominant carriers.

    - TARIFFS: As a nondominant carrier, we may install and operate telecommunications facilities without prior Federal Communications Commission authorization. Services of nondominant carriers have been subject to relatively limited regulation by the Federal Communications Commission, primarily consisting of the filing of tariffs and periodic reports. However, nondominant carriers like Jato must offer interstate services on a nondiscriminatory basis, at just and reasonable rates, and remain subject to Federal Communications Commission complaint procedures. Nondominant carriers have the option of filing tariffs for access services provided to carriers who originate or terminate long distance calls to a customer. However, the Federal Communications Commission has ruled that long distance carriers must cancel their tariffs for domestic, state to state long distance services, except for operator assisted calls and casual calling using a carrier's 1-800 or 101-XXXX number. The Federal Communications Commission's order has not taken effect, pending a review of its lawfulness before the U.S. Court of Appeals for the District of Columbia Circuit. We have not yet filed any tariffs for interstate services with the Federal Communications Commission.

    - INTERNATIONAL SERVICES: Nondominant carriers such as Jato are required to obtain Federal Communications Commission authorization and file tariffs before providing international communications services. At this time, we do not have authority from the Federal Communications Commission to provide voice or data communications services between the United States and foreign points. We believe that such authority likely would be granted by the Federal Communications Commission upon request.

    - CONTRIBUTIONS TO FUND UNIVERSAL SERVICE SUBSIDIES: On May 8, 1997, the Federal Communications Commission released an order in its CC Docket No. 96-45, which reforms the current system of interstate support mechanisms designed to make telephone service universally available. The Federal Communications Commission established a set of policies and rules to ensure that low-income consumers and consumers living in rural, insular and other high cost

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
      areas receive a defined set of local telecommunications services at affordable rates. This is to be accomplished in part through expansion of direct consumer subsidy programs and in part by ensuring that rural, small and high cost local exchange carriers continue to receive universal service subsidy support. The Federal Communications Commission also created new programs to subsidize connection of eligible schools, libraries and rural health care providers to telecommunications networks. These programs will be funded by assessment of eligible revenues of nearly all providers of interstate telecommunications carriers, including DSL providers such as Jato. Like all carriers that provide interstate telecommunications services, we will be required to contribute to the subsidy. The subsidy could also enable the incumbent carriers to reduce prices that they charge to certain customers, putting additional competitive pressure on Jato. We presently are unable to predict the potential impact of these universal service funding reforms, but they could have a significant impact on our future operations.

    - OTHER GOVERNMENT REGULATION: Government regulation in a number of other areas may affect Jato. For example, the Communications Assistance to Law Enforcement Act requires telecommunications carriers to modify the design of their equipment, facilities and services to ensure that electronic surveillance can be performed at the request of authorized law enforcement representatives. Telecommunications carriers are currently required to comply with the core requirements of the Communications Assistance to Law Enforcement Act in the year 2000. The potential cost to Jato in meeting these requirements, which may be substantial, is unknown at this time. In addition, government regulation of the Internet may also have an indirect effect on our business, by increasing the cost of Internet access, making the businesses of ISP's, who are customers of ours, less viable. If these costs are passed on to customers of ISPs it could, in turn, affect the extent to which companies and individuals access the Internet and engage in electronic commerce. This may ultimately have a detrimental effect on us.

    STATE REGULATION

    Jato believes that most, if not all, states in which it proposes to operate will require a certification or other authorization to offer intrastate services. However, provisions of the 1996 Telecommunications Act bar states and localities from imposing any requirement that may prohibit, or have the effect of prohibiting, the ability of any entity to enter the telecommunications market. The Federal Communications Commission has the authority to preempt state actions that operate as entry barriers.

    Jato has obtained intrastate authority in each of the states where we provide intrastate telecommunications services. In most states, Jato is required to file tariffs setting forth the terms, conditions and prices for services that are classified as intrastate.

    We believe that, as the degree of intrastate competition increases, some states are likely to offer incumbent carriers increasing pricing flexibility. This pricing flexibility may present incumbent carriers with an opportunity to subsidize services that compete with our services with revenues generated from less competitive services, thereby allowing incumbent carriers to offer services competing with ours at prices below the cost of providing the service. Jato cannot predict the extent to which this may occur or its impact on our business.

    Numerous states have adopted or are considering adoption of new programs to fund state universal programs. Jato could be required to contribute a significant portion of its intrastate end user revenues toward the funding of such programs, and such a development could have a significant impact on our future operations.

    LOCAL REGULATION

    Should Jato in the future decide to operate its own network facilities over public rights-of-way, it may be required to obtain various permits and authorizations from municipalities where the facilities are located. Some municipalities may seek to impose similar requirements on users of transmission facilities, even though they do not own such facilities. If municipal governments impose conditions on granting permits or other authorizations or if they fail to act in granting such permits or other authorizations, our business could be adversely affected.

    LOCAL INTERCONNECTION

    Jato has entered into interconnection arrangements with Ameritech, BellSouth, Pacific Bell, Southwestern Bell and US West, and we expect to execute interconnection agreements covering substantially all of our target markets by the end of the first quarter 2000. In most instances, we have adopted entire agreements between the incumbent and another competitive carrier in each of these states. We take these agreements subject to the terms and conditions negotiated and/or arbitrated by the other carrier, and for the remaining term of the underlying agreement. Some of our local interconnection agreements are scheduled to expire during the year 2000, and will require extension or renegotiation in the near future. There can be no assurance that these negotiations and renegotiations of interconnection agreements will be successful, that the agreements can be extended in a favorable manner, or that arbitration of any unresolved issues by any state public regulatory commission will be decided favorably to us.

EMPLOYEES

    As of January 31, 2000, we had approximately 230 employees. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. Competition for such personnel is intense, and we may be unable to identify, attract and retain such personnel in the future. None of our employees are represented by a labor union or are the subject of a collective bargaining agreement. We have never experienced a work stoppage and believe that our employee relations are good.

PROPERTIES

    Our headquarters are located in facilities consisting of approximately 30,000 square feet in Denver, Colorado, which we occupy under a lease that expires in June 2004. The term of this lease may be extended. Under this lease, we have a continuing right of first refusal covering all of the office space on an additional floor comprising 22,000 square feet and a one time right of first refusal covering 7,600 square feet on another floor.


    We have also entered into a lease for an additional 13,000 square feet in Denver, Colorado, which lease terminates in January 2003. These new facilities are in the building adjacent to the building in which our headquarters are currently located and are owned by the same landlord.



    We recently entered into a sublease for approximately 21,000 square feet in a building located in Englewood, Colorado, which lease terminates in May 2002. We also lease space for network equipment installations and local offices in a number of other locations.


LEGAL PROCEEDINGS

    We are not currently involved in any material legal proceedings. See Note 7 of the notes to our consolidated financial statements.

                            ------------------------

    We use market data and industry forecasts throughout this prospectus, which we have obtained from internal surveys, market research, publicly available information and industry publications. We have not independently verified any of this information.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER OFFICERS


    Our directors, executive officers and other officers and their ages as of March 1, 2000 are as follows:


NAME                              AGE                            POSITION
----                            --------   ----------------------------------------------------
DIRECTORS AND EXECUTIVE
  OFFICERS

Gerald K. Dinsmore............     50      President, Chief Executive Officer and Director

William D. Myers..............     41      Senior Vice President, Finance and Strategic
                                           Planning, Chief Financial Officer, Treasurer and
                                           Secretary

Terri L. Compton..............     43      Executive Vice President, Operations and Chief
                                           Operating Officer

Rex A. Humston................     40      Senior Vice President, Engineering and Chief
                                           Technology Officer

Brian E. Gast.................     39      Chairman of the Board

Leonard Allsup................     51      Director

Eric A. Benhamou(1)...........     44      Director

Todd A. Brooks(1)(2)..........     39      Director

James J. Collis(1)(2).........     37      Director

Donald T. Lynch(1)............     51      Director

Gregg A. Mockenhaupt(1)(2)....     30      Director

OTHER OFFICERS

Keith M. Bennett..............     51      President, Direct Markets

Thomas W. Hall................     48      President, Indirect Markets

Robert G. Vidal...............     50      Senior Vice President, Human Resources and
                                           Administration

F. Thomas Danner III..........     39      Vice President, Applications Planning

Patrick M. Green..............     44      Vice President, Carrier Relations

Gerard A. Maglio..............     53      Vice President, Marketing

Edward P. Ziehm...............     41      Vice President, Business Operations

------------------------

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

    DIRECTORS AND EXECUTIVE OFFICERS

    All the officers identified above serve at the discretion of our board of directors. There are no family relationships between any persons identified above. The following are brief biographies of the directors, executive officers and other officers identified above.

    GERALD K. DINSMORE joined Jato in August 1999 as its President and Chief Operating Officer, was elected to the board of directors in September 1999 and was appointed Chief Executive Officer in November 1999. Prior to joining Jato, Mr. Dinsmore served as President--Business Development and

Integration of GTE from June 1997 to January 1999. As such, Mr. Dinsmore was responsible for finance, strategic planning, business development, marketing and regulatory affairs for all GTE business units. From 1993 to June 1997, Mr. Dinsmore served as Senior Vice President of Finance, Strategy and Technology Planning of GTE. In such capacity, Mr. Dinsmore was responsible for developing and implementing long-term strategic planning, including technological initiatives and mergers and acquisitions. Mr. Dinsmore also served as a member of the Executive Leadership Council of GTE from 1996 to January 1999.

    WILLIAM D. MYERS joined Jato in August 1999 as its Vice President, Finance, Chief Financial Officer and Treasurer. Mr. Myers was elected Secretary in December 1999 and appointed Senior Vice President, Finance and Strategic Planning in February 2000. Prior to joining the Company, Mr. Myers was Vice President of Finance and Treasurer of Primestar, Inc. from April 1998 to
August 1999. From September 1996 to April 1998, Mr. Myers served as Vice President of Finance and Treasurer of TCI Satellite Entertainment, Inc. From November 1994 to September 1996, Mr. Myers was Vice President of Capital Management for TCI Cable Management Corporation and served as Director of Finance for Tele-Communications, Inc. from December 1991 to November 1994.

    TERRI L. COMPTON joined Jato in December 1999 as its Senior Vice President, Market Operations and was appointed Executive Vice President, Operations and Chief Operating Officer in February 2000. Prior to joining the Company, Ms. Compton served as Vice President--Strategic Planning and Business Development/National of GTE from September 1998 until December 1999. From
June 1996 until September 1998, Ms. Compton served as GTE's Vice President--Business Development, National. From October 1986 until June 1996, Ms. Compton served in various capacities at GTE.

    REX A. HUMSTON joined Jato in October 1998 as its Vice President, Engineering and Chief Technology Officer and was appointed Senior Vice President, Engineering in February 2000. Prior to joining the Company,
Mr. Humston was Vice President, Information Systems and Technology for Jones International Inc., a telecommunications company, from May 1997 until October 1998. From February 1996 to May 1997, Mr. Humston was Vice President and Chief Information Officer of Health Decisions International, a teleservices company. From April 1994 to February 1996, Mr. Humston served as Director, Information Services for OneComm Corporation, a telecommunications company.

    BRIAN E. GAST is a founder of Jato and has served as a member of the board of directors since its inception in 1998. Mr. Gast was elected Chairman of the Board in November 1999 and served as Chief Executive Officer from Jato's inception to November 1999. From inception to August 1999, Mr. Gast served as President of Jato. Prior to forming the Company, Mr. Gast co-founded Formus Communications, Inc., a developer of wireless broadband systems, in November 1996 and served as its President. In December 1988, Mr. Gast co-founded American Telecasting, Inc., a national operator of wireless cable television systems, and served as its President and Chief Executive Officer from March 1990 to January 1996.


    LEONARD ALLSUP is a founder of Jato and has served as a member of the board of directors since its inception in 1998. Mr. Allsup also served as the Company's Treasurer from inception until August 1999 and as a Vice President of the Company until February 2000. Prior to joining the Company, Mr. Allsup served as Vice President, Strategic Alliances of Formus Communications, Inc., from November 1996 to June 1998. Prior to joining Formus in 1996, Mr. Allsup was an advisor to several privately owned companies in the cable television and gaming industries. From February 1991 to July 1995, Mr. Allsup was President and Chief Operating Officer of KBL-Media, Inc., a subsidiary of KBLCOM, Inc., a diversified telecommunications company.


    ERIC A. BENHAMOU has served as a member of the board of directors since December 1999. Mr. Benhamou has served as Chief Executive Officer of 3Com Corporation since September 1990 and as its President from April 1990 through August 1998. Mr. Benhamou has been the Chairman of the Board of Directors of 3Com since July 1994. Mr. Benhamou served as 3Com's Chief Operating Officer from April 1990 through September 1990. From October 1987 through April 1990, Mr. Benhamou held various general management positions within 3Com.
Mr. Benhamou also serves as Chairman of the Board of Cypress Semiconductor, Inc., and as a director of Legato Systems, Inc. Mr. Benhamou is a member of President Clinton's Information Technology Advisory Council.

    TODD A. BROOKS has served as a member of the board of directors since September 1999. Mr. Brooks joined Mayfield Fund, a Menlo Park-based venture capital firm in February 1999, and has been a General Partner since June 1999, where he specializes in investing in companies in the telecommunications equipment and services sectors. From April 1995 to January 1999, Mr. Brooks served as a Managing Principal for JAFCO America Ventures, the U.S. subsidiary of JAFCO Co. LTD, an international venture capital investment firm. From August 1993 to April 1995, Mr. Brooks served as an equity research analyst for telecommunications investments for Franklin-Templeton Group, an investment corporation. From June 1987 to August 1991, Mr. Brooks held various engineering and marketing roles at Applied Materials, Inc., a semiconductor capital equipment company. Mr. Brooks currently serves on the board of directors of Avanex Corp., a publicly traded company and he also serves on several private company boards of directors.


    JAMES J. COLLIS has served as a member of the board of directors since
April 1999. Mr. Collis is an Executive Vice President of CEA Management Corp., a corporation formed to manage CEA Capital Partners USA, L.P. and CEA Capital Partners USA CI, L.P., a New York-based venture capital firm. Mr. Collis has served in this role since February 1997. Before joining CEA Management Corp., Mr. Collis was a Principal at Chase Manhattan Bank beginning in December 1996. Before becoming a Principal, Mr. Collis was a Vice President of Chase Manhattan Bank beginning in June 1995 and an Associate before that beginning in June 1991. Mr. Collis specializes in investing in companies in the media and telecommunications industry and serves on the boards of directors of Acme Communications, Inc. and for numerous private media and telecommunication companies.


    DONALD T. LYNCH has served as a member of the Board of Directors since December 1999. In January 1999, Mr. Lynch founded Lynch Associates, LLC, a telecommunications consulting company. Prior to that, Mr. Lynch served in various management positions at MCI Telecommunications Corporation from November 1981 to December 1998, including Senior Vice President--Finance, Network MCI Services from June 1994 to September 1995, Senior Vice President, Financial and Accounting Operations from September 1995 to September 1996 and Senior Vice President, Local Financial Operations from September 1996 to December 1998.


    GREGG A. MOCKENHAUPT has served as a member of the board of directors since April 1999. Since March 1996, Mr. Mockenhaupt has served as a member of Crest Partners II, LLC, a private investment firm that was formed in 1996 to focus on communications-related investments and which is the general partner of Crest Communications Partners, L.P. Prior to joining Crest in March 1996, Mr. Mockenhaupt was an Associate in the Mergers & Acquisitions Group of Smith Barney Inc. from June 1994 to March 1996. Mr. Mockenhaupt serves on several private company boards of directors.


    OTHER OFFICERS

    KEITH M. BENNETT joined Jato in July 1999 as its President, Direct Markets. Prior to joining the Company, Mr. Bennett served as President of Compass Management and Consulting from November 1997 to July 1999. Mr. Bennett held senior management positions with U S WEST (Director of Sales and Customer Service) from October 1992 to March 1996, USA.NET (Vice President of Sales) from March 1996 to December 1996, Intergram International (Senior Vice President) from February 1997 to November 1997, and Online Systems Services (Senior Vice President) from April 1998 to November 1998.

    THOMAS W. HALL joined Jato in December 1999 as its President, Indirect Markets. Prior to joining the Company, Mr. Hall served as Vice President, IP/Data Services of GTE from December 1998 until

December 1999. From January 1998 until December 1998, Mr. Hall served as GTE's Vice President, Internetworking Strategic Planning. Mr. Hall served as GTE's Regional President, Texas/New Mexico from November 1996 until January 1998. From October 1994 until November 1996, Mr. Hall served in various capacities at GTE.

    ROBERT G. VIDAL joined Jato in July 1999 as its Vice President, Human Resources and was appointed Senior Vice President, Human Resources and Administration in February 2000. Prior to joining the Company, Mr. Vidal served as Vice President, Human Resources for New Era of Networks, a global provider of packaged solutions, from October 1998 through July 1999. From March 1998 to October 1998, Mr. Vidal served as Vice President, Human Resources, for Customer Insight Company, a Metromail Company. From August 1997 to March 1998, Mr. Vidal held the position of Assistant Chief Operating Officer for Denver Public Schools, the largest urban school district in Colorado. Beginning in 1989 through June of 1994, Mr. Vidal held the position of Senior Vice President, Human Resources for CenterMark properties, a national retail real estate developer.

    F. THOMAS DANNER, III joined Jato in May 1999 as its Vice President, Applications Planning. Prior to joining the Company, Mr. Danner served as Executive Director of DMW Worldwide, Inc. from July 1997 to May 1999. From August 1996 to July 1997, Mr. Danner was a principal of The McKenna Group, a market-consulting group. From January 1994 to August 1996, Mr. Danner served as Chief Architect of BellSouth Entertainment. From February 1985 to January 1994, Mr. Danner served as Vice President of Development of BellSouth Advanced Networks.

    PATRICK M. GREEN joined Jato in December 1998 as its Vice President, Carrier Relations. Prior to joining the Company, Mr. Green was a consultant to domestic and multinational companies in the local telephony and subscription television industries from late 1995 to October 1998. From 1992 until forming his consulting practice in late 1995, Mr. Green served as Vice President-Finance and Administration of KBL-Media.

    GERARD A. MAGLIO joined Jato in June 1999 as its Vice President, Marketing. Prior to joining the Company, Mr. Maglio was the principal of Maglio & Associates, a cable television and telecommunications firm founded in 1991.
Mr. Maglio is also a principal and partner in a number of entrepreneurial marketing ventures both in and out of the cable telecommunications areas.
Mr. Maglio held senior management positions at American Television & Communications (now Time Warner Cable) from July 1976 to August 1980, Rainbow Programming Services from August 1980 to September 1982, Daniels & Associates from September 1982 to September 1988, United Artists Cable from September 1988 to December 1991, DMX from February 1992 to April 1993 and Tele-Trend Communications from April 1993 to July 1995.

    EDWARD P. ZIEHM joined Jato in July 1999 as its Vice President, Business Operations. Prior to joining the Company, Mr. Ziehm served in various senior-level management positions at subsidiaries of TCI, including Executive Vice President of Corporate Development for DMX and Vice President of TCI Music from June 1997 to January 1998. He also served as Vice President Business Technology & Operations for TCI from May 1993 to January 1997.

DIRECTORS' TERMS

    We currently have eight directors. Members of the board of directors currently hold office and serve until our next annual meeting of stockholders or until their respective successors have been elected. In December 1999, our board of directors approved, subject to stockholder approval, our restated certificate of incorporation to provide for, among other things, a classified board of directors. The restated certificate of incorporation states that the terms of office of the board of directors will be divided into three classes: class I, whose term will expire at the annual meeting of stockholders to be held in 2001, class II, whose term will expire at the annual meeting of stockholders to be held in 2002 and class III, whose term will expire at the annual meeting of stockholders to be held in 2003. Under this provision, Messrs. Collis and Mockenhaupt will serve as class I directors, Messrs. Allsup, Brooks and Gast will serve as class II directors and Messrs. Benhamou, Dinsmore and Lynch will serve as class III directors. At each annual meeting of stockholders beginning with the 2001 annual meeting, the successors to directors whose terms expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been elected.

BOARD COMMITTEES

    COMPENSATION COMMITTEE. Our compensation committee consists of Messrs. Brooks, Collis and Mockenhaupt. The compensation committee reviews salaries, bonuses and stock options of our executive officers, and administers our executive compensation policies, stock option plans and the bonus program. No member of the compensation committee has been an officer or employee of Jato at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee.

    AUDIT COMMITTEE. Our compensation committee consists of Messrs. Benhamou, Brooks, Collis and Mockenhaupt. Effective upon the closing of this offering, our audit committee will consist of Messrs. Benhamou, Brooks and Lynch. The audit committee is primarily concerned with the effectiveness of our accounting policies and practices, financial reporting and internal controls. Specifically, the audit committee recommends to the board the firm to be appointed as our independent public accountants; reviews and approves the scope of the annual examination of our books and records; reviews the audit findings and recommendations of the independent public accountants; monitors the extent to which we have implemented changes recommended by the independent public accountants, or the audit committee; and provides oversight with respect to accounting principles to be employed in our financial reporting.

DIRECTOR COMPENSATION


    Other than reimbursing directors for customary and reasonable expenses incurred in attending board of directors and committee meetings, we do not currently compensate our directors. The Company is, however, currently exploring the possibility of implementing a compensation plan for directors in the future.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of the Compensation Committee of the board of directors is an officer or employee of Jato. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

EMPLOYMENT AGREEMENTS AND TRANSITION AGREEMENTS

    GERALD K. DINSMORE. On November 16, 1999, we entered into an amended employment agreement with Gerald K. Dinsmore, our Chief Executive Officer. The agreement has a two-year term which automatically renews on a month-to-month basis unless either of us gives 30 day's prior written notice to the other. The agreement provides for an annual base salary of $300,000 which will increase annually in an amount determined by our board of directors.


    Mr. Dinsmore may be paid a cash bonus at the discretion of our board of directors. Mr. Dinsmore also was granted an option to purchase 1,125,600 shares of our common stock, subject to the terms and conditions set forth in the stock option agreement attached to his employment agreement. The agreement also provides for the accelerated vesting of 50% of Mr. Dinsmore's unvested stock options and restricted stock upon his death. Either of us can terminate Mr. Dinsmore's employment at any time. However, if we terminate Mr. Dinsmore's employment without cause, he will be entitled to receive twelve months' base salary and any pro-rated bonus he is entitled to for that year. We have agreed to reimburse certain commuting and relocation expenses of Mr. Dinsmore associated with his relocation from Dallas to Denver, in addition to the reimbursement of closing costs, moving expenses, furnishings, and related expenses up to an aggregate maximum of $100,000.



    Mr. Dinsmore's employment agreement contains provisions which prohibits him during the term of the employment agreement from engaging in any other employment, occupation or business enterprise, other than those in which he is a passive investor. In addition, Mr. Dinsmore has agreed to abide by the terms of his previously executed non-competition, proprietary information and inventions agreement.


    REX A. HUMSTON. On April 16, 1999, we entered into an employment agreement with Rex A. Humston, our Vice President, Engineering and Chief Technology Officer. The agreement has a one-year term, which automatically renews on a month-to-month basis unless either of us gives 30 days' prior written notice to the other. The agreement provides for an annual base salary of $150,000 which amount increases annually by the greater of:

    - 5% of Mr. Humston's salary, or

    - an amount determined by our board of directors.


    Mr. Humston may be paid a cash bonus at the discretion of our board of directors. The agreement also provides for the acceleration of vesting of Mr. Humston's stock options and the termination of our repurchase rights on the shares of stock underlying those options if certain change in control transactions occur and for acceleration of the vesting on 50% of Mr. Humston's unvested stock options and restricted stock upon his death. Either of us can terminate Mr. Humston's employment at any time. However, if we terminate
Mr. Humston's employment without cause, he will be entitled to receive twelve months' base salary and any pro-rated bonus he is entitled to for that year.



    Mr. Humston's employment agreement contains provisions which prohibits him during the term of the employment agreement from engaging in any other employment, occupation or business enterprise, other than those in which he is a passive investor. In addition, Mr. Humston's agreement contains noncompete provisions which prohibits him, during his employment and for a period of twelve months after the termination of his employment, from engaging in any activities in competition with us, and from accepting employment or establishing a business relationship with certain of our competitors.



    The employment agreements we have entered into with certain of our other executive officers and key employees generally provide for similar terms as those described above. If we terminate an executive's employment during the term of his employment agreement without cause, the executive would generally be entitled to receive a severance package from the Company.


    On February 10, 2000, we entered into employment transition and separation agreements with each of Brian E. Gast, our current Chairman and former Chief Executive Officer, Leonard Allsup, our former Vice President, Strategic Relationships and Bruce E. Dines, Jr., our former Vice President, Customer Relations. Under the terms of the agreements, Messrs. Gast, Allsup and Dines each will receive:

    - his salary and health benefits through the earlier to occur of the closing of this offering or June 30, 2000;

    - a lump sum payment equal to one year of his current base salary, less applicable deductions and withholdings; and

    - a bonus payment equal to the portion of the bonus he is entitled to receive for the calendar year based upon the number of full months he was employed for the year.


    In addition, the vesting of all remaining unvested shares of Messrs. Gast, Allsup and Dines' restricted stock will be accelerated such that 2,270,523 shares, 2,105,060 shares, and 1,139,858 shares, respectively, will vest on the earlier of the closing of this offering or June 30, 2000. Under these agreements, Messrs. Gast, Allsup and Dines also agree that for an additional 180-day period after their 180-day lock-up agreements with the underwriters expire, they will not sell more than an aggregate of 750,000 shares (875,000 shares if Messrs. Gast, Allsup and Dines do not realize at least $5.0 million of gross proceeds in the offering) during any three-month period. In addition, for so long as Messrs. Gast, Allsup and Dines own shares of our stock, they agree that they will not:


    - knowingly sell their shares of the Company stock to a person or group who, as a result of such sale, would own 5% or more of the Company's outstanding stock or to directly or indirectly solicit any person or group to purchase from them or any other shares in the Company if such person or group, as a result of such purchase, would own 5% or more of the Company's outstanding stock;

    - knowingly sell their shares of the Company stock to a Company competitor or to directly or indirectly solicit any competitor to purchase from shares in the Company from them; and

    - engage in, or support, a hostile proxy solicitation.


    The agreements also provide for releases by Messrs. Gast, Allsup and Dines in favor of the Company and contain non-compete and nonsolicitation provisions which will apply to Messrs. Gast, Allsup and Dines during the remainder of their employment with the Company and for a period of twelve months following their separation date.



    Jato loaned $100,000 to Mr. Gast pursuant to his original employment agreement. The loan is secured by a pledge of Mr. Gast's common stock. The loan bears interest at a rate of 5% per annum, compounded quarterly, and principal and interest amounts will be forgiven by no later than March 31, 2000. Mr. Gast will be solely responsible for all tax consequences relating to the forgiveness of the loan.

EXECUTIVE COMPENSATION

    The following table sets forth all compensation awarded to, earned by or paid to our Chief Executive Officer and our four other most highly compensated executive officers whose annual salary and bonus exceeded $100,000 for services rendered in all capacities to us during 1999 (collectively, the "Named Executive Officers").

                        SUMMARY COMPENSATION TABLE(1)(2)

                                                                             LONG-TERM
                                                                            COMPENSATION
                                           ANNUAL COMPENSATION              ------------
                                -----------------------------------------    SECURITIES
NAME AND PRINCIPAL                                         OTHER ANNUAL      UNDERLYING     ALL OTHER
POSITION(S)                     SALARY ($)   BONUS ($)   COMPENSATION ($)   OPTIONS (#)    COMPENSATION
------------------              ----------   ---------   ----------------   ------------   ------------
Gerald K. Dinsmore(3) ........   $ 78,965       --           --                --          $113,764(4)
  President and Chief
  Executive Officer
Brian E. Gast(5) .............   $238,762       --          $36,347(6)         --          $ 22,466(7)
  Chairman and Former Chief
  Executive Officer
Rex A. Humston ...............   $148,269       --           --                --          $    551(8)
  Vice President, Engineering
  and Chief Technology Officer
Leonard Allsup ...............   $148,269       --           --                --          $    611(9)
  Former Vice President,
  Strategic Relationships
Bruce E. Dines, Jr. ..........   $148,269       --           --                --          $ 21,761(10)
  Former Vice President,
  Customer Operations

------------------------

 (1) In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all salaried employees and various perquisites and other personal benefits received by the Named Executive Officers, which do not exceed the less of $50,000 or 10% of any officer's salary and bonus disclosed in this table.

 (2) If Mr. Myers and Ms. Compton, who were not hired by Jato until August 1999 and November 1999, respectively, had been employed with Jato for the entire year, their compensation would have been required disclosure in this table. For 1999, Mr. Myers' base salary was $185,000 and Ms. Compton's base salary was $200,000.

 (3) Mr. Dinsmore has served as President and Chief Operating Officer from August 1999 and as Chief Executive Officer since November 1999.


 (4) Represents $100,000 of reimbursement for closing costs, moving expenses, furnishings and related expenses as well as $13,653 of relocation expenses and a housing allowance and $111 of health club benefits.


 (5) Mr. Gast served as President from inception until August 1999 and as Chief Executive Officer from inception until November 1999.

 (6) Represents forgiveness of note payable.

 (7) Represents $21,840 for relocation expenses and $626 of health club benefits.

 (8) Represents health club benefits.

 (9) Represents health club benefits.

 (10) Represents $21,210 of relocation expenses and $551 of health club benefits.

OPTION GRANTS IN 1999

    The following table sets forth information regarding options granted to the Named Executive Officers during 1999.


                                                                                    POTENTIAL REALIZABLE VALUE AT
                                       PERCENT OF                                      ASSUMED ANNUAL RATES OF
                                      TOTAL OPTIONS                                 STOCK PRICE APPRECIATION FOR
                          NUMBER OF    GRANTED TO     EXERCISE                               OPTION TERM
                           OPTIONS    EMPLOYEES IN      PRICE                       -----------------------------
NAME                       GRANTED        1999        ($/SHARE)   EXPIRATION DATE        5%              10%
----                      ---------   -------------   ---------   ---------------   -------------   -------------
Gerald K. Dinsmore......  1,125,600       18.5%         $1.83        12/02/09        $1,295,427      $3,282,867



    The percent of total options granted to employees in the above table is based on 6,101,385 total options granted in 1999. Twenty-five percent of these options vest on December 3, 2000, and the remainder vest in equal installments each month over the three-year period following December 3, 2000. Our board of directors may reprice options under the terms of our equity incentive plan.


    The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent our estimate or projection of future increases in the price of the common stock.

1999 OPTION EXERCISE AND YEAR-END OPTION VALUES

    The following table sets forth information concerning the value realized upon exercise of options during 1999 and the number and value of unexercised options held by each of the Named Executive Officers at December 31, 1999.


                                                         NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                              OPTIONS AT              IN-THE-MONEY OPTIONS AT
                               SHARES                      DECEMBER 31, 1999             DECEMBER 31, 1999
                             ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                          EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         -----------   --------   -----------   -------------   -----------   -------------
Gerald K. Dinsmore.........    --            --          --           1,125,600        --          $13,698,552



    In the table above, the value of the unexercised in-the-money options is based on an assumed public offering price of $14.00 per share minus the per share exercise price, multiplied by the number of shares underlying the option.


EQUITY INCENTIVE PLAN


    Our 1998 Equity Incentive Plan was adopted by the board of directors and approved by our stockholders on August 10, 1998. The incentive plan was amended and restated as the 2000 Equity Incentive Plan in February 2000. There is currently an aggregate of 12,240,900 shares of common stock authorized for issuance under the incentive plan. The incentive plan will terminate on February 7, 2010 unless sooner terminated by the board (or Committee).



    As of February 8, 2000, we had granted options under the incentive plan to purchase an aggregate of 6,713,008 shares of common stock at a weighted average price of $2.60 per share, 28,140 shares of which had been acquired through exercises and 487,525 shares of which had lapsed. In addition, 703,500 shares of restricted stock have been purchased under the plan at a price of $.533 per share. No other stock awards have been granted under the incentive plan.


    The incentive plan provides for the grant of incentive stock options, as defined under the Internal Revenue Code of 1986, as amended, to employees (including officers and employee-directors) and nonstatutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights to employees (including officers and employee-directors), directors and consultants of Jato and its affiliates. The incentive plan is administered by the board or a committee appointed by the board which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof.

    The terms of options granted under the incentive plan may not exceed ten years. The board or committee determines the exercise price of options granted under the incentive plan. However, the exercise price for an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the option grant, and the exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of the option grant. Options granted under the incentive plan vest at the rate specified in the option agreement, which is generally four years. Generally, the optionee may not transfer a stock option other than by will or the laws of descent or distribution unless the optionee holds a nonstatutory stock option that provides for transfer in the stock option agreement. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose service relationship with Jato or any affiliate ceases for any reason may exercise vested options for the term provided in the option agreement, which is generally three months.

    No incentive stock option may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Jato or any affiliate of Jato, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year, under the incentive plan and all other stock plans of Jato and its affiliates, may not exceed $100,000.

    Pursuant to Section 162(m) of the Internal Revenue Code (which denies a deduction to publicly held corporations for certain compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000), no person may be granted options under the incentive plan covering more than 2,500,000 shares of common stock in any calendar year.

    Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the incentive plan. Under its general authority to grant and to amend options, the board (or committee) has the implicit authority to reprice outstanding options or to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares. Both the original and new options will count toward the Internal Revenue Code
Section 162(m) limitation set forth above.

    Restricted stock purchase awards granted under the incentive plan may be granted pursuant to a repurchase option in favor of Jato in accordance with a vesting schedule determined by the board (or committee). The price of a restricted stock purchase award under the incentive plan can not be less than 85% of the fair market value of the stock subject to the award on the date of grant. Stock bonuses may be awarded in consideration of past services without a purchase payment. Unless otherwise specified, rights under a stock bonus or restricted stock bonus agreement generally may not be transferred other than by will or the laws of descent and distribution during such period as the stock awarded pursuant to such an agreement remains subject to the agreement. Stock appreciation rights granted under the incentive plan allow a recipient to elect to receive cash or stock of a value equal to the appreciation of optioned rights. The incentive plan authorizes three types of stock appreciation rights: a tandem stock appreciation right is granted along with a stock option and is subject to the same terms and conditions applicable to the option. It requires the holder to elect between exercising the option (and receiving our shares) or surrendering, in whole or in part, the option and receiving instead cash or stock equal to the appreciation of the shares that are surrendered. A concurrent stock appreciation right also is granted with a stock option and is subject to the same terms and conditions applicable to the option. However, it is exercised automatically at the same time that the recipient exercises the option. Without surrendering any of the shares subject to the option, the recipient receives cash or stock equal to the appreciation of the shares exercised. On the other hand, an independent stock appreciation right is not granted with a stock option, although it generally is subject to the same terms and conditions applicable to nonstatutory stock options. On exercising the independent stock appreciation right, the recipient receives cash or stock equal to the appreciation of the share equivalents that the recipient is exercising.

    If there is any sale of substantially all of our assets, any merger, reverse merger or any consolidation in which we are not the surviving corporation, or any acquisition by certain persons, entities or groups of 50% or more of our stock, all outstanding awards under the Incentive Plan either will be assumed or substituted for by any surviving entity. If the surviving entity determines not to assume or substitute for such awards, the vesting provisions of such stock awards will be accelerated and the awards terminated if not exercised prior to such transaction.


401(K) PLAN



    The Company sponsors a qualified defined contribution retirement plan, called the Jato Communications Corp. 401(k) Plan, or 401(k) Plan, under which eligible employees may elect to defer their current compensation by up to certain statutorily prescribed annual limits ($10,500 in 2000) and to contribute such amounts to the 401(k) Plan. The 401(k) Plan is intended to qualify under
Section 401 of the Code, so that contributions by employees or by the Company to the 401(k) Plan, and income earned on such contributions, are not taxable to the employees until withdrawn, and so that contributions by the Company will be deductible by the Company when made. The trustee for the 401(k) Plan is Orchard Trust Company. The 401(k) Plan permits employees to direct investment of their accounts in the 401(k) Plan among a selection of mutual funds.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth information with respect to beneficial ownership of our common stock as of March 1, 2000 for:


    - each person (or group of affiliated persons) known to us to own beneficially more than 5% of the common stock,

    - each of our directors and named executive officers, and

    - all of our directors and executive officers as a group.


    The information has been adjusted to reflect the sale of the common stock in this offering (assuming no exercise of the underwriters' over-allotment option), the conversion of all outstanding shares of preferred stock into common stock, the 178,571 shares of common stock (based on an assumed initial public offering price of $14.00 per share) to be issued to Qwest upon the closing of the concurrent placement and the 297,619 shares of common stock (based on an assumed initial public offering price of $14.00 per share) issuable to Qwest upon exercise of the warrant to be issued upon the closing of the concurrent placement.



    Messrs. Gast, Allsup and Dines will sell in the offering as follows:



    - if the size of the offering exceeds $125 million, they will sell the next $5 million of the shares offered



    - if the size of the offering exceeds $130 million, they will sell 50% of the shares offered in excess of $130 million



    In accordance with the rules of the Securities and Exchange Commission, the following table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options and warrants within 60 days of March 1, 2000. Unless otherwise noted in the footnotes to the table and subject to community property laws where applicable, the following individuals have sole voting and investment control with respect to the shares beneficially owned by them. Unless otherwise indicated, the business address for each of the individuals or entities listed below is c/o Jato Communications Corp., 1099 18(th) Street, Suite 2200, Denver, Colorado 80202.

                                                                                 PERCENTAGE OF
                                                           NUMBER        SHARES BENEFICIALLY OWNED(1)
                                                         OF SHARES     ---------------------------------
                                                        BENEFICIALLY     PRIOR TO              AFTER
NAME                                                      OWNED(1)     THE OFFERING         THE OFFERING
----                                                    ------------   ------------         ------------
Crest Communications Partners, L.P. ..................    6,381,744       14.36                 11.92%
320 Park Avenue, 17(th) Floor
New York, NY 10022

CEA Capital Partners USA, L.P.(2) ....................    6,381,744       14.36                 11.92
17 State Street, 35(th) Floor
New York, NY 10004

Entities affiliated with                                  3,316,489        7.46                  6.19
Hambrecht & Quist(3) .................................
One Bush Street
San Francisco, CA 94104

Entities affiliated with                                  3,785,494        8.52                  7.07
ABN AMRO Capital (USA), Inc.(4) ......................
208 S. LaSalle Street, 10(th) Floor
Chicago, IL 60604

Entities affiliated with                                  2,763,745        6.22                  5.16
Mayfield X, L.P.(5) ..................................
2800 Sand Hill Road, Suite 250
Menlo Park, CA 94025

Microsoft Corporation ................................    2,512,499        5.65                  4.69
One Microsoft Way
Redmond, WA 98052

Qwest Communications Corporation(6) ..................    2,512,499        5.65                  5.55
555 Seventeenth Street
Denver, CO 80202

Brian E. Gast(7)......................................    3,243,604        7.30                  6.06

Leonard Allsup(8).....................................    3,120,253        7.02                  5.83

Eric A. Benhamou......................................      --                *                     *

Todd A. Brooks(9).....................................    2,763,745        6.22                  5.16

James J. Collis(10)...................................    6,381,744       14.36                 11.92

Gerald K. Dinsmore....................................      744,499        1.67                  1.39

Donald T. Lynch.......................................      --                *                     *

Gregg A. Mockenhaupt(11)..............................    6,381,747       14.36                 11.92

Bruce E. Dines, Jr.(12)...............................    1,726,856        3.88                  3.22

Rex A. Humston........................................      716,061        1.61                  1.34

All directors and executive officers as a
  group (12 persons)(13)..............................   25,091,070       56.45%                46.85%


------------------------

*   Indicates beneficial ownership of less than one percent.


(1) In accordance with Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities. The percentage ownership of each stockholder is calculated based on the total number of outstanding shares of common stock, including outstanding shares of preferred stock convertible into common stock, as of March 1, 2000.



(2) Includes 1,504,175 shares held by its affiliate CEA Capital Partners USA CI, L.P.



(3) Includes 229,136 shares held by H&Q Jato Communications Investors, L.P., 299,489 shares held by Hambrecht & Quist California, 130,649 shares held by Hambrecht & Quist Employee Venture Fund, L.P. II, 2,625,057 shares held by Access Technology Partners, L.P. and 32,158 shares held by Access Technology Partners Brokers Fund, L.P. of which H&Q Venture Management, L.L.C. is the general partner.



(4) Includes 184,136 shares held by ABN AMRO Incorporated and 956,992 shares held by I Eagle Trust. I Eagle Trust is managed by ABN AMRO Private Equity, a department of ABN AMRO, Inc.



(5) Includes 276,373 shares held by Mayfield Principals Fund, L.L.C. and 82,911 shares held by Mayfield Associates Fund IV, L.P.



(6) These shares are held by U.S. Telesource, Inc., a wholly-owned subsidiary of Qwest Communications Corporation, and do not include 178,571 shares to be issued in the concurrent private placement and a warrant to purchase 297,619 shares (each based on an assumed initial offering price of $14.00 per share). For the purpose of calculating percentages after the offering both the 178,571 shares to be issued in the concurrent private placement and the shares issuable upon exercise of the warrant have been included.



(7) Includes 633,150 shares held by Gast Investment LLLP of which Mr. Gast is a general partner. Includes 339,229 shares that will be sold by Mr. Gast if the underwriters' over-allotment option is exercised in full (based on an assumed initial public offering price of $14.00 per share). If sold, his percentage owned after the offering will be 5.29%.



(8) Includes 37,519 shares held as custodian for his daughter. Includes 326,229 shares that will be sold by Mr. Allsup if the underwriters' over-allotment option is exercised in full (based on an assumed initial public offering price of $14.00 per share). If sold, his percentage owned after the offering will be 5.09%.


(9) Mr. Brooks is a Managing Director of Mayfield X Management, LLC, the general partner of Mayfield X, L.P. and a Managing Director of Mayfield Principals Fund, LLC (the "Mayfield Entities"). Mr. Brooks may be deemed to be the indirect beneficial owner of the shares owned by the Mayfield Entities. Mr. Brooks disclaims beneficial ownership of the shares held by the Mayfield Entities, except to the extent of his pecuniary interest arising therein.

(10) Mr. Collis is an Executive Vice President of CEA Management Corp. ("Management Corp.") which manages CEA Capital Partners USA, L.P. and CEA Capital Partners USA CI, L.P. and disclaims beneficial ownership of the shares held by each of CEA Capital Partners USA, L.P. and CEA Capital Partners USA CI, L.P.

(11) The General Partner of Crest Communications Partners, L.P. ("CCP") is Crest Partners II, LLC. The management company of CCP is Crest Communications Holdings LLC ("Holdings"). Holdings may be deemed to indirectly beneficially own the shares owned by CCP. Mr. Mockenhaupt is a member of Holdings and may be deemed to be the indirect beneficial owner of the shares owned by CCP. Mr. Mockenhaupt disclaims beneficial ownership of the shares held by CCP, except to the extent of his pecuniary interest arising therein.

(12) Includes 4,689 shares held by Mr. Dines' spouse, 42,210 shares held by the Bruce E. Dines Jr. 1999 Annuity Trust, of which Mr. Dines is Trustee and 93,799 shares held by DYNEX & Co., a general partnership, of which Mr. Dines is a general partner. Includes 180,602 shares that will be sold by Mr. Dines if the underwriters' over-allotment option is exercised in full (based on an assumed initial public offering price of $14.00 per share). If sold, his percentage owned after the offering will be 2.82%.



(13) Includes 846,160 shares that will be sold by several of our selling stockholders if the underwriters' over-allotment option is exercised in full. See Notes 7, 8 and 12 above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The following is a description of transactions since our inception in July 1998 to which we have been a party, in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest, other than our compensation arrangements with our executive officers which are described under "Management."

SERIES C FINANCING


    On September 16, 1999 and December 22, 1999, we issued an aggregate of 3,947,642 shares of Series C preferred stock to certain principal stockholders and certain other investors at a purchase price of $7.00 per share. We agreed to reduce the price per share of the Series C preferred stock to $5.60 per share if specified conditions were not satisfied by November 15, 1999. On November 16, 1999, we issued an additional 984,666 shares of Series C preferred stock because such conditions were not satisfied. Of the 4,932,308 shares of Series C preferred stock issued, which will convert into 6,939,757 shares of common stock upon the closing of this offering, an aggregate of 3,749,992 shares were sold to the following principal stockholders for an aggregate purchase price of approximately $21 million:


                                                                                   AGGREGATE
PURCHASER                                                     NUMBER OF SHARES   PURCHASE PRICE
---------                                                     ----------------   --------------
Crest Communications Partners, L.P..........................        535,713      $ 2,999,997.00
Entities affiliated with CEA Capital Partners USA, L.P......        535,713        2,999,997.00
Entities affiliated with ABN AMRO Capital (USA), Inc........        357,142        1,999,998.00
Entities affiliated with Hambrecht & Quist..................        357,140        1,999,998.00
Entities affiliated with Mayfield X, L.P....................      1,964,284       11,000,003.00
                                                                  ---------      --------------
Total:......................................................      3,749,992      $20,999,993.00
                                                                  =========      ==============


    In addition, of the 4,932,308 shares of Series C preferred stock issued, 37,500 shares, 17,857 shares and 17,857 shares were sold to Gerald K. Dinsmore, Gerard A. Maglio and Edward P. Ziehm, respectively, officers of Jato, for purchase prices of $210,000, $100,002, and $100,002, respectively. An aggregate of 1,109,102 shares were sold to other accredited investors.


SERIES B FINANCING


    On April 16, 1999 and May 15, 1999, we issued an aggregate of 13,615,322 shares of Series B preferred stock to certain principal stockholders and certain other investors at a purchase price of $1.50 per share. Of the 13,615,322 shares of Series B preferred stock issued, which will convert into 19,156,758 shares of common stock upon the closing of this offering, an aggregate of 12,333,333 shares were sold to the following principal stockholders for an aggregate purchase price of approximately $18.5 million and an aggregate of 1,281,989 shares were sold to other accredited investors.


                                                                                   AGGREGATE
PURCHASER                                                     NUMBER OF SHARES   PURCHASE PRICE
---------                                                     ----------------   --------------
Crest Communications Partners, L.P..........................      4,000,000      $ 6,000,000.00
Entities affiliated with CEA Capital Partners USA, L.P......      4,000,000        6,000,000.00
Entities affiliated with ABN AMRO Capital (USA), Inc........      2,333,333        3,499,999.50
Entities affiliated with Hambrecht & Quist..................      2,000,000        3,000,000.00
                                                                 ----------      --------------
Total:......................................................     12,333,333      $18,499,999.50
                                                                 ==========      ==============

SERIES A FINANCING


    On October 23, 1998 and October 30, 1998, we issued an aggregate of 1,143,323 and 608,662 shares, respectively, of Series A preferred stock to certain principal stockholders and certain other investors at a purchase price of $0.75 per share. Of the 1,751,985 shares of Series A preferred stock sold by us, which will convert into 2,465,042 shares of common stock upon the closing of this offering, 133,333 shares were sold to Gerard A. Maglio, an officer of Jato, for an aggregate purchase price of approximately $100,000.


REGISTRATION RIGHTS

    Pursuant to the second amended and restated investors' rights agreement dated as of January 20, 2000, as amended, among Jato and certain investors, the investors have certain registration rights for the shares of common stock held by them. See "Description of Capital Stock -- Registration Rights" for a description of these registration rights.

LOANS

    In May 1999, Jato loaned $100,000 to Mr. Gast pursuant to his original employment agreement. The loan will be forgiven as provided in Mr. Gast's transition agreement. See "-- Employment Agreements and Transition Agreements."

COMMON STOCK PURCHASES


    On August 31, 1999, Mr. Dinsmore purchased 703,500 shares of our common stock pursuant to a restricted stock purchase agreement that is subject to a repurchase option on our behalf, which is released at a rate of 25% on the first anniversary of the purchase and the balance ratably over 24 months. The repurchase option terminates in the event of a change of control of Jato, termination without cause, or a material reduction in responsibilities or job title. The purchase price for the restricted common stock was $0.533 per share, or $375,000 in the aggregate, which was paid for with $5,000 in cash and the execution of a full recourse promissory note for $370,000, which is secured by a pledge of the 703,500 shares of restricted common stock. The note bears interest at a rate of 7% per annum over two years. Subject to Mr. Dinsmore not terminating his employment with Jato, principal and interest amounts under the note will be forgiven in two installments of equal amount on the first and second anniversary of his start date with Jato. Upon each such installment Jato will pay Mr. Dinsmore $80,000 to cover taxes associated with the forgiveness of the note. All principal and interest of the note will be forgiven and both tax-related payments will be paid upon the occurrence of:


    - a change of control,

    - termination of his employment for reasons other than cause,

    - material reduction of responsibilities or duties, or

    - a material downgrading of title.

STRATEGIC INVESTMENTS AND RELATIONSHIPS


    MICROSOFT. In January 2000, we entered into a strategic relationship with Microsoft in which Microsoft invested $10 million in us in return for shares of our Series D preferred stock which will convert into 2,512,499 shares of common stock upon the closing of this offering. During the term of our two-year agreement, Jato will use Microsoft products, such as Microsoft-Registered Trademark- Office, the Microsoft
Outlook-Registered Trademark- messaging and collaboration client, Site Server Commerce Edition and Microsoft Exchange, to create a variety of ASP services focused on knowledge management, e-commerce and line-of-business solutions. In addition, Jato will offer Managed PC Services, a bundled solution consisting of a combination of hardware, software and services provided to customers for a monthly fee. Jato and Microsoft will cooperatively develop and implement sales and marketing plans for these products.



    QWEST. In February 2000, Qwest invested $10 million in us in return for shares of our Series D preferred stock which will convert into 2,512,499 shares of common stock upon the closing of this offering. As a part of this transaction, Qwest has agreed to certain standstill agreements restricting its ability to purchase more than 10% of our outstanding capital stock, without our consent, for a period of five years. In addition, upon the closing of the concurrent placement, which will close immediately after the closing of this offering, Qwest will purchase 178,571 shares of common stock (based on an assumed initial public offering price of $14.00 per share) for an aggregate purchase price of $2.5 million. In addition, at the closing of the concurrent placement, we have agreed to issue Qwest a warrant for the purchase of 297,619 shares of common stock (based on an assumed initial public offering price of $14.00 per share) at an aggregate exercise price of $5.0 million.


    Concurrently with Qwest's equity investment in us, we have been designated as Qwest's preferred provider of business services in selected cities and central offices. Qwest has agreed to use its reasonable efforts to sell a minimum of 75,000 business class DSL lines using Jato DSL facilities over five and one-half years. Moreover, we have agreed to use our reasonable efforts to supply Qwest with a minimum of 15,000 lines using Qwest's DSL facilities. Both partners will purchase each line on a one year commitment. We will use Qwest as one of our preferred suppliers of broadband communications services and large-scale transport services. As part of our commercial relationship with Qwest, we have agreed to purchase $25.0 million of these Qwest DSL and network services over five and one-half years, at an agreed-upon price of $16.0 million, reflecting the present value of such purchase price, payable to Qwest upon the closing of the offering.

EMPLOYMENT AGREEMENTS AND TRANSITION AGREEMENTS

    We have entered into employment agreements and transition agreements with certain of our officers. See "Executive Compensation -- Employment Agreements and Transition Agreements."

OTHER TRANSACTIONS

    We intend to enter into indemnity agreements with each of our executive officers and directors.

    We believe that each of the transactions described above was carried out on terms that were no less favorable to us than those that would have been obtained from unaffiliated third parties. Any future transactions between us and any of our directors, officers or principal stockholders will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be approved by a majority of the independent and disinterested members of the board of directors.

    For information concerning indemnification of directors and officers see "Description of Capital Stock -- Limitations on Liability and Indemnification Matters."

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock currently consists of 80,000,000 shares of common stock, par value $.01 per share and 30,000,000 million shares of preferred stock, par value $.01 per share.

    The following description of our securities reflects changes that will be made to our certificate of incorporation and bylaws upon the closing of this offering. We have filed our restated certificate of incorporation and amended and restated bylaws as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK


    Our authorized common stock consists of 80,000,000 shares, par value $.01 per share. As of March 1, 2000, there were 9,606,908 shares of common stock outstanding and held of record by 16 stockholders. Upon the closing of this offering, and after giving the simultaneous conversion of all of our outstanding shares of preferred stock and the issuance of 178,571 shares of common stock (based on an assumed initial public offering price of $14.00 per share) to Qwest upon the closing of the concurrent placement, there will be 53,553,284 shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option).


    Holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. Holders of common stock are not entitled to cumulative voting rights in the election of directors. Accordingly, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then-outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors. In the event we liquidate, dissolve or wind up our affairs, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any then-outstanding shares of preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK

    Our Series A, Series B, Series C and Series D preferred stock will automatically convert into shares of common stock upon the closing of this offering. For a description of the terms of our preferred stock, see Note 8 of the notes to our consolidated financial statements.

    Our board of directors is authorized, without further stockholder approval, to issue up to an aggregate of 2,000,000 shares of preferred stock in one or more series. The board of directors may fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series, and the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price or prices and liquidation preferences. The issuance of preferred stock could:

    - adversely affect the voting power of holders of common stock;

    - adversely affect the likelihood that the holders of common stock will receive dividend payments and payments upon liquidation; and

    - delay, defer or prevent a change in control.

    We have no present plans to issue any shares of preferred stock.

WARRANTS


    In August 1999, we issued a warrant to purchase 7,035 shares of common stock at an exercise price of $2.13 per share to one investor. The warrant contains anti-dilution provisions providing for an adjustment of the exercise price and the number of shares of common stock underlying the warrant upon the occurrence of any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. This warrant will expire upon the closing of this offering, unless earlier exercised.


    For a description of a warrant that we are obligated to issue upon the closing of this offering, please see "Certain Relationships and Related Transactions -- Strategic Investments and Relationships."

REGISTRATION RIGHTS


    Pursuant to the second amended and restated investors' rights agreement dated as of January 20, 2000, as amended, between Jato and some of our investors, the investors have registration rights for the 7,912,496 shares of common stock and the 24,763,900 shares of preferred stock, which is convertible into 34,842,805 shares of common stock, held by them. Under the rights agreement, the investors may demand, on no more than two occasions, by written request from holders of:


    - more than 40% of the then outstanding investors' registrable securities held by (1) those investors who converted their shares of Series A preferred stock into shares of common stock and (2) Brian E. Gast, Bruce E. Dines and Leonard Allsup or

    - at least 51% of the then outstanding investors' registrable securities held by those investors who converted their shares of Series B preferred stock into shares of common stock, that we file a registration statement under the Securities Act covering all or a portion of the investors' registrable securities; provided that, in the case of a registration on a form other than a Form S-3, there is an aggregate offering price to the public of at least $10.0 million. In addition, the holders of more than 25% of the then outstanding investors' registrable securities may demand, by written request, that we file a registration statement on Form S-3, provided that there is an aggregate offering price to the public of at least $5.0 million. These registration rights are subject to our right to delay the filing of a registration statement for a period not to exceed
      90 days, provided that we cannot delay more than once in a 12-month period after receiving the registration demand. In the case of a registration on a form other than Form S-3, the managing underwriter, if any, of any such offering has certain rights to limit the number of the registrable securities proposed to be included in such registration.

    In addition, the investors under the rights agreement also have "piggyback" registration rights. If we propose to register any of our securities under the Securities Act (other than pursuant to the investors' demand registration rights noted above), the investors may require us to include all or a portion of their registrable securities in such registration. The managing underwriter, if any, of any such offering will have the right to limit the number of the registrable securities to no less than 25% of the total number of securities proposed to be included in such registration.

    All registration expenses incurred in connection with the above registrations would be borne by us. Each selling investor would pay all underwriting discounts and selling commissions applicable to the sale of his or its registrable securities.

    All registration rights described above will terminate five years after the date of our initial public offering. Following the closing of this offering, the registration rights of each investor will terminate 12 months following the date when all of the registrable securities held by that investor may be sold under Rule 144 of the Securities Act during any 90-day period. The holders of registrable securities have waived their right to include shares in this offering.

POSSIBLE ANTI-TAKEOVER MATTERS

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the corporation's board of directors or unless the business combination is approved in a prescribed manner. "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. With certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, fifteen percent (15%) or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

    The following provisions of our restated certificate of incorporation and amended and restated bylaws that will become effective upon the closing of this offering may have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including attempts that might result in a premium over the market price for the common stock:

    CLASSIFIED BOARD OF DIRECTORS. Our board of directors will be divided into three classes. The directors in class I will hold office until the first annual meeting of stockholders following this offering, the directors in class II will hold office until the second annual meeting of stockholders following this offering, and the directors in class III will hold office until the third annual meeting of stockholders following this offering. After each such election, the directors in that class will serve for terms of three years. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the board of directors, since such classification generally increases the difficulty of replacing a majority of the directors.

    BOARD OF DIRECTOR VACANCIES. The board of directors will be authorized to fill vacant directorships and to increase the size of the board of directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees.

    STOCKHOLDER ACTION; SPECIAL MEETINGS OF STOCKHOLDERS. Our stockholders will not be permitted to take action by written consent, but only at duly called annual or special meetings of stockholders. In addition, special meetings of stockholders may be called only by the chairman of the board, the chief executive officer or a majority of the board of directors.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. Stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must deliver a written notice to our principal executive offices within a prescribed time period. Our amended and restated bylaws also set forth specific requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for the election of directors at an annual meeting of stockholders.

    AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to limitations imposed by the Nasdaq National Market. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

    Our amended and restated bylaws that will become effective upon the closing of this offering provide that we will indemnify our directors and executive officers to the fullest extent permitted by Delaware law and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law.

    In addition, our restated certificate of incorporation that will become effective upon the closing of this offering provides that, to the fullest extent permitted by Delaware law, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as directors. This provision of the restated certificate of incorporation does not eliminate the directors' duty of care. In appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief are available under Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws and state and federal environmental laws.

    Each director will continue to be subject to liability for:

    - breach of a director's duty of loyalty to us and our stockholders;

    - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases or redemptions; and

    - any transaction from which a director derived an improper personal benefit.

    We also intend to enter into indemnity agreements with our directors and executive officers and to obtain directors' and officers' liability insurance.

    There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in a claim for indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LISTING

    We have applied for listing of the common stock on the Nasdaq National Market under the trading symbol JATO.

TRANSFER AGENT AND REGISTRAR

    We have appointed Norwest Bank Minnesota, N.A. to serve as the transfer agent and registrar for the common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock. We cannot predict what effect, if any, market sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of our equity securities.


    Upon the closing of this offering, we will have a total of 53,553,284 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option, the issuance of 8,925,000 shares of common stock upon the closing of this offering and the issuance of 178,571 shares of common stock (based on an assumed initial public offering price of $14.00 per share) to Qwest upon the closing of the concurrent placement at an assumed public offering price of $14.00 per share and no exercise of options. Of the outstanding shares, the 8,925,000 shares being sold in this offering will be freely tradable, except that any shares held by our "affiliates" may only be sold in compliance with the limitations described below. The remaining 44,628,284 shares of common stock will be "restricted securities" that may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act.


    Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will become available for sale in the public market as follows:


NUMBER OF SHARES                                                   DATE
----------------                               ---------------------------------------------
           0.................................  Upon the date of this prospectus (shares eligible for resale under Rule 144(k) and not
                                               subject to lock-up agreements)

    1,097,798................................  90 days following the date of this prospectus
                                               (shares eligible for resale under Rules 144
                                               and 701 and not subject to lock-up
                                               agreements)

   10,226,794................................  180 days following the date of this prospectus (lock-up agreements released)

   33,303,692................................  After the expiration of the lock-up period pursuant to Rule 144


    In general, under Rule 144, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:


    - 1% of the then-outstanding shares of common stock (approximately 535,533 shares immediately after this offering) or


    - the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of that sale is filed. In addition, a person who is not considered an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell such shares under Rule 144(k) without regard to the volume limitations described above. Securities issued in reliance on Rule 701 (such as shares of common stock that may be acquired pursuant to the exercise of certain options granted prior to this offering) are also restricted securities and may be sold by stockholders other than our affiliates 90 days after the effective date of this offering subject only to the manner of sale provisions of Rule 144 and by our affiliates under Rule 144 without compliance with its one-year holding period requirement.


    In addition, following the completion of this offering, we intend to file a registration statement to register for resale the 12,240,900 shares of common stock available for issuance under our stock plan. Accordingly, shares issued under the plan will become eligible for resale in the public market from time to time, subject to the lock-up agreements described below and, in the case of affiliates of Jato, the volume limitations of Rule 144 described above. As of the date of this prospectus, options and purchase rights to acquire a total of 5,940,225 shares of common stock are outstanding under our stock plans, of which 334,808 are currently exercisable.



    Directors, officers and stockholders of Jato holding an aggregate of 43,530,486 shares of common stock have agreed that they will not sell any shares of common stock without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, for a period of 180 days from the date of this prospectus. Please refer to our discussion in "Underwriting" for further discussion of these agreements.


    We have agreed not to sell or otherwise dispose of, or file a registration statement with respect to, any shares of common stock during the 180-day period following the date of this prospectus, other than the grant of options and purchase rights under our stock plan and the issuance of common stock pursuant thereto.

    Following this offering, certain of our stockholders will have rights to have their shares of common stock registered for resale under the Securities Act. Please refer to our discussion under "Description of Capital Stock -- Registration Rights" for further discussion of these registration rights.

                                  UNDERWRITING

    Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns &
Co. Inc. and Thomas Weisel Partners LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each underwriter severally has agreed to purchase from us, the numbers of shares of common stock set forth opposite its name below.


                                                               NUMBER OF
                                                UNDERWRITERS    SHARES
                                                ------------  -----------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
Bear, Stearns & Co. Inc.....................................
Thomas Weisel Partners LLC..................................

           Total............................................  8,925,000


    The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

    We have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

    The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

    The representatives have advised us that the underwriters propose initially to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to dealers at that
price less a concession not in excess of $      per share. The underwriters may
allow, and the dealers may reallow, a discount not in excess of $      per share
to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.


    The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.


                                                                  WITHOUT      WITH
                                                      PER SHARE    OPTION     OPTION
                                                      ---------   --------   --------
Public offering price..............................       $          $          $
Underwriting discount..............................       $          $          $
Proceeds, before expenses, to Jato.................       $          $          $

    We expect to incur expenses of approximately $            in connection with
this offering.

OVER-ALLOTMENT OPTION


    We and the selling stockholders have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 1,338,750 additional shares of common stock, at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise this option solely to cover any over-allotments. To the extent that the underwriters exercise this option, each of the underwriters will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares of our common stock proportionate to that underwriter's initial amount reflected in the foregoing table. See "Principal and Selling Stockholders."


RESERVED SHARES


    At our request, the underwriters have reserved for sale, at the initial public offering price, up to 600,000 shares offered by this prospectus, for sale to some of our employees, directors, officers and their friends and family members, as well as to some of the employees of our strategic partners. If these persons purchase reserved shares, this will reduce the number of shares of our common stock available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as other shares offered by this prospectus.


NO SALES OF SIMILAR SECURITIES

    We and our officers and directors and substantially all of our existing stockholders have agreed, with certain exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly

    - offer, pledge, sell or contract to sell, sell any option or contact to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for or repayable with our common stock whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition; or

    - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our common stock whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

QUOTATION ON THE NASDAQ NATIONAL MARKET

    We expect the shares to be approved for quotation on the Nasdaq National Market under the symbol "JATO."

    Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

    - the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

    - our financial information,

    - the history of, and the prospects for, our company and the industry in which we compete,

    - an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

    - the present state of our development and

    - the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

    An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

    The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    Until the distribution of our common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, the representatives may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

    If the underwriters create a short position in our common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

    The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares in the open market to reduce the underwriters' short position or to stabilize the price of such shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

    Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

    Some of the underwriters and their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us, for which they may receive customary compensation.

    Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since
December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 118 filed public offerings of equity securities, of which 86 have been completed, and has acted as a syndicate member in an additional 57 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

                                 LEGAL MATTERS


    Cooley Godward LLP, Boulder, Colorado will pass upon the validity of the shares of common stock offered hereby. Baker & McKenzie, New York, New York will pass upon certain legal matters in connection with the offering for the underwriters. An investment partnership affiliated with Cooley Godward LLP owns 33,333 shares of our preferred stock which will convert into 46,899 shares of our common stock upon the completion of this offering.


                                    EXPERTS

    The consolidated financial statements included in this prospectus and elsewhere in the registration statement as of December 31, 1998 and December 31, 1999 and from June 12, 1998 (date of inception) to December 31, 1998 and for the year ended December 31, 1999 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act with respect to the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement. For further information about us and our common stock, please refer to the registration statement. In each instance, please refer to the copy of that contract, agreement or document filed as an exhibit to the registration statement.

    You may read and copy all or any portion of the registration statement or any other information the company files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's web site (http://www.sec.gov).

    As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended. In accordance with those requirements, we will file periodic reports, proxy statements and other information with the SEC. You may also inspect these reports, proxy statements and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

    We intend to furnish our stockholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing interim financial information.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements:

  Report of Independent Public Accountants..................    F-2

  Consolidated Balance Sheets as of December 31, 1998 and
    1999....................................................    F-3

  Consolidated Statements of Operations for the period from
    June 12, 1998 (date of inception) to December 31, 1998
    and for the year ended December 31, 1999................    F-4

  Consolidated Statements of Changes in Stockholders' Equity
    for the period from June 12, 1998 (date of inception) to
    December 31, 1998 and for the year ended December
    31,1999.................................................    F-5

  Consolidated Statements of Cash Flows for the period from
    June 12, 1998 (date of inception) to December 31, 1998
    and for the year ended December 31, 1999................    F-6

  Notes to Consolidated Financial Statements................    F-7

    After the forward stock split discussed in Note 10 to the Company's consolidated financial statements is effected, we expect to be in the position to render the following audit report.



                                          ARTHUR ANDERSEN LLP


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Jato Communications Corp.:

    We have audited the accompanying consolidated balance sheets of Jato Communications Corp. (a Delaware corporation) and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1999 and for the period from June 12, 1998 (date of inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jato Communications Corp. and subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and cash flows for the year ended December 31, 1999 and for the period from June 12, 1998 (date of inception) to December 31, 1998 in conformity with generally accepted accounting principles.


Denver, Colorado,
 February 9, 2000
(except with respect to the
matters discussed in Note 10,
as to which the date is
            , 2000).

                           JATO COMMUNICATIONS CORP.

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
ASSETS
Current Assets:
  Cash and cash equivalents.................................   $1,270    $ 15,017
  Trade accounts receivable.................................    --            255
  Inventory.................................................    --            486
  Prepaid expenses and other current assets.................       12         202
                                                               ------    --------
Total current assets........................................    1,282      15,960
Property and Equipment:
  Networking equipment......................................        3      17,410
  Central office collocation space improvements.............       22      16,070
  Computer equipment and software...........................       17       2,852
  Furniture and fixtures....................................       16       1,601
                                                               ------    --------
Total property and equipment................................       58      37,933
  Accumulated depreciation..................................       (1)       (470)
                                                               ------    --------
Net property and equipment..................................       57      37,463
Restricted cash.............................................    --            500
Note receivable from officer................................    --             67
Deferred financing costs, net...............................    --          1,169
Other noncurrent assets.....................................       27         432
                                                               ------    --------
    Total assets............................................   $1,366    $ 55,591
                                                               ======    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................   $   73    $  1,679
  Accrued expenses and other current liabilities............      211       1,936
                                                               ------    --------
Total current liabilities...................................      284       3,615
Long-term debt..............................................    --         16,868
                                                               ------    --------
Total liabilities...........................................      284      20,483

Commitments and Contingencies

Stockholders' Equity:
  Convertible Preferred Stock, $0.01 par value, 30,000,000
    shares authorized;
    Series A Convertible preferred stock, 3,000,000 and
     1,751,985 shares authorized, respectively; 1,751,985
     shares issued and outstanding, respectively............    1,301       1,301
    Series B Convertible preferred stock, none and
     13,615,322 shares authorized, respectively; none and
     13,615,322 issued and outstanding, respectively........    --         20,174
    Series C Convertible preferred stock, none and 8,550,000
     shares authorized, respectively, none and 4,932,308
     shares issued and outstanding, respectively............    --         27,561
  Common Stock, $.01 par value, 40,000,000 and 80,000,000
    shares authorized, respectively; 8,793,752 and 9,564,524
    shares issued and outstanding, respectively.............       88          96
  Additional paid-in capital................................       89      14,967
  Deferred compensation.....................................    --        (13,735)
  Accumulated deficit.......................................     (396)    (15,256)
                                                               ------    --------
Total stockholders' equity..................................    1,082      35,108
                                                               ------    --------
    Total liabilities and stockholders' equity..............   $1,366    $ 55,591
                                                               ======    ========


          See accompanying Notes to Consolidated Financial Statements

                           JATO COMMUNICATIONS CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                  JUNE 12, 1998         YEAR ENDED
                                                              (DATE OF INCEPTION) TO   DECEMBER 31,
                                                                DECEMBER 31, 1998          1999
                                                              ----------------------   ------------
Revenues....................................................        --$                  $    315
Operating Expenses:
  Network and service costs.................................        --                      1,170
  Marketing expenses........................................        --                      1,919
  Selling, general and administrative.......................             404               11,152
  Amortization of deferred compensation.....................        --                        843
  Depreciation and amortization.............................               1                  469
                                                                      ------             --------
Operating loss..............................................            (405)             (15,238)
  Interest income...........................................               9                  838
  Interest expense..........................................        --                       (431)
  Other, net................................................        --                        (29)
                                                                      ------             --------
Net loss....................................................          $ (396)            $(14,860)
                                                                      ======             ========
Basic and diluted loss per common share.....................          $(0.05)            $  (1.64)
                                                                      ======             ========
Weighted average common shares outstanding-and diluted......           8,266                9,053
                                                                      ======             ========


          See accompanying Notes to Consolidated Financial Statements

                           JATO COMMUNICATIONS CORP.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                     CONVERTIBLE
                                   PREFERRED STOCK        COMMON STOCK       ADDITIONAL
                                 -------------------   -------------------    PAID-IN       DEFERRED      ACCUMULATED
                                  SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL     COMPENSATION      DEFICIT       TOTAL
                                 --------   --------   --------   --------   ----------   -------------   ------------   --------
Initial capitalization,
  including retroactive effect
  of stock splits..............    --       $ --        7,879       $79       $    41       $ --            $ --         $    120
Issuance of common stock in
  August 1998 for cash of $0.05
  per share....................    --         --          732         7            29         --              --               36
Issuance of common stock in
  October 1998 for cash of
  $0.11 per share..............    --         --          183         2            19         --              --               21
Issuance of Series A
  convertible preferred stock,
  net of offering costs of
  $13..........................    1,752      1,301      --        --           --            --              --            1,301
Net loss.......................    --         --         --        --           --            --                (396)        (396)
                                  ------    -------     -----       ---       -------       --------        --------     --------
Balances at December 31,
  1998.........................    1,752      1,301     8,794        88            89         --                (396)       1,082
Issuance of Series B
  convertible preferred stock,
  net of offering costs of
  $178.........................   13,615     20,245      --        --           --            --              --           20,245
Issuance of warrants for common
  stock pursuant to sale of
  Series B convertible
  preferred stock, at fair
  value........................    --           (71)     --        --              71         --              --            --
Issuance of common stock
  pursuant to exercise of stock
  options......................    --         --           28         1            16         --              --               17
Issuance of common stock
  options and warrants for
  common stock to consultants,
  at fair value................    --         --         --        --              74         --              --               74
Issuance of common stock in
  August 1999 for cash of $1.07
  per share, at fair value.....    --         --           11      --              29         --                               29
Issuance of common stock in
  August 1999 for cash of $2.13
  per share, at fair value.....    --         --           28      --             110         --              --              110
Issuance of restricted common
  stock, at fair value.........    --         --          704         7         5,664         (5,664)         --                7
Issuance of Series C
  convertible preferred stock,
  net of offering costs of
  $59..........................    4,932     27,561      --        --           --            --              --           27,561
Deferred compensation..........    --         --         --        --           8,914         (8,914)         --            --
Amortization of deferred
  compensation.................    --         --         --        --           --               843          --              843
Net loss.......................    --         --         --        --           --            --             (14,860)     (14,860)
                                  ------    -------     -----       ---       -------       --------        --------     --------
Balances at December 31,
  1999.........................   20,299    $49,036     9,565       $96       $14,967       $(13,735)       $(15,256)    $ 35,108
                                  ======    =======     =====       ===       =======       ========        ========     ========


          See accompanying Notes to Consolidated Financial Statements

                           JATO COMMUNICATIONS CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                  JUNE 12, 1998         YEAR ENDED
                                                              (DATE OF INCEPTION) TO   DECEMBER 31,
                                                                DECEMBER 31, 1998          1999
                                                              ----------------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................          $ (396)            $(14,860)
Adjustments to reconcile net loss to net cash flows from
  operating activities:
  Depreciation and amortization.............................               1                  469
  Amortization of deferred compensation.....................        --                        843
  Amortization of deferred financing costs..................        --                         66
  Other non-cash expenses...................................        --                        176
  Changes in current assets and current liabilities:
    Accounts receivable.....................................        --                       (255)
    Inventory...............................................        --                       (486)
    Prepaid expenses and other current assets...............             (12)                (190)
    Accounts payable........................................              73                1,606
    Accrued expenses and other current liabilities..........             211                1,725
                                                                      ------             --------
Net cash flows from operating activities....................            (123)             (10,906)
                                                                      ------             --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment.........................             (58)             (21,156)
Cash and cash equivalents used to collateralize standby
  letters of credit.........................................        --                       (500)
Issuance of note receivable to officer......................        --                       (100)
Other noncurrent assets.....................................             (27)                (405)
                                                                      ------             --------
Net cash flows from investing activities....................             (85)             (22,161)
                                                                      ------             --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock..........................             177                   77
Proceeds from exercise of common stock options..............        --                         17
Proceeds from sale of Series A preferred stock..............           1,314               --
Proceeds from sale of Series B preferred stock..............        --                     20,423
Proceeds from sale of Series C preferred stock..............        --                     27,620
Preferred stock offering costs..............................             (13)                (237)
Deferred financing costs....................................        --                     (1,086)
                                                                      ------             --------
Net cash flows from financing activities....................           1,478               46,814
                                                                      ------             --------
Net increase in cash and cash equivalents...................           1,270               13,747
Cash and cash equivalents, beginning of period..............        --                      1,270
                                                                      ------             --------
Cash and cash equivalents, end of period....................          $1,270             $ 15,017
                                                                      ======             ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Borrowings for property, plant and equipment under credit
    facility................................................        --$                  $ 16,719
  Deferred financing costs paid by credit facility..........        --                        149
  Cash paid for interest....................................        --                         36

          See accompanying Notes to Consolidated Financial Statements

                           JATO COMMUNICATIONS CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

THE COMPANY

    Jato Communications Corp. (Jato, or the Company), a Delaware corporation, was formed in June 1998 to provide high-speed digital communications services using digital subscriber line (DSL) technology. Prior to December 1999, Jato had not commenced principal operations nor generated significant revenues and was therefore considered to be a development stage enterprise in accordance with Statement of Financial Accounting Standards (SFAS) No. 7 "Accounting and Reporting by Development Stage Enterprises." The Company is no longer considered a development stage enterprise.


    The Company is aggressively deploying its network and DSL Services. The Company believes that its cash and cash equivalents at December 31, 1999, additional equity capital raised during January and February 2000 (see Note 10) and availability under its senior secured credit facility will be adequate to sustain its current level of operations through June of 2000. As the Company continues the development of its business, it will use currently available funds while seeking additional sources of financing, including expected proceeds from this offering. Management believes the Company will have access to additional capital; however, if unsuccessful in obtaining additional financing, the Company will continue expansion of its operations on a significantly reduced scale based on its existing capital resources. While the Company believes it would be able to sustain some level of operations through the end of 2000 absent any additional capital, it would be required to significantly scale back operations and delay network expansion. This would have a material adverse effect on the Company's business, financial condition and results of operations. Management cannot be assured that additional capital will be available on terms acceptable to the Company.


    The Company's operations are subject to significant risks and uncertainties including competitive, financial, developmental, operational, technological, regulatory and other risks associated with an emerging and growing business. The Company expects to continue to report operating and net losses as it develops its network and expands its customer base. Improvements in Jato's future results of operations are largely dependent upon its ability to attract high-quality customers in a highly competitive, relatively immature market while controlling its overall cost structure, including costs associated with adding new customers. There can be no assurance that Jato will be successful with regard to these matters.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements of the Company include the operations of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses for each reporting period. Actual results could differ from those estimates.

                           JATO COMMUNICATIONS CORP.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid monetary investments with an original maturity of 90 days or less at the date of purchase to be cash equivalents. Cash equivalents as of December 31, 1998 and 1999 consist principally of money market funds, commercial paper and other short-term, interest bearing, high-grade securities. These balances are stated at cost which approximates market value.

CONCENTRATION OF CREDIT RISK

    As of December 31, 1999, three customers comprised 21%, 19% and 15% of the Company's trade receivables balance and approximately 16%, 17% and 11% of revenues, respectively, for the year ended December 31, 1999.

INVENTORY

    Inventory consists of communications equipment that will be installed at customer locations. Inventory is accounted for using the first-in, first-out method at the lower of cost or market.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the assets (3-7 years) using the straight-line method. Maintenance and repairs are expensed as incurred and the costs of betterments are capitalized.

    Central office collocation space improvements represent payments to incumbent carriers for infrastructure improvements within their central offices to allow Jato to install its equipment. These improvements allow Jato to interconnect with the carrier's network. These payments are capitalized and are amortized over an estimated useful life of five years.

    The Company capitalizes costs associated with the design and implementation of its network, including internally and externally developed software. Capitalized external software costs include the actual costs to purchase existing software from vendors. Capitalized internal costs generally include personnel costs incurred in the enhancement and implementation of purchased software packages.

LONG-LIVED ASSETS

    Jato investigates potential impairments of its long-lived assets on an exception basis when evidence exists that events or changes in circumstances may have made recovery of an asset's carrying value unlikely. An impairment loss is recognized when the sum of the expected undiscounted future net cash flows is less than the carrying amount of the assets. No such losses have been identified. Recoverability of long-lived assets is dependent upon successful execution of Jato's business plan, among other factors.

RESTRICTED CASH

    As of December 31, 1999, the Company had $500,000 in commercial deposits held in the Company's name but restricted as security for certain of the Company's standby letters of credit.

                           JATO COMMUNICATIONS CORP.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REVENUE RECOGNITION

    Jato presently derives revenue from two principal sources: transport services and installation and activation services. Transport services represent monthly recurring service revenues and are recognized in the period the services are provided. Amounts billed in advance of providing services are recorded as deferred revenue until the period the services are provided. Installation and activation services represent services provided to configure customer premise and other equipment in connection with the installation and activation of Jato's transport services. Such revenues are recognized in the period the services are completed. Revenues earned from installation and activation services represent amounts charged to recover direct costs. Direct costs in excess of revenues earned are expensed in the period incurred. To date, revenues earned from installation and activation have not significantly exceeded direct costs.

ADVERTISING AND SALES PROMOTION COSTS

    Advertising and sales promotion costs are expensed as incurred. No such costs were incurred during 1998. Advertising expenses totaled $1.9 million for the year ended December 31, 1999.

INCOME TAXES

    The Company accounts for income taxes using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established as necessary to reduce net deferred tax assets to the amounts expected to be realized.

BASIC AND DILUTED LOSS PER SHARE


    Basic and diluted loss per share amounts are presented below in accordance with the requirements of SFAS No. 128, "Earnings Per Share." Basic net loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of the Company's common stock outstanding during the period after giving consideration to shares subject to repurchase. Diluted net loss per share is determined in the same manner as basic net loss per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and conversion of the Company's convertible preferred stock. As of December 31, 1998 and 1999, options to purchase 70,350 and 5.8 million shares of common stock were outstanding, respectively. Common stock equivalents (stock options and warrants) are excluded from the calculation of diluted loss per share, as they are antidilutive. The Series A, Series B and Series C convertible preferred stock that are convertible into shares of common stock also are excluded from the

                           JATO COMMUNICATIONS CORP.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) calculation of diluted loss per share as they are antidilutive. The following table presents the calculation of basic and diluted loss per share (in thousands, except per share amounts):


                                                 JUNE 12, 1998
                                             (DATE OF INCEPTION) TO      YEAR ENDED
                                               DECEMBER 31, 1998      DECEMBER 31, 1999
                                             ----------------------   -----------------
Net loss...................................          $ (396)              $(14,860)
                                                     ------               --------
Basic and Diluted:
Weighted-average common shares
  outstanding..............................           8,266                  9,053
                                                     ------               --------
Basic and diluted loss per share...........          $(0.05)              $  (1.64)
                                                     ======               ========
Shares of common stock issuable upon
  conversion of:
Series A convertible preferred stock.......           2,465                  2,465
Series B convertible preferred stock.......        --                       19,157
Series C convertible preferred stock.......        --                        6,940
Options for commons stock issued to
  employees................................              70                  5,677
Options for common stock issued to
  consultants..............................                                     56
Warrants for common stock issued to non-
  employees................................        --                           35


PRO FORMA NET LOSS PER SHARE (UNAUDITED)

    Pro forma net loss per share for each period presented is computed using the net loss and weighted average number of common shares outstanding, including the pro forma effects of the assumed conversion of the Company's Series A, B and C convertible preferred stock into shares of the Company's common stock, as those shares automatically convert to the Company's common stock pursuant to an initial public offering. The pro forma effects assume that each conversion occurred on January 1 of the respective year, or at the date of original issuance, if later.

    The unaudited pro forma effects of each of these transactions are as follows:


                                                 JUNE 12, 1998
                                             (DATE OF INCEPTION) TO      YEAR ENDED
                                               DECEMBER 31, 1998      DECEMBER 31, 1999
                                             ----------------------   -----------------
Pro forma basic and diluted loss per common
  share....................................          $(0.04)               $ (0.64)
                                                     ======                =======
Pro forma weighted average common shares
  outstanding-basic and diluted............           9,036                 23,099
                                                     ======                =======


STOCK-BASED COMPENSATION

    The Company accounts for stock-based employee compensation arrangements in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and

                           JATO COMMUNICATIONS CORP.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) related interpretations, and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18 "Accounting for Equity Investments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services."

COMPREHENSIVE LOSS

    The Company has adopted SFAS No. 130, "Reporting Comprehensive Income." The adoption of this statement had no impact on the Company's consolidated financial statements for the periods presented, as net loss has been the same as comprehensive loss since inception.

SEGMENT INFORMATION

    The Company has adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The "management" approach to segment reporting required by SFAS No. 131 designates the internal organization that is used by top management for making operating decisions and assessing performance as the source of the Company's reportable segments. Jato presently operates in one segment: High-speed network and data transport services.

NEW ACCOUNTING PRONOUNCEMENTS

    In April 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance that requires capitalization of certain costs incurred during an internal-use software development project. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The adoption of this policy has not had a material effect on the Company's consolidated results of operations.

    In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," which provides guidance on the financial reporting of start-up costs and organizational costs. It requires costs of start-up activities and organizational costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. Jato has not capitalized any such costs to date. Accordingly, the adoption of SOP 98-5 has not had an impact on Jato's consolidated financial statements.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other things, this statement requires that an entity recognize all derivative instruments on the balance sheet as either assets or liabilities, and to account for those instruments at fair value. SFAS No. 133 must be applied to financial statements no later than the first fiscal quarter of 2001. The Company does not believe adoption will have a material impact on its consolidated financial position or results of operations.

    In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition." SAB 101 provides interpretive guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB 101 must be applied to financial statements no later than the first fiscal quarter of 2000. The Company does not believe adoption will have a material impact on its consolidated financial position or results of operations.

                           JATO COMMUNICATIONS CORP.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RECLASSIFICATIONS

    Certain 1998 balances have been reclassified to conform to the 1999 presentation.

3. NOTE RECEIVABLE FROM OFFICER

    In May 1999, pursuant to an employment agreement, Jato loaned $100,000 to one of its executive officers. This note receivable is a non-recourse loan secured by a pledge of that executive officer's common stock. The note receivable is due in May 2002 and bears interest at an annual rate of 5.0%, compounded quarterly. Principal and interest are due at maturity, unless forgiven. In accordance with the terms of the employment agreement, one-third of the principal and one-third of the accrued interest were forgiven on December 31, 1999. The remaining principal balance and any accrued interest will be forgiven in equal installments on December 31, 2000 and 2001 provided that the executive officer is employed with Jato. If the executive officer voluntarily terminates his employment with Jato, principal and interest shall be due and fully payable on December 31, 2001. The Company is amortizing this principal and interest related to this loan to compensation expense over the term of the loan.

4. ACCRUED LIABILITIES

    Accrued liabilities consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Payroll.....................................................    $204      $  561
Litigation settlement.......................................    --           300
Taxes.......................................................    --           312
Rent........................................................    --           283
Interest....................................................    --           179
Other.......................................................       7         301
                                                                ----      ------
                                                                $211      $1,936
                                                                ====      ======

5. CREDIT FACILITY

    In July 1999, Jato Operating Corp, a wholly-owned subsidiary formed in
April 1999, entered into a senior secured credit facility with a third-party vendor that provides for up to $50 million of financing for equipment and network services provided by the vendor. The $50 million is available to the Company in two separate tranches. The first tranche of $30 million must be drawn down upon by July 2001. The second tranche of $20 million becomes available upon the full utilization or expiration of the first tranche and must be drawn down upon by July 2002. Borrowings under the facility bear interest at the rate of LIBOR plus 4.5% per year or an alternative base rate, which is generally equal to the greater of 3.5% over the Prime Rate or 4% over the federal funds rate per year. The facility requires quarterly interest payments.

                           JATO COMMUNICATIONS CORP.

5. CREDIT FACILITY (CONTINUED)

    Principal installments are due at the end of each fiscal quarter in accordance with the following schedule:

-- September 2002 to June 2003..............................  2.50%
-- September 2003 to June 2004..............................  5.00%
-- September 2004 to June 2005..............................  8.75%
-- September 2005 to March 2006.............................  8.75%

    Any principal amount that is outstanding after March 2006 is due on May 31, 2006. The facility is fully and unconditionally guaranteed by Jato, and each direct or indirect subsidiary of Jato Operating Corp. Borrowings under the senior secured credit facility are restricted based upon the Company's leverage ratio and capitalization. Upon closing, the Company was permitted to borrow the entire first tranche of $30 million. The facility is secured by liens against certain of the Company's network equipment and imposes certain financial and other covenants. Direct costs incurred in connection with this credit facility are capitalized and being amortized to interest expense over the term of the facility. Amounts outstanding under the credit facility as of December 31, 1999 bore interest at 10.625%.

6. INCOME TAXES

    The components of the provision for income taxes are as follows (in thousands):

                                                 JUNE 12, 1998
                                             (DATE OF INCEPTION) TO      YEAR ENDED
                                               DECEMBER 31, 1998      DECEMBER 31, 1999
                                             ----------------------   -----------------
Current tax expense:
  Federal..................................       -- $                     $--
  State....................................       --                       --
                                                     -----                 -------
                                                  --                       --
                                                     -----                 -------
Deferred tax expense (benefit):
  Federal..................................           (135)                 (4,656)
  State....................................            (13)                   (466)
  Increase in valuation allowance for
    deferred tax assets....................            148                   5,122
                                                     -----                 -------
                                                  --                       --
                                                     -----                 -------
    Total provision (benefit)..............       -- $                     $--
                                                     =====                 =======

                           JATO COMMUNICATIONS CORP.

6. INCOME TAXES (CONTINUED)
    The primary components of temporary differences that give rise to deferred taxes are as follows (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Current deferred tax assets:
  Accrued expenses..........................................    $ 76     $ --
  Valuation allowance.......................................     (76)      --
                                                                ----     -------
Net current deferred tax assets.............................    --         --
Noncurrent deferred tax assets:
  Net operating loss carryforwards..........................      57      11,699
  Other.....................................................      15       --
                                                                ----     -------
Total noncurrent deferred tax assets........................      72      11,699
Noncurrent deferred tax liabilities:
  Capitalized network costs.................................    --        (6,210)
  Excess of tax over book depreciation......................    --          (310)
                                                                ----     -------
Total noncurrent deferred tax assets........................      72       5,179
Valuation allowance.........................................     (72)     (5,179)
                                                                ----     -------
Net noncurrent deferred tax assets..........................    --         --
                                                                ----     -------
Net deferred tax assets.....................................    $--      $ --
                                                                ====     =======

    The actual tax provision for 1998 and 1999 is reconciled to the amounts computed by applying the statutory Federal tax rate to income before taxes as follows:

                                                 JUNE 12, 1998
                                             (DATE OF INCEPTION) TO      YEAR ENDED
                                               DECEMBER 31, 1998      DECEMBER 31, 1999
                                             ----------------------   -----------------
Statutory rate.............................           34.0%                  34.0%
State income taxes, net of Federal
  effect...................................            3.4                    3.4
Valuation allowance........................          (37.4)                 (37.4)
                                                     -----                  -----
Income tax provision.......................       --      %               --     %
                                                     =====                  =====

    Due to the uncertainty surrounding the realization of the Company's deferred tax assets through future taxable income, Jato has recorded a valuation allowance against its net deferred tax assets as of December 31, 1998 and 1999. Management evaluates the recoverability of the deferred tax asset and the level of the valuation allowance on an ongoing basis. At such time as it is determined that it is more likely than not that the deferred tax asset will be realizable, the valuation allowance will be reduced. Future adjustments to the valuation allowance will be recognized as a separate component of Jato's provision for income taxes. As of December 31, 1999, Jato had a net unused operating loss carryforward of approximately $31.3 million, which begins to expire in 2018.

7. COMMITMENTS AND CONTINGENCIES

    The Company leases office space under noncancelable operating leases. Rent expense under operating leases was $15,000 and $284,000 for the period from June 12, 1998 (date of inception) to

                           JATO COMMUNICATIONS CORP.

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)
December 31, 1998 and for the year ended December 31, 1999, respectively. Future minimum lease payments under noncancelable operating leases as of December 31, 1999 are as follows (in thousands):

2000........................................................  $1,159
2001........................................................   1,166
2002........................................................   1,101
2003........................................................     749
2004........................................................     375
Thereafter..................................................    --
                                                              ------
    Total minimum lease payments............................  $4,550
                                                              ======

GTE SETTLEMENT

    In December 1999, GTE Service Corporation and GTE Corporation (GTE) filed a lawsuit against the Company and an executive officer of the Company who was formerly employed by GTE. The lawsuit alleged that the Company and the executive officer violated certain non-inducement and non-hire provisions of the executive's separation agreement with GTE. In December 1999, the lawsuit was settled. Under the terms of the settlement agreement, the Company, without admitting any fault, agreed to pay GTE $100,000 in cash and issued a $200,000 note payable to GTE. This liability is included in other current liabilities on the accompanying consolidated balance sheet. The note payable is interest-free and due the earlier of the completion of an initial public offering of the Company's stock or March 1, 2000. The Company also agreed to pay GTE an additional $300,000 in the event that the Company violates certain non-hire provisions of the settlement agreement.

OTHER MATTERS

    The Company is subject to decisions of state public utility commissions, the Federal Communications Commission and the courts as they relate to the interpretation and implementation of the Telecommunications Act of 1996, the interpretation of competitive carrier interconnection agreements in general and the Company's interconnection agreements in particular. In some cases the Company may be bound by the results of ongoing proceedings of these bodies or the legal outcomes of other contested interconnection agreements that are similar to the Company's agreements. The Company cannot currently estimate the effect, if any, of these proceedings on future financial results.

8. STOCKHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

    The Company has 30,000,000 authorized shares of preferred stock, of which 1,751,985 shares are designated as "Series A" preferred stock, 13,615,322 are designated as "Series B" and 8,550,000 are designated as "Series C". During October 1998, the Company sold 1,751,985 shares of Series A convertible preferred stock resulting in net proceeds to the Company of $1.3 million. In April and May 1999, the Company sold 13,615,322 shares of Series B convertible preferred stock resulting in net proceeds to the Company of approximately
$20.2 million. In September 1999, the Company sold 4,932,308 shares of Series C convertible preferred stock resulting in net proceeds to the Company of approximately $27.6 million.

                           JATO COMMUNICATIONS CORP.

8. STOCKHOLDERS' EQUITY (CONTINUED)
DIVIDENDS

    The holders of Series A, Series B and Series C preferred stock are entitled to participate equally in the payment of all dividends with, but payable as a priority to payment to, the holders of common stock on an as-converted basis when and if declared by the Board of Directors. No such dividends have been declared or paid to date.

LIQUIDATION PREFERENCE

    In the event of any liquidation, dissolution, or winding up of the Company, including a change of control, the holders of Series A, Series B and Series C preferred stock are entitled to receive, in preference to the holders of common stock, an amount per share equal to the greater of (a) the respective original issue price, as adjusted for any stock splits, stock dividends or the like, plus all declared but unpaid dividends thereon and (b) such amount as would have been received had each share of Series A, Series B or Series C preferred stock been converted into shares of common stock immediately prior to the occurrence of such event.

CONVERSION RIGHTS


    Each share of Series A, Series B and Series C preferred stock is convertible, at the option of the holder, into shares of common stock, subject to adjustment upon the occurrence of certain dilutive issuances, stock splits or combinations (see Note 10).



    Each share of Series A preferred stock shall automatically convert into shares of common stock, based on the then-effective conversion price, (a) at any time upon the affirmative election of the holders of a majority of the outstanding Series A preferred stock or (b) immediately upon the sale of Jato's common stock in a firm commitment public offering pursuant to which the public offering proceeds are at least $1.34 per share and the aggregate gross cash proceeds to Jato are at least $10 million.



    Each share of Series B preferred stock shall automatically convert into shares of common stock, based on the then-effective conversion price,
(a) immediately upon the sale of Jato's common stock in a firm commitment public offering in which (i) the per share price is at least equal to $2.67 (if prior to April 2002) or $3.73 (if after April 2002), (ii) the aggregate gross cash proceeds to Jato are at least $30 million and (iii) the shares of common stock are listed on any national securities exchange or have been registered under
Section 12(g) of the Securities Exchange Act of 1934 or (b) if, during a 180 day period following the closing of a firm commitment public offering that does not meet the criteria specified in (a) above, the average closing price of Jato's common stock exceeds $2.67 (if prior to April 2002) or $3.73 (if after April 2002).



    Each share of Series C preferred stock shall automatically convert into shares of common stock, based on the then-effective conversion price,
(a) immediately upon the sale of Jato's common stock in a firm commitment public offering in which (i) the per share price is at least equal to $5.97 and
(ii) the aggregate gross cash proceeds to Jato are at least $30 million.


    Each series of preferred stock carries provisions that protect the holders of such securities from dilution caused by capital reorganizations, stock splits or other similar occurrences.

                           JATO COMMUNICATIONS CORP.

8. STOCKHOLDERS' EQUITY (CONTINUED)
REDEMPTION RIGHTS

    No series of convertible preferred stock is redeemable.

VOTING RIGHTS

    The holders of each series of preferred stock are entitled to vote on all matters and entitled to the number of votes equal to the whole number of shares of common stock into which the preferred stock could be converted pursuant to the conversion rights. The holders of preferred stock shall vote together with holders of common stock and not as a separate class at any annual or special meeting of stockholders.

    In addition to any other vote or consent required by law or otherwise, the vote or written consent of the holders of a majority of the outstanding
Series B preferred stock is necessary for the Company to take any of the following actions:

    - Amend, alter or repeal any provision of the Company's certificate of incorporation or its Bylaws;

    - Authorize any new class or series of stock or any other securities convertible or exchangeable for equity securities of the Company ranking on a parity with or senior to the Series B preferred stock in right of liquidation preference or dividends;

    - Enter into an agreement regarding an acquisition or asset transfer, as defined;

    - Initiate bankruptcy or other similar proceedings or appoint a receiver, trustee, custodian or other similar person;

    - Consummate an initial public offering;

    - Redeem, purchase, pay dividends or make other distributions with respect to any of the Company's capital stock;

    - Issue bonds, debentures, notes or other debt obligations convertible into, or exchangeable for, or having rights to purchase, shares of the Company's common stock, unless (i) otherwise approved by the Company's Board of Directors, including at lease two designees of the Series B preferred stock, (ii) the per share cash consideration exceeds the then-applicable Series B conversion price (as defined) and (iii) the Company's Board of Directors, including the Series B designees, determines that the per share cash consideration is at least equal to the then-current fair market value of the Company's common stock;

    - Issue capital stock that ranks junior to the Series A and Series B preferred stock, except (i) approved issuances (as defined); (ii) in connection with a qualified offering, and (iii) such as may otherwise be approved by the Company's Board of Directors;

    - Issue any option, warrant put, call or other arrangement for the purchase or acquisition of any capital stock of the Company, other than approved issuances (as defined);

    - Change the authorized number of members of the Company's Board of Directors; or

    - Issue additional shares of Series A preferred stock.

                           JATO COMMUNICATIONS CORP.

8. STOCKHOLDERS' EQUITY (CONTINUED)
    The holders of Series B preferred stock, voting as a separate class on an as-converted basis, shall be entitled to elect two members of the Company's Board of Directors. The holders of common stock, Series A preferred stock and Series B preferred stock, voting together as a class, on an as-converted basis, are entitled to elect all remaining members of the Board of Directors.

    In addition to any other vote or consent required by law or otherwise, the vote or written consent of the holders of a majority of the outstanding
Series C preferred stock is necessary for the Company to (i) amend, alter or repeal any provision of the Company's certificate of incorporation or its Bylaws or (ii) authorize any new class or series of stock or any other securities convertible or exchangeable for equity securities of the Company ranking senior to the Series C preferred stock in right of liquidation preference or dividends.

    The Company has reserved shares of common stock as follows:


                                                             DECEMBER 31,
                                                        ----------------------
                                                          1998         1999
                                                        ---------   ----------
Conversion of:
  Series A preferred stock............................  2,465,042    2,465,042
  Series B preferred stock............................     --       19,156,758
  Series C preferred stock............................     --        6,939,757
1998 Equity Incentive Plan............................  4,467,225    7,984,725
Warrants for common stock issued to consultants.......     --           35,175
                                                        ---------   ----------
                                                        6,932,267   36,581,457
                                                        =========   ==========


    In August 1998, the Company declared a 2:1 forward stock split, in the form of a stock dividend, on its common stock. The accompanying consolidated financial statements have been restated to reflect this stock split, since inception.

9. STOCK OPTIONS AND OTHER STOCK AWARDS


    In August 1998, the Company adopted the 1998 Equity Incentive Plan pursuant to which the Board of Directors may grant stock awards to employees, directors and consultants. As of December 31, 1999, Jato has reserved 7,984,725 shares of common stock for granting awards under the Plan. Stock awards may consist of incentive or nonstatutory stock options, stock appreciation rights, stock bonuses, or restricted stock awards. Generally, stock options become exercisable at a rate of 25% at the end of the first year following the vesting commencement date and 1/48(th) of the total grant per month of employment thereafter, and expire after a maximum term of ten years.



    In August 1999, the Company entered into a restricted stock agreement pursuant to the 1998 Equity Incentive Plan with one of its executive officers for the purchase of 703,500 shares of restricted common stock. The restricted stock was purchased with a $370,000 promissory note issued to the Company by the employee. The note is due in August 2001 and is secured by a pledge of the restricted common stock. The Company has agreed to forgive the promissory note in two equal annual installments beginning August 31, 2000, provided the employee is still employed with Jato as of such dates. Accordingly, the Company has recorded the restricted stock award at the estimated fair market

                           JATO COMMUNICATIONS CORP.

9. STOCK OPTIONS AND OTHER STOCK AWARDS (CONTINUED)

value on the date of the award as deferred compensation and is amortizing the amount as a charge to operations over the vesting period of the restricted common stock, which is three years.

    Plan activity for the period from June 12, 1998 (date of inception) to December 31, 1998, and for the year ended December 31,1999 is as follows:


                                                                 1998                   1999
                                                         --------------------   ---------------------
                                                                    WEIGHTED-               WEIGHTED-
                                                                     AVERAGE                 AVERAGE
                                                                    EXERCISE                EXERCISE
                                                         OPTIONS      PRICE      OPTIONS      PRICE
                                                         --------   ---------   ---------   ---------
Options outstanding, beginning of period...............    --         $--          70,350     $1.07
Granted................................................   70,350       1.07     6,178,770      2.03
Exercised..............................................    --         --          (28,140)     0.63
Forfeited..............................................    --         --         (487,525)     2.88
                                                          ------      -----     ---------     -----
Options outstanding, end of period.....................   70,350      $1.07     5,733,455     $1.95
                                                          ======      =====     =========     =====
Exercisable at end of period...........................    --         $--         180,152     $1.69
                                                          ======      =====     =========     =====


    Exercise prices for employee awards outstanding as of December 31, 1999 are as follows:


                              OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                  -------------------------------------------   ------------------------
                     NUMBER       WEIGHTED-                        NUMBER
                  OUTSTANDING      AVERAGE                      EXERCISABLE    WEIGHTED-
                     AS OF        REMAINING      WEIGHTED-         AS OF        AVERAGE
   RANGE OF       DECEMBER 31,   CONTRACTUAL      AVERAGE       DECEMBER 31,   EXERCISE
EXERCISE PRICES       1999          LIFE       EXERCISE PRICE       1999         PRICE
---------------   ------------   -----------   --------------   ------------   ---------
    $1.07          3,153,790         9.43           $1.07         136,888        $1.07
    1.83           1,125,600         9.92            1.83          --             1.83
    3.55              84,420         9.70            3.55          31,657         3.55
    3.98           1,369,645         9.86            3.98          11,607         3.98
                   ---------         ----           -----         -------        -----
$1.07-$3.98..      5,733,455         9.64           $1.95         180,152        $1.69
                   =========         ====           =====         =======        =====


    The Company believes that all employee stock awards granted prior to May 1999 were granted at or above fair market value on the date of grant. Subsequent to May 1999, for financial reporting purposes, the Company has determined that the deemed fair market value on the date of grant of certain stock awards exceeded the exercise price of the related award. As a result, during the year ended December 31, 1999, the Company recorded deferred compensation of $14.8 million. This amount was recorded as a reduction of stockholders' equity and is being amortized as a charge to operations over the vesting period of the applicable awards. For the year ended December 31, 1999, the Company recognized approximately $843,000 of stock compensation expense.

    Pro forma information regarding net loss and loss per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its stock-based compensation plans using the fair value method prescribed by that statement. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. All options are initially assumed to vest. Compensation previously recognized is reversed to the extent applicable to forfeitures of unvested options. Had compensation cost for the Company's stock-based compensation

                           JATO COMMUNICATIONS CORP.

9. STOCK OPTIONS AND OTHER STOCK AWARDS (CONTINUED) plans been determined consistent with SFAS No. 123, the Company's net loss and loss per share for the year ended December 31, 1999 would have been as follows (in thousands, except per share amounts):


Net loss:
  As reported...............................................  $(14,860)
  Pro forma under SFAS No. 123..............................  $(17,658)
Basic and diluted loss per share:
  As reported...............................................  $  (1.64)
  Pro forma under SFAS No. 123..............................  $  (1.95)



    The weighted-average fair value of stock options granted during the period from June 12, 1998 (date of inception) to December 31, 1998 and during the year ended December 31, 1999 was $0.21 and $3.10, respectively.


    The fair value of each employee stock option award was estimated at the date of the grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 5.6%, expected dividend yield of 0%, expected life of four years, and expected volatility of .001%.


    The fair value of options and warrants issued to non-employees were recorded at the fair value of the option or warrant at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate ranging from 5.3% to 5.7%, expected dividend yield of 0%; expected life ranging from one to five years, and expected volatility of 100%. The estimated fair values of the stock options and warrants issued to non-employees range from $0.76 to $2.54 per share.


    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based compensation awards.

10. SUBSEQUENT EVENTS


    In January and February of 2000, the Company sold an aggregate of 4,464,285 of Series D convertible preferred stock to Microsoft Corporation, a wholly-owned subsidiary of Qwest Communications Corporation and Global Crossing
Bandwidth, Inc. for gross proceeds of approximately $25 million. Holders of Series D preferred stock have rights equal to those of Series C stockholders as they relate to dividends, liquidation preference, conversion and voting (See
Note 8).



    In February of 2000, the Company entered into a commercial relationship with Qwest Communications Corporation. Among other things, the Company agreed to purchase $25 million of services over five and one-half years, beginning February 9, 2000, at a price of $16.0 million, which represents the present value of the purchase price.

                           JATO COMMUNICATIONS CORP.

10. SUBSEQUENT EVENTS (CONTINUED)

    In February of 2000, the Company entered into a commercial relationship with Global Crossing Bandwidth, Inc. whereby the Company has agreed to purchase
$30 million of services over a six year term.



    On          , 2000, the Company effected a 1 for 1.407 forward stock split, which has been retroactively reflected in the accompanying financial statements and notes thereto.

    UNTIL              (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                8,925,000 SHARES


                                     [LOGO]

                                      JATO
                                 COMMUNICATIONS
                                     CORP.

                                  COMMON STOCK

                                    --------

                                   PROSPECTUS

                                 -------------

                              MERRILL LYNCH & CO.

                            BEAR, STEARNS & CO. INC.

                           THOMAS WEISEL PARTNERS LLC

                                          , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than the underwriting discount and commissions, payable by the registrant in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.


Securities and Exchange Commission registration fee.........  $   40,645
NASD filing fee.............................................      15,896
Nasdaq National Market listing application fee..............       5,000
Blue Sky fees and expenses..................................      10,000
Printing and engraving expenses.............................     500,000
Legal fees and expenses.....................................     500,000
Accounting fees and expenses................................     200,000
Directors' and officers' insurance..........................     350,000
Transfer agent and registrar fees...........................      10,000
Miscellaneous expenses......................................      68,459
                                                              ----------
TOTAL.......................................................  $1,700,000
                                                              ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law permits indemnification of the registrant's officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her under the provisions of Section 145 of the Delaware General Corporation Law.

    The company's amended and restated bylaws that will become effective upon the closing of this offering provide that the company will indemnify its directors and executive officers to the fullest extent permitted by Delaware law and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law.

    In addition, the company's restated certificate of incorporation that will become effective upon the closing of this offering provides that, to the fullest extent permitted by Delaware law, its directors will not be personally liable to the company or its stockholders for monetary damages for any breach of fiduciary duty as directors. This provision of the restated certificate of incorporation does not eliminate the directors' duty of care. In appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief are available under Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws and state and federal environmental laws.

    Each director will continue to be subject to liability for:

    - breach of a director's duty of loyalty to the company and its stockholders;

    - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases or redemptions; and

    - any transaction from which a director derived an improper personal benefit.

    The company also intends to enter into indemnity agreements with its directors and executive officers and to obtain directors' and officers' liability insurance.

    There is no pending litigation or proceeding involving any of the company's directors or officers as to which indemnification is being sought. The company is not aware of any pending or threatened litigation that may result in a claim for indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    The company has issued and sold the following securities since June 12, 1998 (date of inception).


    On various dates between April 1999 and March 14, 2000, the Company authorized the grant of stock options to employees, consultants, directors and officers to purchase an aggregate of 6,942,009 shares of its Common Stock at exercise prices ranging from $1.07 to $3.98 per share. The Company relied on the exemption provided by Rule 701 of the Securities Act.



    On July 13, 1998, the Company issued an aggregate of 3,939,601 shares of its Common Stock at a price per share of $.0334 to its founders for cash and assignment of certain proprietary rights to the Company in the aggregate amount of $131,600.05. On October 13, 1998 the Company declared a 1:1 stock dividend for each outstanding share of its Common Stock for the issuance of an aggregate of 3,939,601 shares. The Company relied on the exemptions provided by
Section 4(2) and 4(6) of the Securities Act.



    In August 1998, the Company issued an aggregate of 731,640 shares of its Common Stock at a price of $.04975 per share to two of its employees for cash proceeds in the aggregate amount of $36,400. The Company relied on the exemption provided by Rule 701 of the Securities Act.



    In October 1998, the Company issued 182,910 shares of its Common Stock at a price per share of $.109343 to one of its employees for cash proceeds in the amount of $20,000. The Company relied on the exemptions provided by Rule 701 of the Securities Act.



    In October 1998, the Company issued an aggregate of 1,751,985 shares of its Series A Preferred Stock (which will convert into 2,465,042 shares of Common Stock) to certain accredited investors at a purchase price of $0.75 per share for cash proceeds in the amount of $1,313,988.75. The Company relied on the exemptions provided by Rule 506 of Regulation D under the Securities Act.



    In April and May 1999, the Company issued an aggregate of 13,615,322 shares of its Series B Preferred Stock (which will convert into 19,156,758 shares of Common Stock) to certain accredited investors at a purchase price of $1.50 per share for cash proceeds in the amount of $20,422,983.00. The Company relied on the exemptions provided by Rule 506 of Regulation D under the Securities Act.



    In May 1999, the Company issued a warrant to purchase 28,140 shares of its Common Stock at an exercise price of $2.13 per share to one accredited investor. The investor exercised this warrant in full on February 29, 2000. The Company relied on the exemption provided by Section 4(2) of the Securities Act.



    On May 13, 1999 the Company authorized the grant of a stock option to purchase 56,280 shares of its Common Stock to one of its directors at an exercise price of $.1777 per share. On May 13, 1999 such optionee exercised his option to purchase 14,070 shares for an aggregate consideration of $2,500. The Company relied on the exemption provided by Rule 701 of the Securities Act.



    On August 1, 1999, the Company issued a warrant to purchase 7,035 shares of its Common Stock at an exercise price of $2.13 per share to one accredited investor. The Company relied on the exemption provided by Section 4(2) of the Securities Act.

    On August 31, 1999, the Company issued 703,500 shares of its Common Stock at a price of $.53 per share to Gerald K. Dinsmore. The Company relied on the exemption provision provided by Rule 701 of the Securities Act.



    On September 16, 1999, the Company issued an aggregate of 3,938,714 shares of its Series C Preferred Stock (which will convert into 5,541,770 shares of Common Stock) to certain accredited investors at a purchase price of $7.00 per share for cash proceeds in the amount of $24,570,996 and a note in the amount of $3,000,002. The Company relied on the exemptions provided by Rule 506 of Regulation D under the Securities Act.



    In September 1999, the Company issued an aggregate of 28,140 and 10,991 shares of its Common Stock at a price of $2.13 per share and $1.07 per share, respectively, to one employee and one consultant, respectively. The Company relied on the exemption provision provided by Rule 701 of the Securities Act.



    On November 16, 1999, the Company issued an aggregate of 984,666 additional shares of its Series C Preferred Stock (which will convert into 1,385,425 shares of Common Stock) in connection with the price adjustment from $7.00 to $5.60 per share. The Company relied on the exemptions provided by Rule 506 of Regulation D under the Securities Act.



    On December 22, 1999, the Company issued an aggregate of 8,928 shares of its Series C Preferred Stock (which will convert into 12,561 shares of Common Stock) to one accredited investor at a purchase price of $5.60 per share for cash proceeds of $49,996.80. The Company relied on the exemption provision provided by Rule 506 of Regulation D under the Securities Act.



    On January 20, 2000, the Company issued an aggregate of 1,785,714 shares of its Series D Preferred Stock (which will convert into 2,512,499 shares of Common Stock) to one qualified institutional buyer at a purchase price of $5.60 per share for cash proceeds of $9,999,998.40. The Company relied on the exemption provided by Section 4(2) of the Securities Act.



    On February 9, 2000, the Company issued an aggregate of 1,785,714 shares of its Series D Preferred Stock (which will convert into 2,512,499 shares of Common Stock) at a purchase price of $5.60 per share for cash proceeds of $9,999,998.40 and entered into an agreement to (a) sell $2.5 million of shares of its Common Stock at the public offering price per share and (b) issue a warrant to purchase $5.0 million of shares of its Common Stock at an exercise price per share of 120% of the public offering price per share, immediately after the closing of this offering to one institutional accredited investor. The Company relied on the exemption provided by Section 4(2) of the Securities Act.



    On February 23, 2000, the Company issued an aggregate of 892,857 shares of its Series D Preferred Stock (which will convert into 1,256,249 shares of Common Stock) at a purchase price of $5.60 per share for cash proceeds of $5,000,000. The Company relied on the exemption provided by Section 4(2) of the Securities Act.


    The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view for distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS.


EXHIBIT NO.                                        DESCRIPTION
-----------                ------------------------------------------------------------
          1.1*             Form of Purchase Agreement.

          3.1+ Restated Certificate of Incorporation of the Company, currently in effect.

          3.2+             Form of Restated Certificate of Incorporation of the Company
                           to become effective upon the closing of the Offering.

          3.5+             Amended Bylaws of the Company, currently in effect.

          3.6+ Amended and Restated Bylaws of the Company to become effective upon the closing of the Offering.

          4.1              Reference is made to Exhibits 3.1 through 3.6.

          4.2+             Specimen stock certificate representing shares of Common
                           Stock of the Company.

          5.1*             Opinion of Cooley Godward LLP regarding the legality of the securities being registered.

         10.1+             Founders Employment Transition and Separation Agreement
                           dated February 10, 2000 between the registrant and Brian E.
                           Gast.

         10.2+             Founders Employment Transition and Separation Agreement
                           dated February 10, 2000 between the registrant and Leonard
                           Allsup.

         10.3+             Founders Employment Transition and Separation Agreement
                           dated February 10, 2000 between the registrant and Bruce E.
                           Dines.

         10.4+ Employment Agreement dated April 16, 1999 between the registrant and Patrick Green.

         10.5+ Employment Agreement dated April 16, 1999 between the registrant and Rex A. Humston.

         10.6+ Employment Agreement dated May 10, 1999 between the registrant and Fred Thomas Danner, III.

         10.7+ Employment Agreement dated August 16, 1999 between the registrant and William D. Myers.

         10.8+ Employment Agreement dated June 1, 1999 between the registrant and Gerard A. Maglio.

         10.9+             Amended Employment Agreement dated November 16, 1999 between the registrant and Gerald K. Dinsmore.

         10.10+            Warrant to purchase 20,000 shares of Common Stock of the
                           registrant issued to Daniels & Associates on June 18, 1999.

         10.11+ Warrant to purchase 5,000 shares of Common Stock of the registrant issued to Teah Bennett on August 1, 1999.

         10.12+ Founder's Stock Purchase Agreement dated July 13, 1998 between the registrant and Brian E. Gast.

         10.13+ Founder's Stock Purchase Agreement dated July 13, 1998 between the registrant and Bruce E. Dines.

         10.14+ Founder's Stock Purchase Agreement dated July 13, 1998 between the registrant and Leonard Allsup.

         10.15+            Stock Purchase Agreement dated August 28, 1998 between the registrant and Rex A. Humston.

EXHIBIT NO.                                        DESCRIPTION
-----------                ------------------------------------------------------------
         10.16+            Stock Purchase Agreement dated October 14, 1998 between the registrant and Patrick M. Green.

         10.17+            Stock Purchase Agreement dated August 31, 1999 between the registrant and Gerald K. Dinsmore.

         10.18+            Series A Preferred Stock Purchase Agreement entered into as of October 23, 1998 among the registrant and the parties
                           named therein.

         10.19+            Series B Preferred Stock Purchase Agreement entered into as of April 16, 1999 among the registrant and the parties named therein.

         10.20+            Series C Preferred Stock Purchase Agreement entered into as of September 16, 1999 among the registrant and the parties named therein, as amended.

         10.21+            Series D Preferred Stock Purchase Agreement entered into as of January 20, 2000 between the registrant and Microsoft
                           Corporation.

         10.22+            Series D Preferred Stock Purchase Agreement entered into as of February 9, 2000 between the registrant and U.S.
                           Telesource, Inc.

         10.23+            Stock Purchase Agreement entered into as of February 9, 2000 between the registrant and U.S. Telesource, Inc.

         10.24+            2000 Equity Incentive Plan.

         10.25+            Form of Grant Notice and Stock Option Agreement.

         10.26+            Office Lease Agreement dated January 1, 1999 between the
                           registrant and Denver-Stellar Associates Limited
                           Partnership, as amended.

         10.27             Office Sublease Agreement dated February 21, 2000 between
                           the registrant and Homespace Services, Inc.

         10.28+            Second Amended and Restated Investors' Rights Agreement
                           dated as of January 20, 2000 among the registrant and the
                           investors named therein.

         10.29+            Second Amended and Restated Stockholders' Agreement dated as of January 20, 2000 among the registrant and the
                           stockholders named therein.

         10.30+            Form of Indemnity Agreements between the registrant and each of its directors and executive officers.

         10.31**           Credit Agreement dated as of July 14, 1999 among the
                           registrant, Jato Operating Corp., the Lenders party thereto,
                           State Street Bank and Trust Company and Lucent Technologies
                           Inc.

         10.32+            Purchase Agreement dated March 18, 1999 between the Company and Hi Country Wire & Telephone, Ltd.

         10.33**+          Agreement effective February 12, 1999 between the registrant and Lucent Technologies Inc., as amended.

         10.34**+          Master Services Agreement entered into as of February 9,
                           2000 between the registrant and Qwest Communications
                           Corporation.

         10.35**           Capacity Agreement entered into as of February 23, 2000
                           between the registrant and Global Crossing Bandwidth, Inc.

         10.36**           Services Agreement entered into as of February 23, 2000
                           between the registrant and Global Crossing Bandwidth, Inc.

         10.37+            Employment Agreement dated November 29, 1999 between the
                           registrant and Terri L. Compton.

EXHIBIT NO.                                        DESCRIPTION
-----------                ------------------------------------------------------------
         10.38+            Employment Agreement dated November 29, 1999 between the
                           registrant and Thomas W. Hall.

         10.39             Series D Preferred Stock Purchase Agreement entered into as of February 24, 2000 between the registrant and Global
                           Crossing Bandwidth, Inc.

         21.1+             Statement re: subsidiaries of the registrant.

         23.1*             Consent of Cooley Godward LLP (included in Exhibit 5.1).

         23.2              Consent of Arthur Andersen LLP.

         24.1              Powers of attorney (included on Page II-6).

         27                Financial Data Schedule.


------------------------

*   To be filed by amendment.

** The Company is applying for confidential treatment with respect to portions of these exhibits.

+   Previously filed.

(B) FINANCIAL STATEMENT SCHEDULES.

    Not applicable.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

    (1) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, County of Denver, State of Colorado, on March 14, 2000.



                                                       By:             /s/ WILLIAM D. MYERS
                                                            -----------------------------------------
                                                                         William D. Myers
                                                                SENIOR VICE PRESIDENT, FINANCE AND
                                                                        STRATEGIC PLANNING



    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                  TITLE                     DATE
                     ---------                                  -----                     ----

                                                     President, Chief Executive
                         *                             Officer and Director
     ----------------------------------------          (PRINCIPAL EXECUTIVE          March 14, 2000
                Gerald K. Dinsmore                     OFFICER)

                                                     Senior Vice President,
                                                       Finance and Strategic
               /s/ WILLIAM D. MYERS                    Planning, Chief Financial
     ----------------------------------------          Officer and Treasurer         March 14, 2000
                 William D. Myers                      (PRINCIPAL FINANCIAL AND
                                                       ACCOUNTING OFFICER)

                         *
     ----------------------------------------        Chairman of the Board           March 14, 2000
                   Brian E. Gast

                         *
     ----------------------------------------        Vice President and Director     March 14, 2000
                  Leonard Allsup

                         *
     ----------------------------------------        Director                        March 14, 2000
                 Eric A. Benhamou

                         *
     ----------------------------------------        Director                        March 14, 2000
                  Todd A. Brooks

                     SIGNATURE                                  TITLE                     DATE
                     ---------                                  -----                     ----
                         *
     ----------------------------------------        Director                        March 14, 2000
                  James J. Collis

                         *
     ----------------------------------------        Director                        March 14, 2000
                  Donald T. Lynch

                         *
     ----------------------------------------        Director                        March 14, 2000
               Gregg A. Mockenhaupt


*By:                  /s/ WILLIAM D. MYERS
             --------------------------------------
                        William D. Myers
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT NO.                                        DESCRIPTION
-----------                ------------------------------------------------------------
          1.1*             Form of Purchase Agreement.

          3.1+ Restated Certificate of Incorporation of the Company, currently in effect.

          3.2+             Form of Restated Certificate of Incorporation of the Company
                           to become effective upon the closing of the Offering.

          3.5+             Amended Bylaws of the Company, currently in effect.

          3.6+ Amended and Restated Bylaws of the Company to become effective upon the closing of the Offering.

          4.1              Reference is made to Exhibits 3.1 through 3.6.

          4.2+             Specimen stock certificate representing shares of Common
                           Stock of the Company.

          5.1*             Opinion of Cooley Godward LLP regarding the legality of the securities being registered.

         10.1+             Founders Employment Transition and Separation Agreement
                           dated February 10, 2000 between the registrant and Brian E.
                           Gast.

         10.2+             Founders Employment Transition and Separation Agreement
                           dated February 10, 2000 between the registrant and Leonard
                           Allsup.

         10.3+             Founders Employment Transition and Separation Agreement
                           dated February 10, 2000 between the registrant and Bruce E.
                           Dines.

         10.4+ Employment Agreement dated April 16, 1999 between the registrant and Patrick Green.

         10.5+ Employment Agreement dated April 16, 1999 between the registrant and Rex A. Humston.

         10.6+ Employment Agreement dated May 10, 1999 between the registrant and Fred Thomas Danner, III.

         10.7+ Employment Agreement dated August 16, 1999 between the registrant and William D. Myers.

         10.8+ Employment Agreement dated June 1, 1999 between the registrant and Gerard A. Maglio.

         10.9+             Amended Employment Agreement dated November 16, 1999 between the registrant and Gerald K. Dinsmore.

         10.10+            Warrant to purchase 20,000 shares of Common Stock of the
                           registrant issued to Daniels & Associates on June 18, 1999.

         10.11+ Warrant to purchase 5,000 shares of Common Stock of the registrant issued to Teah Bennett on August 1, 1999.

         10.12+ Founder's Stock Purchase Agreement dated July 13, 1998 between the registrant and Brian E. Gast.

         10.13+ Founder's Stock Purchase Agreement dated July 13, 1998 between the registrant and Bruce E. Dines.

         10.14+ Founder's Stock Purchase Agreement dated July 13, 1998 between the registrant and Leonard Allsup.

         10.15+            Stock Purchase Agreement dated August 28, 1998 between the registrant and Rex A. Humston.

         10.16+            Stock Purchase Agreement dated October 14, 1998 between the registrant and Patrick M. Green.

         10.17+            Stock Purchase Agreement dated August 31, 1999 between the registrant and Gerald K. Dinsmore.

EXHIBIT NO.                                        DESCRIPTION
-----------                ------------------------------------------------------------
         10.18+            Series A Preferred Stock Purchase Agreement entered into as of October 23, 1998 among the registrant and the parties
                           named therein.

         10.19+            Series B Preferred Stock Purchase Agreement entered into as of April 16, 1999 among the registrant and the parties named therein.

         10.20+            Series C Preferred Stock Purchase Agreement entered into as of September 16, 1999 among the registrant and the parties named therein, as amended.

         10.21+            Series D Preferred Stock Purchase Agreement entered into as of January 20, 2000 between the registrant and Microsoft
                           Corporation.

         10.22+            Series D Preferred Stock Purchase Agreement entered into as of February 9, 2000 between the registrant and U.S.
                           Telesource, Inc.

         10.23+            Stock Purchase Agreement entered into as of February 9, 2000 between the registrant and U.S. Telesource, Inc.

         10.24+            2000 Equity Incentive Plan.

         10.25+            Form of Grant Notice and Stock Option Agreement.

         10.26+            Office Lease Agreement dated January 1, 1999 between the
                           registrant and Denver-Stellar Associates Limited
                           Partnership, as amended.

         10.27             Office Sublease Agreement dated February 21, 2000 between
                           the registrant and Homespace Services, Inc.

         10.28+            Second Amended and Restated Investors' Rights Agreement
                           dated as of January 20, 2000 among the registrant and the
                           investors named therein.

         10.29+            Second Amended and Restated Stockholders' Agreement dated as of January 20, 2000 among the registrant and the
                           stockholders named therein.

         10.30+            Form of Indemnity Agreements between the registrant and each of its directors and executive officers.

         10.31**           Credit Agreement dated as of July 14, 1999 among the
                           registrant, Jato Operating Corp., the Lenders party thereto,
                           State Street Bank and Trust Company and Lucent Technologies
                           Inc.

         10.32+            Purchase Agreement dated March 18, 1999 between the Company and Hi Country Wire & Telephone, Ltd.

         10.33**+          Agreement effective February 12, 1999 between the registrant and Lucent Technologies Inc., as amended.

         10.34**+          Master Services Agreement entered into as of February 9,
                           2000 between the registrant and Qwest Communications
                           Corporation.

         10.35**           Capacity Agreement entered into as of February 23, 2000
                           between the registrant and Global Crossing Bandwidth, Inc.

         10.36**           Services Agreement entered into as of February 23, 2000
                           between the registrant and Global Crossing Bandwidth, Inc.

         10.37+            Employment Agreement dated November 29, 1999 between the
                           registrant and Terri L. Compton.

         10.38+            Employment Agreement dated November 29, 1999 between the
                           registrant and Thomas W. Hall.

         10.39             Series D Preferred Stock Purchase Agreement entered into as of February 24, 2000 between the registrant and Global
                           Crossing Bandwidth, Inc.

         21.1+             Statement re: subsidiaries of the registrant.

         23.1*             Consent of Cooley Godward LLP (included in Exhibit 5.1).

EXHIBIT NO.                                        DESCRIPTION
-----------                ------------------------------------------------------------
         23.2              Consent of Arthur Andersen LLP.

         24.1              Powers of attorney (included on Page II-6).

         27                Financial Data Schedule.

------------------------

*   To be filed by amendment.

** The Company is applying for confidential treatment with respect to portions of these exhibits.

+   Previously filed.